Exhibit 2.1

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

CBS OUTDOOR AMERICAS INC.,

CBS OUTDOOR LLC,

VAN WAGNER COMMUNICATIONS, LLC,

VAN WAGNER TWELVE HOLDINGS, LLC,

and, solely for purposes of Section 5.10,

RICHARD M. SCHAPS

Dated: July 20, 2014

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND RULES OF CONSTRUCTION		1

1.1.	Definitions	1

1.2.	Rules of Construction	21

ARTICLE II PURCHASE AND SALE		22

2.1.	Closing	22

2.2.	Purchase and Sale	23

2.3.	Payments at the Closing	23

2.4.	Post-Closing Purchase Price Determination	24

2.5.	Doubtful Accounts	26

2.6.	Post-Closing Payments	26

2.7.	Allocation of Purchase Price	27

2.8.	Withholding Taxes	28

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		29

3.1.	Organization and Power	29

3.2.	Authorization and Enforceability	29

3.3.	Capitalization of the Company and the Other Outdoor Group Entities	30

3.4.	No Violation	31

3.5.	Governmental Authorizations and Consents	31

3.6.	Financial Statements	32

3.7.	Absence of Certain Changes	32

3.8.	Retained Office Leases	33

3.9.	Advertising Leases and Advertising Space	33

3.10.	Kiosk Business	34

3.11.	Intellectual Property	35

3.12.	Contracts	36

3.13.	Compliance with Laws	37

3.14.	Environmental Matters	37

3.15.	Litigation	38

3.16.	Labor Matters	38

3.17.	Employee Benefits	38

3.18.	Taxes and Tax Matters	40

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3.19.	Insurance	40

3.20.	Related Party Transactions	40

3.21.	No Brokers	41

3.22.	Spin-Off Entities	41

3.23.	Disclaimer	41

3.24.	Sole Representations	42

3.25.	Assets; Good Title	42

3.26.	Certain Payments	42

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER		43

4.1.	Organization and Power	43

4.2.	Authorization and Enforceability	43

4.3.	No Violation	43

4.4.	Governmental Authorizations and Consents	44

4.5.	Litigation	44

4.6.	Financial Capacity	44

4.7.	No Brokers	44

4.8.	Investment Intent	45

4.9.	Investigation	45

4.10.	No Inducement or Reliance; Independent Assessment	45

ARTICLE V COVENANTS		45

5.1.	Conduct of the Outdoor Business	45

5.2.	Access to Information Prior to the Closing	48

5.3.	Regulatory Filings; Efforts	49

5.4.	Certain Tax Matters	51

5.5.	Employee Matters	54

5.6.	Indemnification of Directors and Officers	57

5.7.	Use of Name	58

5.8.	Preservation of Books and Records	59

5.9.	Proprietary Information	60

5.10.	Non-Competition	61

5.11.	Public Announcements	63

5.12.	Commercially Reasonable Efforts	64

5.13.	Surety Bonds; Guaranties	64

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5.14.	Spin-Off; Separation of Assets	65

5.15.	Cooperation with Financing	67

5.16.	Certain Amendments to Contracts with Related Parties	68

5.17.	Certain Notices	68

ARTICLE VI CONDITIONS TO CLOSING		69

6.1.	Conditions to All Parties’ Obligations	69

6.2.	Conditions to Seller’s Obligations	69

6.3.	Conditions to Buyer’s Obligations	70

6.4.	Frustration of Closing Conditions	70

ARTICLE VII DELIVERIES BY SELLER AND THE COMPANY AT CLOSING		70

7.1.	Officer’s Certificate	70

7.2.	Interest Assignment	71

7.3.	Written Resignations	71

7.4.	Payoff Letters	71

7.5.	Assignment and Assumption and Distribution Agreement	71

7.6.	FIRPTA Certificate	71

7.7.	Further Instruments	71

ARTICLE VIII DELIVERIES BY BUYER AT CLOSING		71

8.1.	Purchase Price	71

8.2.	Officer’s Certificate	72

8.3.	Interest Assignment	72

8.4.	Further Instruments	72

ARTICLE IX INDEMNIFICATION; SURVIVAL		72

9.1.	Expiration of Representations and Warranties	72

9.2.	Indemnification	73

ARTICLE X TERMINATION		77

10.1.	Termination	77

10.2.	Procedure and Effect of Termination	78

10.3.	End Date	79

ARTICLE XI MISCELLANEOUS		79

11.1.	Expenses	79

11.2.	Notices	79

11.3.	Governing Law	81

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11.4.	Entire Agreement	81

11.5.	Severability	81

11.6.	Amendment	81

11.7.	Effect of Waiver or Consent	82

11.8.	Parties in Interest; Limitation on Rights of Others	82

11.9.	Assignability	82

11.10.	Disclosure Schedules	83

11.11.	Jurisdiction; Court Proceedings; Waiver of Jury Trial	83

11.12.	No Other Duties	84

11.13.	Reliance on Counsel and Other Advisors	84

11.14.	Remedies	84

11.15.	Specific Performance	84

11.16.	Counterparts	84

11.17.	Further Assurance	84

11.18.	Legal Representation	85

11.19.	Non-Recourse	85

11.20.	Lender Provisions	86

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of July 20, 2014, is made by and among CBS Outdoor Americas Inc., a Maryland corporation (“CBS Inc.”), CBS Outdoor LLC, a Delaware limited liability company (“CBS LLC”, and together with CBS Inc., each a “Buyer Party” and collectively, “Buyer”), Van Wagner Communications, LLC, a New York limited liability company (the “Company”), Van Wagner Twelve Holdings, LLC, a Delaware limited liability company (“Seller”), and, solely for purposes of Section 5.10, Richard M. Schaps (“RMS”). Other capitalized terms used in this Agreement shall have the meanings set forth in Section 1.1.

RECITALS

WHEREAS, Seller owns the U.S. outdoor advertising business (the “Outdoor Business”) operated by the Company and the Outdoor Group Entities;

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Outdoor Business, through the purchase and sale of all of Seller’s right, title and interest in and to all of the membership interests of the Company (the “Interests”), upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, prior to the Closing, and as a condition to the willingness of Buyer and Seller to enter into this Agreement, the Company will spin-off (the “Spin-Off”) by way of distribution or otherwise the assets of the Company and its Subsidiaries that do not primarily relate to the Outdoor Business, including assets that relate to the general administrative and operational functions of the Company and its Subsidiaries, the aerial advertising business of Seller (the “Aerial Business”), the airship advertising and manufacturing business of Seller (the “Airship Business”), the experiential marketing and advertising business of Seller (the “Experiential Business”), the sports marketing, advertising and consulting business of Seller (the “Sports Business”), and the business of Seller in Japan, including an outdoor advertising business based in Japan (the “Japan Business”), on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

Definitions and Rules of Construction

1.1. Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Access Agreement” means any Contract (other than an Advertising Lease) between any Outdoor Group Entity and a third party that provides such Outdoor Group Entity rights of ingress, egress or access necessary to operate an Advertising Space, including the right to use the air space or other property of any other Person to install, maintain, repair, remove or change any Structure or to install, display, maintain or remove any advertising, branding or sponsorship sign or message thereon or therefrom.

“Accounting Arbitrator” has the meaning set forth in Section 2.4(d).

“Accounts Receivable” means accounts receivable of the Outdoor Business as determined in accordance with GAAP on a basis consistent with the accounting methods, policies, practices and procedures as were used in the preparation of the Financial Statements and as set forth on Annex A.

“Administrative Assets” has the meaning set forth in the definition of “Spin-Off Business Assets”.

“Advertising Contract” means any Contract between any Outdoor Group Entity and a third party (directly and/or through an agent) pursuant to which such third party is entitled to display an advertising, sponsorship or branding sign, message or display on an Advertising Space Leased by such Outdoor Group Entity.

“Advertising Lease” means a Lease pursuant to which any of the Outdoor Group Entities Leases an Advertising Space.

“Advertising Permits” has the meaning set forth in Section 3.9(d).

“Advertising Space” means any property owned or Leased for purposes of installing and operating a Structure, or any Structure owned or Leased, in each case by any Outdoor Group Entity, to display an advertising, sponsorship or branding sign, message or display (in each case excluding, for the avoidance of doubt, any phone kiosk).

“Aerial Business” has the meaning set forth in the Recitals.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person. The Company and the Outdoor Subsidiaries shall be deemed for purposes of this Agreement Affiliates of Seller prior to the Closing and of Buyer from and after the Closing.

“Agreement” means this Membership Interest Purchase Agreement, as it may be amended from time to time.

“Airship Business” has the meaning set forth in the Recitals.

“Ancillary Documents” means the documents, agreements, instruments, exhibits, schedules, annexes, statements and certificates being executed and/or delivered in connection with this Agreement and the Contemplated Transactions, including the Assignment and Assumption and Distribution Agreement.

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Arbitration Statement” has the meaning set forth in Section 2.4(d).

“Arena” has the meaning set forth in Section 5.10(b).

“Assignment and Assumption and Distribution Agreement” means the Assignment and Assumption and Distribution Agreement, substantially in the form attached hereto as Exhibit A, pursuant to which, in connection with the Spin-Off and immediately prior to the Closing, (i) the Outdoor Group Entities shall assign all their right, title and interest in and to the Spin-Off Business Assets and Spin-Off Records that they may hold, and the Spin-Off Business Liabilities that they may hold, to one or more of the Spin-Off Entities (including the Seller Retained Employees, the Seller Retained Plans and all Doubtful Accounts), (ii) the Spin-Off Entities shall assign all their right, title and interest in and to the Outdoor Business Assets and the Outdoor Business Records they may hold, and the Outdoor Business Liabilities that they may hold, to one or more Outdoor Group Entities, and (iii) the Company shall distribute 100% of the membership interests of the Spin-Off Entities to Seller or an Affiliate thereof.

“Audited Financial Statements” has the meaning set forth in Section 3.6(a).

“Books and Records” has the meaning set forth in Section 5.8(a).

“Bus Contracts” means that certain License Agreement, dated as of December 30, 2010, by and between Super Duck Tours LLC and the Company, as amended, and that certain License Agreement, dated as of March 1, 2010, by and between OpenTop Sightseeing USA LLC and Van Wagner Bus Advertising LLC, as amended.

“Business” has the meaning set forth in Section 5.10(b).

“Business Day” means any day other than a Saturday, Sunday or day on which banks are closed in New York, New York. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Benefit Plan” has the meaning set forth in Section 5.5(f).

“Buyer Disclosure Schedule” means the disclosure schedule of even date herewith delivered by Buyer to Seller in connection with the execution and delivery of this Agreement.

“Buyer Indemnitees” has the meaning set forth in Section 9.2(b).

“Buyer Material Adverse Effect” means (i) a material adverse effect on the ability of Buyer to consummate the Contemplated Transactions and fulfill its obligations hereunder and under the Ancillary Documents to which it is a party or (ii) any fact, event or circumstance that would be reasonably likely to delay in any material respect the consummation of the Contemplated Transactions.

“Buyer Party” has the meaning set forth in the Preamble.

“Buyer Prepared Tax Returns” has the meaning set forth in Section 5.4(c).

“Buyer Representatives” has the meaning set forth in Section 5.9.

“Buyer Retained Employees” means those employees of the Outdoor Business who are set forth on Annex B, together with any employee of the Outdoor Business that becomes a Buyer Retained Employee pursuant to Section 5.5(a).

“Buyer’s Spin-Off Business Balance” has the meaning set forth in Section 2.6(a).

“Buyer’s Statement” has the meaning set forth in Section 2.6(a).

“CBS Inc.” has the meaning set forth in the Preamble.

“CBS LLC” has the meaning set forth in the Preamble.

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Date Indebtedness” means Indebtedness as of 11:59 P.M. New York time on the date immediately prior to the Closing Date.

“Closing Date Net Working Capital” means (a) the sum of the total current assets of the Outdoor Group Entities referred to in the line items set forth on Annex A hereto, in each case to the extent related to the Outdoor Business (including, for such purpose, a pro rata portion of the current assets of each Outdoor Joint Venture, based on the Company’s direct or indirect equity ownership in such Outdoor Joint Venture) as of 11:59 P.M. New York time on the date immediately prior to the Closing Date (excluding Doubtful Accounts, any allowances for Doubtful Accounts, intercompany receivables (other than those from Outdoor Joint Ventures) and deferred Tax assets) plus (b) security deposits and prepaid lease expense classified as long-term assets of the Outdoor Group Entities to the extent related to the Outdoor Business (including, for such purpose, a pro rata portion of the security deposits and prepaid lease expense of each Outdoor Joint Venture, based on the Company’s direct or indirect equity ownership in such Outdoor Joint Venture) as of 11:59 P.M. New York time on the date immediately prior to the Closing Date), minus (c) the sum of the total current liabilities of the Outdoor Group Entities referred to in the line items set forth on Annex A hereto, in each case to the extent related to the Outdoor Business (including, for such purpose, a pro rata portion of such liabilities of each Outdoor Joint Venture, based on the Company’s direct or indirect equity ownership in such Outdoor Joint Venture) as of 11:59 P.M. New York time on the date immediately prior to the Closing Date (excluding intercompany payables (other than those to Outdoor Joint Ventures), short term debt, current maturities of long term debt, deferred rent, Transaction Expenses, deferred Tax liabilities, accruals for employee bonuses, sick leave, vacation or personal days and excluding any liabilities relating to the Spin-Off Assets that are being assumed by Seller at Closing), each as calculated in accordance with GAAP on a basis consistent with the accounting methods, policies, practices and procedures as were used in the preparation of the Financial Statements and as set forth on Annex A. Annex A also includes an illustrative example of the Closing Date Net Working Capital, assuming that the Closing Date was April 1, 2014. For the avoidance of doubt, the calculation of Closing Date Net Working Capital shall not include any Closing Date Indebtedness. In addition, net current assets for purposes of calculating the Estimated Closing Date Net Working Capital and the Closing Date Net Working Capital as and when required under this Agreement shall be increased by any out-of-pocket expenses incurred by Seller or any of the Company Group Entities which are reimbursable to Seller pursuant to this Agreement or any fees payable by Buyer (including pursuant to Section 10.3), in each case, that have not been reimbursed as of such time.

“Closing Date Statement” has the meaning given to it in Section 2.3(b).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or corresponding provisions of subsequent superseding federal revenue Laws.

“Commercial Software” means commercially-available Software licensed pursuant to a standard license agreement and used internally (and not licensed or sublicensed to third parties) by the Outdoor Group Entities.

“Commitment Letter” means (i) that certain Commitment Letter (together with all annexes, exhibits, schedules, appendices and other attachments thereto), dated the date hereof, by and between CBS Inc., CBS Outdoors Americas Capital LLC, CBS Outdoors Americas Capital Corporation and the Financing Sources, pursuant to which and subject to the terms and conditions thereof, the Financing Sources have agreed to provide the loans or other indebtedness identified therein in the amounts set forth therein, as such Commitment Letter shall be amended, amended and restated, supplemented, waived, modified or replaced from time to time and (ii) any other commitment letter in lieu of the Commitment Letter in clause (i) of this definition.

“Company” has the meaning set forth in the Preamble.

“Company Credit Facility” means that certain Credit Agreement, dated as of August 3, 2012, by and among Seller, the Company, Barclays, as administrative agent, and the lenders and other parties thereto, as amended by that certain Incremental Joinder Agreement, dated as of November 15, 2012, and that certain Amendment No. 2, dated as of August 6, 2013 (and as it may be further amended, restated, supplemented or otherwise modified from time to time).

“Company Credit Facility Payoff Letter” has the meaning set forth in Section 7.4.

“Company Disclosure Schedule” means the disclosure schedule of even date herewith delivered by Seller to Buyer in connection with the execution and delivery of this Agreement, as it may be modified, amended and/or supplemented pursuant to Section 9.2(h).

“Company Group Entities” means the Company and its Subsidiaries and the Outdoor Joint Ventures.

“Confidentiality Agreement” means, collectively, (i) the Confidentiality Agreement between the Company and CBS Inc. dated May 13, 2014, and (ii) the Clean Team Confidentiality Agreement between the Company and CBS Inc. dated June 2, 2014, as amended.

“Consultant” means, with respect to any Person, another Person who is or has been engaged as a consultant of such Person or who otherwise provides services to such Person under a contractual arrangement.

“Contemplated Transactions” means the purchase and sale of the Interests, the Spin-Off and all other transactions contemplated by this Agreement and the Ancillary Documents.

“Contract” means any agreement, license, contract, arrangement, understanding, obligation or commitment to which a party is bound.

“Control” means, with respect to a Person, the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. “Controlled”, “Controlling” and “Controls” shall have correlative meanings.

“Controlled Affiliate” has the meaning set forth in Section 5.10(b).

“D&O Indemnified Parties” has the meaning set forth in Section 5.6(a).

“Deductible” has the meaning set forth in Section 9.2(c)(i).

“DoITT” means the New York City Department of Information Technology and Telecommunications.

“DOJ” has the meaning set forth in Section 5.3(a).

“Doubtful Accounts” means those Accounts Receivable outstanding as of 11:59 P.M. New York time on the date immediately prior to the Closing Date that are more than 180 days past due (which Accounts Receivable shall, for the avoidance of doubt, be excluded for all purposes in connection with the calculation of Estimated Closing Date Net Working Capital or Closing Date Net Working Capital, as the case may be).

“Employee List” has the meaning set forth in Section 5.5(a).

“Employee Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA), bonus, stock option, stock purchase, other equity-based profit sharing, savings, disability, incentive, deferred compensation, retirement, severance, retention, change in control or other employee benefit plans or programs.

“End Date” has the meaning set forth in Section 10.3.

“Engage in the Business” has the meaning set forth in Section 5.10(b).

“Environmental Breach” has the meaning set forth in Section 9.2(d)(i).

“Environmental Laws” means all Laws governing Environmental Matters, in each case as in effect at the Closing Date.

“Environmental Matters” means any matters arising out of or relating to health and safety, or pollution or protection of the environment or workplace, including, without limitation, any of the foregoing relating to the use, generation, transport, treatment, storage, or disposal of any material defined as a “hazardous substance” or “hazardous waste” under any Environmental Law.

“Environmental Permits” has the meaning set forth in Section 3.14(b).

“Equity Securities” of any Person means any and all shares of capital stock, membership interests, other equity interests, warrants or options of such Person, and all securities exchangeable for or convertible or exercisable into, any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, as well as any rules and regulations promulgated thereunder and any corresponding provisions of subsequent superseding federal Laws relating to retirement matters, as from time to time in effect.

“Estimated Closing Consideration Amount” has the meaning set forth in Section 2.3(a).

“Estimated Closing Date Indebtedness” has the meaning set forth in Section 2.3(c).

“Estimated Closing Date Net Working Capital” has the meaning set forth in Section 2.3(c).

“Estimated Transaction Expenses” has the meaning set forth in Section 2.3(c).

“Existing Guaranty” means (i) any Guaranty by any of the Seller or the Spin-Off Entities of any of the obligations or liabilities of the Outdoor Group Entities that are Outdoor Business Liabilities; or (ii) any Guaranty by any of the Outdoor Group Entities of any of the obligations or liabilities of Seller or the Spin-Off Entities that are Spin-Off Business Liabilities.

“Existing Surety Bonds” has the meaning set forth in Section 5.13(a).

“Existing Stock” has the meaning set forth in Section 5.7(b).

“Experiential Business” has the meaning set forth in the Recitals.

“Family Member” has the meaning set forth in Section 5.10(b).

“FCRC” means the Franchise and Concession Review Committee of the City of New York.

“FCRC Approval” has the meaning set forth in Section 5.3(d).

“Final Asset Allocation Statement” has the meaning set forth in Section 2.7(a).

“Final Closing Consideration Amount” has the meaning set forth in Section 2.3(a).

“Final Closing Date Indebtedness” has the meaning set forth in Section 2.4(e).

“Final Closing Date Net Working Capital” has the meaning set forth in Section 2.4(e).

“Final Transaction Expenses” has the meaning set forth in Section 2.4(e).

“Financial Statements” has the meaning set forth in Section 3.6(a).

“Financing” means Buyer’s debt financing incurred to fund a portion of the Purchase Price hereunder.

“Financing Documents” means any commitment letters, engagement letters, credit agreements, loan agreements, indentures and each other agreement, document or instrument relating to or arising in connection with the Financing.

“Financing Source” means each Person (including, without limitation, each agent and arranger) that has committed to provide or otherwise entered into agreements in connection with the Financing or other financings in connection with the transactions contemplated hereby, including (without limitation) any commitment letters, engagement letters, credit agreements, loan agreements or indentures relating thereto, together with each Affiliate thereof and each officer, director, employee, partner, controlling person, advisor, attorney, agent and representative of each such Person or affiliate and their respective successors and assigns.

“Fried Frank” has the meaning set forth in Section 11.18.

“FTC” has the meaning set forth in Section 5.3(a).

“Fundamental Representations” has the meaning set forth in Section 9.1.

“GAAP” means United States generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States.

“Guaranty” means any guaranty, indemnity or similar obligation.

“Governmental Authority” means any nation or government, any foreign, multinational or domestic federal, state, county, municipal or other political instrumentality or subdivision or agency thereof and any foreign or domestic entity or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government, including any court.

“Governmental Authorization” means any permit, license, franchise, registration, certificate, consent, qualification or authorization issued, granted, given or otherwise made by any Governmental Authority.

“Governmental Consents” has the meaning set forth in Section 3.5.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Identified Employees” has the meaning set forth in Section 5.5(a).

“Indebtedness” means, without duplication, all obligations and indebtedness of the Company and the other Outdoor Group Entities for borrowed money (pro rating, for these purposes, such obligations and indebtedness of each of the Outdoor Joint Ventures, based on the Company’s direct or indirect equity ownership in such Outdoor Joint Venture), including the amount of any termination payments under hedging obligations and guarantees of the obligations of other Persons being terminated on or prior to the Closing; provided, that Indebtedness shall not include (a) the endorsement of negotiable instruments for collection in the ordinary course of business, (b) capitalized lease obligations or liabilities, (c) indebtedness owing from the Company to any Outdoor Subsidiary, from any Outdoor Subsidiary to another Outdoor Subsidiary, or from any of the Outdoor Subsidiaries to the Company, (d) any obligation or indebtedness that constitutes a Spin-Off Business Liability, or (e) any obligation or indebtedness of a Spin-Off Entity. Indebtedness includes, for the avoidance of doubt, the items indicated as being Indebtedness on Annex C hereto.

“Indemnitee” has the meaning set forth in Section 9.2(d)(i).

“Indemnitor” has the meaning set forth in Section 9.2(d)(i).

“Intellectual Property” means all (a) patents, (b) copyrights and Software, (c) trademarks, service marks, trade dress, trade names, and Internet domain names, together with all goodwill connected with the use thereof and symbolized thereby, (d) trade secrets and invention rights, and (e) all registrations and applications for registration of any of the foregoing.

“Interest Assignment and Assumption Agreement” has the meaning set forth in Section 7.2.

“Interests” has the meaning set forth in the Recitals.

“Interim Surety Bonds” has the meaning set forth in Section 5.13(a).

“IRS” has the meaning set forth in Section 3.17(b).

“Japan Business” has the meaning set forth in the Recitals.

“Kiosk Advertising” has the meaning set forth in Section 3.10(a).

“Kiosk Business” means the business of owning and/or operating public pay telephones and phone kiosks and marketing and selling advertising on phone kiosks owned by a Subsidiary of the Company or owned by other public pay telephone franchisees in the City of New York, New York and Hoboken, New Jersey, as conducted by the Company Group Entities.

“Kiosk Business Material Contracts” has the meaning set forth in Section 3.10(b).

“Kiosk Franchise Agreement” means that certain Franchise Agreement, dated as of November 17, 1999, by and between the City of New York and Kiosk Advertising, as successor in interest to Urban Telecommunications, Inc. and Telebeam Telecommunications Corporation, as amended.

“Kiosk NOV” has the meaning set forth in Section 3.10(c).

“Kiosk RFP” means that certain request for proposals for a franchise to install, operate and maintain public communications structures in the Boroughs of the Bronx, Brooklyn, Manhattan, Queens and Staten Island, Pin #8582014 FRANCH3, issued by DoITT on April 30, 2014, and all addenda thereto.

“Kiosk RFP Contract” means any franchise agreement that Kiosk Advertising may enter into in connection with the Kiosk RFP.

“Knowledge of Buyer” means the actual knowledge of any of the following personnel of Buyer within the scope of their employment responsibilities and without independent inquiry or investigation: Jeremy Male, Donald Shassian, Ray Nowak, John Clements, Bill Murphy, Ted Siry, Richard Sauer and George Wood.

“Knowledge of the Company” or “Known by the Company” means the actual knowledge of any of the following personnel of the Company within the scope of their employment responsibilities and without independent inquiry or investigation: Mark H. Johnston, John Massoni, Steven S. Pretsfelder, Jordan B. Schaps, Richard M. Schaps, Richard A. Silverton and Bruno A. Walmsley.

“Laws” means all laws, Orders, statutes, codes, regulations, ordinances or rules of any Governmental Authority.

“Lease” means any lease, license, sublease, sublicense, franchise, easement or other Contract pursuant to which a Person has the right to use any real, personal or intangible property. When used as a verb, the word “Lease” or “Leased” (or words having correlative meanings) means to lease, license, sublease, sublicense, obtain a franchise, acquire an easement, or otherwise use any real, personal or intangible property.

“Lease Relationship Agreement” means, with respect to an Advertising Lease, any Contract between any Outdoor Group Entity and a third party that is not a party to the

Advertising Lease that obligates an Outdoor Group Entity to make payments to such third party (i) in connection with the execution or performance of the Advertising Lease by an Outdoor Group Entity or the operation of a Structure at the Advertising Space covered by the Advertising Lease or (ii) based upon revenues derived from the sale of advertising at the Structure covered by such Advertising Lease (or other metrics relating to such Advertising Lease).

“Lien” means any lien, security interest, pledge or other similar encumbrance, other than any license of, option to license, or covenant not to assert claims of infringement or misappropriation with respect to, Intellectual Property.

“Litigation” has the meaning set forth in Section 3.15.

“Loss” or “Losses” means all claims, losses, liabilities, damages, costs and expenses, including, without limitation, reasonable attorneys’ fees, provided, that (i) Losses shall not include consequential damages, special damages, punitive damages, diminution in value or lost profits (whether or not the applicable party was aware or should have been aware of the possibility of such damages), and (ii) for purposes of computing Losses incurred by an Indemnitee, there shall be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements, received by such Indemnitee or any of such Indemnitee’s Affiliates in connection with such Losses or the circumstances giving rise thereto.

“Marketing Period” means a single consecutive fifteen (15) Business Day period (at no time during which period the Required Financial Information shall not be sufficient to cause the U.S. Securities and Exchange Commission (the “SEC”) to cause a registration statement on Form S-1 to be effective on the last day of such period) throughout which and at the end of which (i) Buyer shall have had access to the Required Financial Information and (ii) all conditions set forth in Section 6.1 have been satisfied or waived (other than those conditions that by their nature can only be satisfied on the Closing Date) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 6.2 (other than those conditions that by their nature can only be satisfied on the Closing Date), to fail to be satisfied, assuming that the Closing Date were to be scheduled for any time during the Marketing Period; provided that if such consecutive fifteen (15) Business Day period (x) has not ended on or before August 15, 2014, it shall not commence before September 2, 2014, (y) shall not include any date from November 26, 2014 through November 28, 2014 and (z) if such period has not ended on or before December 19, 2014, it shall not commence before January 2, 2015; provided, further, that the Marketing Period will not be deemed to have commenced if prior to the completion of the Marketing Period, (x) the auditors of the Company shall have withdrawn their audit opinion contained in the Required Financial Information in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect thereto by such auditors or another independent public accounting firm reasonably acceptable to the Buyer or (y) the Company issues a public statement indicating its intent to restate any of its historical financial statements or that any such restatement is under consideration in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP; provided, further, that notwithstanding anything to the contrary contained herein, the Marketing Period will end on the date that Buyer has sold debt securities on or after the date hereof yielding at least $715 million in gross proceeds.

“Material Adverse Effect” means any change, effect, event, circumstance, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, assets, operations or condition (financial or otherwise) of the Outdoor Business, taken as a whole; provided, that none of the following events, changes, developments, effects, conditions, circumstances, matters, occurrences or state of facts shall constitute or shall be taken into account in determining whether there has been or may be a Material Adverse Effect: (i) any change or development in United States financial or securities markets, or general economic, political, regulatory or business conditions, (ii) any act of war, armed hostilities or terrorism or any man made or natural disaster, (iii) any change or development in the outdoor advertising industry generally, (iv) any change in Law or GAAP or the interpretation or enforcement of either, (v) any default or termination under, or other impact on, a Contract that is being terminated or assigned to a Spin-Off Entity at the Closing in accordance with the terms of this Agreement, (vi) the negotiation, execution, delivery, performance or public announcement of this Agreement or any of the Ancillary Documents (including, without limitation, any of the following, to the extent they result therefrom: litigation or reduction in billings or revenue related thereto, any loss of or adverse change to any Lease and/or loss of or adverse change in customer, employee, supplier, financing source, licensor, licensee, lessor, lessee, equityholder, joint venture partner or any other similar relationships, including labor disputes, employee strikes, slowdowns, job actions, work stoppages or the departure of employees), (vii) any change resulting from the failure of Buyer to consent to any acts or actions requiring Buyer’s consent under this Agreement and for which the Company has sought such consent, (viii) the expiration or termination of any Contract in accordance with its terms (other than due to a default by the Outdoor Group Entity party thereto or a breach by Seller under Section 5.1), (ix) whether or not Kiosk Advertising is the successful bidder in executing a Kiosk RFP Contract with respect to the Kiosk RFP, (x) any change resulting from any action taken by Buyer related to the Contemplated Transactions, or taken by Seller or the Company at the request of Buyer, pursuant to Section 5.12 or otherwise, or (xi) any failure of any of the Outdoor Group Entities and/or the Outdoor Business to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates of earnings or revenues, or business plans, but not the underlying facts or basis for such failure to meet projections, forecasts, estimates of earnings or revenues, or business plans, which may be taken into account in determining whether there has been or can reasonably be expected to occur a Material Adverse Effect, except, in the case of clauses (i) through (iii), to the extent such events, changes, developments, effects, conditions, circumstances, matters, occurrences or state of facts have a materially disproportionate effect on the Outdoor Business, taken as a whole, relative to the portion of businesses of other Persons engaged in the outdoor advertising industry located in the same geographic regions as the Outdoor Business (and disregarding for such purposes the relative market share of the Outdoor Business and such other Persons in such geographic regions).

“Material Contract” has the meaning set forth in Section 3.12(a).

“MetroLights Advertising Lease” means any Advertising Lease for an urban display panel that is part of the MetroLights program of the Outdoor Group Entities.

“Miami Bus Agreement” means that certain Agreement for Bus Bench and Bus Shelter Design, Installation and Maintenance, dated 2007, by and among The City of Miami, Fuel Miami, LLC and Fuel Outdoor Holdings, LLC, and acknowledged by Sarmiento Advertising Group, LLC, as amended.

“Multiemployer Plan” has the meaning set forth in Section 3.17(a).

“Notice of Violation” means any written notice or other written notification from a Governmental Authority that states or alleges that an Advertising Space or a sign, message or display posted thereon violates or otherwise is in breach of or fails to comply with any applicable Laws.

“Objection Disputes” has the meaning set forth in Section 2.4(c).

“Orders” means all judgments, orders, writs, injunctions, decrees and awards of any Governmental Authority.

“Outdoor Business” has the meaning set forth in the Recitals.

“Outdoor Business Assets” means all assets, rights and properties used or owned by the Company Group Entities primarily in connection with the ownership and operation of the Outdoor Business immediately prior to the Closing, including all the right, title and interest of the Company Group Entities in and to the following:

(a) the Advertising Leases;

(b) the Advertising Permits;

(c) the Access Agreements;

(d) the Advertising Contracts;

(e) the Lease Relationship Agreements;

(f) the Outdoor Intellectual Property and Outdoor Domain Names;

(g) the Material Contracts, the Kiosk Business Material Contracts, the Bus Contracts, the Miami Bus Agreement and any other Contracts that primarily relate to the Outdoor Business;

(h) the Retained Office Leases;

(i) the Retained Equipment;

(j) the Structures;

(k) the organizational documents of the Outdoor Group Entities; and

(l) those assets set forth on Annex D;

provided that in no event shall the Outdoor Business Assets include Doubtful Accounts, Seller Retained Employees, Seller Retained Plans or any of the assets, rights and properties set forth in clauses (a) through (p) of the definition of “Spin-Off Business Assets”.

“Outdoor Business Liabilities” means all liabilities and obligations of the Company Group Entities relating primarily to the ownership and operation of the Outdoor Business immediately prior to the Closing, including the obligations and liabilities of the Company Group Entities relating to the following:

(a) the Advertising Leases;

(b) the Advertising Permits;

(c) the Access Agreements;

(d) the Advertising Contracts;

(e) the Lease Relationship Agreements;

(f) the Outdoor Intellectual Property;

(g) the Material Contracts, the Kiosk Business Material Contracts, the Bus Contract, the Miami Bus Agreement and any other Contracts that primarily relate to the Outdoor Business;

(h) the Retained Office Leases;

(i) the Retained Equipment;

(j) any Proceedings to the extent related to the Outdoor Business;

(k) the Structures; and

(l) those matters set forth on Annex E;

provided that in no event shall the Outdoor Business Liabilities include Doubtful Accounts, Seller Retained Employees, Seller Retained Plans or any of the obligations and liabilities set forth in clauses (a) through (m) of the definition of “Spin-Off Business Liabilities”.

“Outdoor Business Records” means all data and records to the extent relating to the Outdoor Business on whatever media and wherever located, including (i) Advertising Lease files, (ii) Advertising Contracts entered into at any time from and after January 1, 2013 until the Closing Date, (iii) files to the extent relating to Accounts Receivable included in the calculation of Closing Date Net Working Capital, (iv) legal files to the extent relating to any outstanding Litigation to which any of the Outdoor Group Entities is a party, and copies of settlement agreements pursuant to which any of the Outdoor Group Entities have any existing liability, (v) personnel files to the extent relating to Buyer Retained Employees, (vi) financial information to the extent relating to the Outdoor Business, (vii) the response of Kiosk Advertising to the Kiosk

RFP and all amendments to such response, and (viii) information made available to Buyer by Seller in the electronic dataroom established in connection with the Contemplated Transactions; provided that in no event shall Outdoor Business Records include any written communications or email communications of the Company Group Entities, or of any officers, directors, managers, employees, personnel, agents or representatives of any of them (except for (x) written communications and email communications between a Company Group Entity (or an officer, director, manager, employee, agent or representative thereof), on the one hand, and any third party, on the other, in each case to the extent (A) reasonably required by Buyer to operate the Outdoor Business following the Closing Date, and (B) reasonably able to be located by Seller using commercially reasonable efforts prior to Closing and, in the event of a dispute with a third party relating thereto, upon written request of Buyer following Closing, and (y) written communications relating to any employment Contract or other employment arrangement of any of the Outdoor Group Entities with any Buyer Retained Employees).

“Outdoor Domain Names” means those domain names listed on Annex F.

“Outdoor Group Entities” means the Company, the Outdoor Subsidiaries and the Outdoor Joint Ventures.

“Outdoor Group Entities’ CBAs” has the meaning set forth in Section 5.5(i).

“Outdoor Intellectual Property” means all Intellectual Property owned by the Company Group Entities that relates primarily to the Outdoor Business (but notwithstanding anything to the contrary contained herein, excluding (a) the Seller Marks, (b) all Software other than the Software listed on Annex D and (c) all Internet domain names, websites and website content, and social media user names and accounts other than the Outdoor Domain Names).

“Outdoor Joint Ventures” means BQE Expressway, LLC, 932 Southern Boulevard, LLC, Van Wagner/Capital, LLC, Take Two Outdoor Media LLC, Boston Outdoor Ventures, LLC, 729 Seventh Sign LLC and Forward Communications, Inc.

“Outdoor Subsidiaries” means the Subsidiaries of the Company other than the Spin-Off Entities. The Outdoor Subsidiaries as of the date of this Agreement are set forth on Annex G hereto.

“Permitted Lien” means any (i) Lien in respect of Taxes, if due, the validity of which is being contested in good faith, or Liens in respect of Taxes not yet delinquent, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (iii) with respect to interests in Leased property, mortgages and other Liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the Leased property, (iv) Liens that will be released or extinguished at the Closing (including any such Liens (security or otherwise) relating to any Indebtedness of the Company or any of the Outdoor Subsidiaries that will be repaid at the Closing), (v) limitations on the rights of any of the Company Group Entities under any Contract that are expressly set forth in such contract, (vi) any Liens disclosed on the Financial Statements (or securing liabilities reflected on the Financial Statements), and (vii) any other Liens that do not materially detract from the value, ownership or operation of the assets or properties to which they relate.

“Person” means any individual, person, entity, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization.

“Plan” or “Plans” has the meaning set forth in Section 3.17(a).

“Post-Closing Straddle Period” has the meaning set forth in Section 5.4(d).

“Pre-Closing Straddle Period” has the meaning set forth in Section 5.4(d).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and, with respect to a Straddle Period, the portion of such Tax period ending on the Closing Date.

“Proceedings” has the meaning set forth in Section 3.14(c).

“Proposed Asset Allocation Statement” has the meaning set forth in Section 2.7(a).

“Purchase Price” has the meaning set forth in Section 2.3(a).

“Purchase Price Adjustment” has the meaning set forth in Section 2.4(f).

“Purchase Price Adjustment Statement” has the meaning set forth in Section 2.4(a).

“Reconciliation Statements” has the meaning set forth in Section 2.6(b).

“Regulatory Divestiture” has the meaning set forth in Section 5.3(b).

“Required Financial Information” means (i) the audited consolidated balance sheet of the Company and the Outdoor Subsidiaries and the related audited statements of operations and cash flows of the Company and the Outdoor Subsidiaries for the most recently completed fiscal year ended at least ninety (90) days prior to the end of the Marketing Period and (ii) the unaudited consolidated balance sheets of the Company and the Outdoor Subsidiaries and the related unaudited statements of operations and cash flows of the Company and the Outdoor Subsidiaries for each subsequent fiscal quarter ended at least forty-five (45) days prior to the end of the Marketing Period (excluding the fourth quarter of any fiscal year).

“Restraints” has the meaning set forth in Section 6.1(a).

“Restricted Territory” has the meaning set forth in Section 5.10(b).

“Retained Equipment” means the furniture, equipment, motor vehicles, inventory and spare parts relating to and appurtenant to the facilities leased pursuant to the Retained Office Leases (but excluding any artwork, whether such artwork is at any time located at a Retained Office Lease or otherwise).

“Retained Office Leases” means (i) that certain Agreement of Lease between Kiosk Advertising and Three Boroughs, LLC, dated as of October 10, 2013, as amended, (ii) that certain Commercial Lease between Van Wagner Miami, LLC and The Cameron Family Trust, dated as of February 7, 2005, as amended, (iii) that certain Office Space Lease, dated May 31, 2013, by and between KAH 20 2nd Avenue SW, LLC and Van Wagner CityLites, LLC, (iv) that certain Storage Space Lease, dated September 2010, by and between Town Square Realty LLC and Van Wagner CityLites, LLC, (v) that certain Lease, dated August 7, 2006, by and between T.H.S. Northstar Associated Limited Partnership and Van Wagner CityLites, LLC, as amended, (vi) that certain Lease for Storage, dated August 3, 2006, by and between T.H.S. Northstar Associated Limited Partnership and Van Wagner CityLites, LLC, as amended, and (vii) that certain Agreement of Lease, dated July 18, 2012, by and between Milan Boneta and Van Wagner Kiosk Advertising, LLC, as amended.

“RMS” has the meaning set forth in the Preamble.

“SEC” has the meaning set forth in the definition of “Marketing Period”.

“Selected Employee List” has the meaning set forth in Section 5.5(a).

“Selected Employees” has the meaning set forth in Section 5.5(a).

“Seller” has the meaning set forth in the Preamble.

“Seller Books and Records” has the meaning set forth in Section 5.8(c).

“Seller Indemnitees” has the meaning set forth in Section 9.2(a).

“Seller Marks” means all (a) trademarks, service marks, trade dress, trade names, domain names, logos, social media user names, and other identifiers of source or origin containing or incorporating the word “Van Wagner” and any of the other names and marks set forth on Annex H (excluding, for the avoidance of doubt, the Outdoor Domain Names), (b) variations or acronyms of any of the foregoing, including all registrations and applications for registration thereof and any name, mark or other identifier confusingly similar thereto or dilutive thereof, and (c) goodwill connected with the use of, or symbolized by, any of the foregoing.

“Seller Prepared Tax Returns” has the meaning set forth in Section 5.4(c).

“Seller Retained Employees” has the meaning set forth in Section 5.5(b).

“Seller Retained Plans” has the meaning set forth in Section 5.5(b).

“Seller’s Outdoor Business Balance” has the meaning set forth in Section 2.6(b).

“Seller’s Statement” has the meaning set forth in Section 2.6(b).

“Shared Contract” means any Contract to which Seller or any Company Group Entity is a party with any third party and which benefits both Seller or any Spin-Off Entity, on the one hand, and any Outdoor Group Entity, on the other hand.

“Software” means computer software and databases, together with, as applicable, object code, source code, firmware and embedded versions thereof and documentation related thereto.

“Specified Retained Equipment” has the meaning set forth in Section 3.8(b).

“Spin-Off” has the meaning set forth in the Recitals.

“Spin-Off Business” means all businesses operated by the Company and the Outdoor Group Entities other than the Outdoor Business, including the Aerial Business, the Airship Business, the Experiential Business, the Sports Business and the Japan Business.

“Spin-Off Business Assets” means all assets, rights and properties of the Company Group Entities other than the Outdoor Business Assets and the Outdoor Business Records, including the right, title and interest of the Company Group Entities in and to the following:

(a) all assets, rights and properties of the Company Group Entities primarily relating to the Aerial Business, the Airship Business, the Experiential Business, the Sports Business or the Japan Business;

(b) all assets, rights and properties relating to the corporate administrative and operational functions (including legal, finance, accounting, human resources, information technology and other head office functions) of the Company Group Entities, taken as a whole (and otherwise not relating solely to the Outdoor Business) (collectively, the “Administrative Assets”);

(c) all real property leases of the Company Group Entities for office space (other than the Retained Office Leases), and all fixtures, furnishings, equipment, supplies, inventories and appurtenances located at such office space (excluding, for the avoidance of doubt, the Retained Equipment) (collectively, the “Spin-Off Office Items”);

(d) all artwork located at the office spaces of the Company Group Entities (regardless of whether or not such office space is the subject of a Retained Office Lease);

(e) all motor vehicles, except for those included in the Retained Equipment;

(f) any Contracts that do not relate primarily to the Outdoor Business;

(g) the Seller Marks;

(h) all Intellectual Property other than Outdoor Intellectual Property;

(i) all Internet domain names, websites and website content, and social media user names and accounts, other than the Outdoor Domain Names (collectively, the “Spin-Off Internet Items”);

(j) all Governmental Authorizations to the extent not related to the Outdoor Business or an Outdoor Group Entity;

(k) all organizational documents and other records and materials relating to Seller and the Spin-Off Entities (including the Spin-Off Records), and all other books and records of the Company Group Entities other than the Outdoor Business Records;

(l) all Doubtful Accounts;

(m) all Seller Retained Employees and any Contracts between any Seller Retained Employee, on the one hand, and any Company Group Entity, on the other hand;

(n) all Seller Retained Plans;

(o) all consideration payable to, and all rights of, Seller pursuant to this Agreement and the Ancillary Documents; and

(p) all assets, rights and properties set forth on Annex I.

“Spin-Off Business Liabilities” means all liabilities and obligations of the Company Group Entities other than the Outdoor Business Liabilities, including the following liabilities and obligations of the Company Group Entities relating to the following:

(a) the Aerial Business, the Airship Business, the Experiential Business, the Sports Business or the Japan Business;

(b) the Administrative Assets;

(c) the real property leases of the Company Group Entities for office space (other than the Retained Office Leases) and all fixtures, furnishings, equipment, supplies, inventories, appurtenances and artwork located at such office space (excluding, for the avoidance of doubt, the Retained Equipment);

(d) any Contracts that do not relate primarily to the Outdoor Business;

(e) the Seller Marks;

(f) all Intellectual Property other than Outdoor Intellectual Property;

(g) all Internet domain names, websites and website content, and social media user names and accounts, other than the Outdoor Domain Names;

(h) all Governmental Authorizations to the extent not related to the Outdoor Business or an Outdoor Group Entity;

(i) the indebtedness set forth on Annex J;

(j) all Doubtful Accounts;

(k) all Seller Retained Employees and any Contracts between any Seller Retained Employee, on the one hand, and any Company Group Entity, on the other hand;

(l) all Seller Retained Plans;

(m) the matters set forth on Annex K.

“Spin-Off Confidential Information” has the meaning set forth in Section 5.9.

“Spin-Off Entities” means the Subsidiaries of the Company set forth on Annex L.

“Spin-Off Internet Items” has the meaning set forth in the definition of “Spin-Off Business Assets”.

“Spin-Off Office Items” has the meaning set forth in the definition of “Spin-Off Business Assets”.

“Spin-Off Records” means all books and records of the Company Group Entities that are not Outdoor Business Records.

“Sports Business” has the meaning set forth in the Recitals.

“Straddle Period” means a Tax period that begins on or before the Closing Date and ends after the Closing Date.

“Structure” means any structure or other display used for purposes of installing or displaying any advertising, sponsorship or branding sign, display or other message, including, but not limited to, any billboard, wall, pole sign, roof sign, digital sign, poster, small format sign, bus shelter, bench, trash receptacle, street furniture, bus, taxi or other vehicle, window and, in the case of each of the foregoing, all illumination and other equipment, facilities, connections, components, fixtures, parts and appurtenances attached to or made a part thereof; provided that in no event shall any telephone kiosk (or equipment, facilities, connections, components, fixtures, parts or appurtenances attached thereto or made a part thereof) be deemed a Structure for any purpose of this Agreement.

“Subsidiary” means, with respect to any Person, (a) any corporation, limited liability company, partnership or other entity of which a majority of the total voting power of shares of stock, membership interests or other equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, manager(s) or others performing similar functions with respect to such entity is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or (b) any other entity of which such Person, directly or indirectly, owns more than 50% of the outstanding equity interests of such entity. Notwithstanding the foregoing, none of the Outdoor Joint Ventures shall be deemed a Subsidiary of the Company or any of its Subsidiaries for purposes of this Agreement. The Subsidiaries of the Company as of the date of this Agreement are set forth on Annex M.

“Substitute Interim Surety Bonds” has the meaning set forth in Section 5.13(a).

“Substitute Guaranty” has the meaning set forth in Section 5.13(b).

“Substitute Surety Bonds” has the meaning set forth in Section 5.13(a).

“Tax” or “Taxes” means (i) all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise production, value added, occupancy, profits, gross margins, alternative or add-on minimum, estimated, or other similar taxes, duties or assessments imposed by any Governmental Authority, together with all interest, penalties or additions to tax attributable to such taxes, (ii) any liability under any state abandonment or unclaimed property, escheat or similar Law, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of any express or implied obligation to indemnify any other Person, arising under any tax sharing agreement or any liability for Taxes of another Person under Treas. Reg. §1.1502-6 or as a transferee or successor.

“Tax Contest” has the meaning set forth in Section 5.4(f)(i).

“Tax Return” means any report, return, form or information return (including any schedules thereto) supplied or required to be supplied by any of the Outdoor Group Entities to a Taxing Authority in connection with any Taxes and any amendment thereto.

“Taxing Authority” shall mean any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Third Party Claim” has the meaning set forth in Section 9.2(d)(ii)(A).

“Transaction Expenses” means, to the extent not paid by Seller or any of the Company Group Entities on or before the Closing Date, the aggregate amount of all out-of-pocket fees and expenses incurred by Seller or the Company Group Entities prior to the Closing in connection with the Contemplated Transactions, including the fees and expenses of investment bankers, legal counsel, accountants and other advisors.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the purchase and sale of the Interests.

“Transition Period” has the meaning set forth in Section 5.7(b).

“Unaudited Financial Statements” has the meaning set forth in Section 3.6(a).

“WARN” has the meaning set forth in Section 5.5(h).

1.2. Rules of Construction.

Unless the context otherwise requires:

(a) A capitalized term has the meaning assigned to it;

(b) An accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) References in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;

(d) References to Articles, Sections, Exhibits, Annexes and Schedules shall refer to articles, sections, exhibits, annexes and schedules of this Agreement, unless otherwise specified;

(e) The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof;

(f) This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted;

(g) All monetary figures shall be in United States dollars unless otherwise specified; and

(h) References to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified.

(i) References to information or documentation being “made available” to Buyer shall mean that such information or documentation was (a) available for review by Buyer or any Buyer Representative in the virtual data room set up by Evercore Group, L.L.C. in connection with this Agreement or (b) otherwise delivered to Buyer or its representatives.

ARTICLE II

Purchase and Sale

2.1. Closing.

The closing of the Contemplated Transactions (the “Closing”) will take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, NY 10004, at 10:00 A.M. local time on (a) the date that is the later of (i) the fifth Business Day immediately following the day on which the last of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived in accordance with this Agreement, or (ii) the earlier of (x) the final date of the Marketing Period, (y) the later of (A) the day that is 300 days after the date of this Agreement or, if the Buyer has extended the End Date per Section 10.3, 330 days after the date of this Agreement, or (B) if a Marketing Period could have been completed following the satisfaction or waiver of the last of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied or waived at the Closing) and prior to such applicable date referenced in Section 2.1(y)(A) if the Company had delivered the Required Financial Information in the periods set forth in Section 5.18, then the final date of the Marketing Period, or (z) such earlier date as may be specified by Buyer, or (b) on such other date as Buyer and Seller may otherwise agree. The day on which the Closing actually occurs is referred to herein as the “Closing Date.”

2.2. Purchase and Sale.

Subject to the terms and conditions set forth in this Agreement, at the Closing, Buyer shall purchase from Seller, and Seller shall sell, transfer and assign to Buyer, all of the Interests, upon the payment of the consideration specified in Section 2.3.

2.3. Payments at the Closing.

(a) The purchase price to be paid by Buyer for the Interests shall be Six Hundred Ninety Million Dollars ($690,000,000) (the “Purchase Price”). The Purchase Price (i) as adjusted pursuant to Section 2.3(c) is referred to herein as the “Estimated Closing Consideration Amount” and (ii) as adjusted pursuant to Section 2.4 is referred to herein as the “Final Closing Consideration Amount”.

(b) Not fewer than three (3) Business Days prior to the Closing, the Company shall deliver to Buyer a written report setting forth its good faith estimate of Closing Date Net Working Capital, Closing Date Indebtedness (which, with respect to the Company Credit Facility, shall be the amount set forth in the Company Credit Facility Payoff Letter) and Transaction Expenses. Such report, as delivered to Buyer, is referred to as the “Closing Date Statement.”

(c) If Closing Date Net Working Capital as shown on the Closing Date Statement (the “Estimated Closing Date Net Working Capital”) is a positive number, then the Purchase Price shall be increased by the amount of the Estimated Closing Date Net Working Capital. If Estimated Closing Date Net Working Capital is a negative number, then the Purchase Price shall be decreased by the absolute amount of the Estimated Closing Date Net Working Capital. If the Closing Date Indebtedness as shown on the Closing Date Statement (the “Estimated Closing Date Indebtedness”) is greater than zero, the Purchase Price shall be decreased (without duplication of any of the other adjustments in this Section 2.3(c)) by the amount of such excess. In addition, the Purchase Price shall be decreased (without duplication of any of the other adjustments in this Section 2.3(c)) by the Transaction Expenses as shown on the Closing Date Statement (the “Estimated Transaction Expenses”).

(d) At the Closing, Buyer shall pay:

(i) to Seller in consideration for all of the Interests an amount equal to the Estimated Closing Consideration Amount, by wire transfer of immediately available funds to an account designated by Seller no fewer than three (3) Business Days prior to the Closing Date;

(ii) by wire transfer of immediately available funds to the bank accounts and in the amounts specified by Seller at least three (3) Business Days prior to the Closing Date, an aggregate amount equal to (i) the amount set forth in the Company Credit Facility Payoff Letter and (ii) any other Estimated Closing Date Indebtedness that Seller requires to be paid at Closing; and

(iii) by wire transfer of immediately available funds to the bank accounts and in amounts specified by Seller at least three (3) Business Days prior to the Closing Date, amounts payable in respect of the Estimated Transaction Expenses.

2.4. Post-Closing Purchase Price Determination.

(a) Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth Buyer’s good faith calculation of the Closing Date Net Working Capital, Closing Date Indebtedness and Transaction Expenses (the “Purchase Price Adjustment Statement”), together with supporting documentation and information evidencing the basis on which the Purchase Price Adjustment Statement was prepared.

(b) Each party shall provide the other party and its representatives with reasonable access to the Outdoor Business Records and relevant personnel and properties during the preparation of the Purchase Price Adjustment Statement, Seller’s review of the Purchase Price Adjustment Statement and the resolution of any disputes that may arise under this Section 2.4.

(c) If Seller disagrees with all or any of Buyer’s calculations of the Closing Date Net Working Capital, Closing Date Indebtedness and/or Transaction Expenses, as set forth on the Purchase Price Adjustment Statement, Seller shall notify Buyer in writing of such disagreement within forty-five (45) days after delivery of the Purchase Price Adjustment Statement to Seller (the “Objection Disputes”). During the forty-five (45) day period of its review, Seller shall have reasonable access to the personnel of Buyer and its Affiliates involved in the preparation of the Purchase Price Adjustment Statement and any documents, schedules or work papers used in the preparation of the Purchase Price Adjustment Statement. The failure of Seller to deliver written notice of an Objection Dispute to Buyer within forty-five (45) days after delivery of the Purchase Price Adjustment Statement to Seller shall be deemed acceptance of the Purchase Price Adjustment Statement and the amounts set forth therein.

(d) Buyer and Seller shall negotiate in good faith to resolve any Objection Dispute and any resolution agreed to in writing by Buyer and Seller shall be final and binding upon the parties. If Buyer and Seller are unable to resolve all Objection Disputes within twenty (20) days of delivery of written notice of such Objection Disputes by Seller to Buyer, then the disputed matters shall be referred for final determination to an accounting firm of national standing that is not the independent auditor of (and does not otherwise serve as a Consultant to) either Buyer or Seller (or their respective Affiliates) (the “Accounting Arbitrator”) that Seller and Buyer shall mutually select within fifteen (15) days thereafter. If Buyer and Seller are unable to agree upon an Accounting Arbitrator within such time period, then the Accounting Arbitrator shall be an accounting firm of national standing designated by the American Arbitration Association in New York, New York; provided, that such firm shall not be the independent auditor of (or otherwise serve as a Consultant to) either Buyer or Seller (or their respective Affiliates). Once selected, each of Buyer and Seller shall deliver to the Accounting Arbitrator a written statement (an “Arbitration Statement”) setting forth their current positions as to the amounts underlying each unresolved Objection Dispute, as of the date of delivery of such Arbitration Statement (it being acknowledged and agreed that such positions may have changed since the delivery of the Purchase Price Adjustment Statement, due to discussions between Buyer and Seller or otherwise). The Accounting Arbitrator shall only consider those items and amounts set forth in each party’s Arbitration Statement and must resolve all unresolved Objection Disputes in accordance with the terms and provisions of this Agreement. The Accounting Arbitrator shall deliver to Buyer and Seller, as promptly as practicable and in any event within sixty (60) days after its appointment, a written report setting forth the resolution of any unresolved Objection Disputes determined in accordance with the terms herein. The Accounting Arbitrator shall select as a resolution the position of either Buyer or Seller as set forth in their respective Arbitration Statements, or an amount that is between the positions of Buyer and Seller, for each Objection Dispute (in each case based solely on presentations and supporting material provided by the parties in their Arbitration Statements (which information must have been delivered to the other party at least 3 days prior to the delivery of such Arbitration Statement) and not pursuant to any independent review) and may not impose any other alternative resolution. Such report shall be final and binding upon all of the parties to this Agreement. Upon the agreement of Buyer and Seller or the decision of the Accounting Arbitrator, or if Seller fails to deliver written notice of disagreement to Buyer within the thirty (30) day period provided in Section 2.4(c), the Purchase Price Adjustment Statement, as adjusted if necessary pursuant to the terms of this Agreement, shall be deemed to be the Purchase Price Adjustment Statement for purposes of calculating the Purchase Price Adjustment pursuant to this Section 2.4. The fees, expenses and costs of the Accounting Arbitrator shall be borne (i) by Buyer, if the Final Purchase Price (as determined in accordance with this Agreement, using the Accounting Arbitrator’s determination in respect of each unresolved Objection Dispute) is closer to what the Final Purchase Price would have been had Seller’s positions set forth on Seller’s Arbitration Statement been fully accepted by the Accounting Arbitrator, as opposed to what the Final Purchase Price would have been had Buyer’s positions set forth on Buyer’s Arbitration Statement been fully accepted by the Accounting Arbitrator, (ii) by Seller, if the Final Purchase Price (as determined in accordance with this Agreement, using the Accounting Arbitrator’s determination in respect of each unresolved Objection Dispute) is closer to what the Final Purchase Price would have been had Buyer’s positions set forth on Buyer’s Arbitration Statement been fully accepted by the Accounting Arbitrator, as opposed to what the Final Purchase Price would have been had Seller’s positions set forth on Seller’s Arbitration Statement been fully accepted by the Accounting Arbitrator, or (iii) otherwise, 50% by Buyer and 50% by Seller. Buyer and Seller agree to execute, if requested by the Accounting Arbitrator, a reasonable engagement letter in customary form and shall cooperate fully with the Accounting Arbitrator and promptly provide all documents and information requested by the Accounting Arbitrator so as to enable it to make its determination as quickly and as accurately as practicable.

(e) If Closing Date Net Working Capital as finally determined pursuant to Section 2.4(c) or (d) (the “Final Closing Date Net Working Capital”) is a positive number, then the Purchase Price shall be increased by the amount of the Final Closing Date Net Working Capital. If the Final Closing Date Net Working Capital is a negative number, then the Purchase Price shall be decreased by the absolute amount of the Final Closing Date Net Working Capital. If the Closing Date Indebtedness as finally determined pursuant to Section 2.4(c) or (d) (the “Final Closing Date Indebtedness”) is greater than zero, the Purchase Price shall be decreased (without duplication of any of the other adjustments in this Section 2.4(e)) by the amount of such excess. In addition, the Purchase Price shall be decreased (without duplication of any of the other adjustments in this Section 2.4(e)) by the Transaction Expenses as finally determined pursuant to Section 2.4(c) or (d) (the “Final Transaction Expenses”).

(f) For purposes of this Agreement, the “Purchase Price Adjustment” shall be an amount (which amount may be a negative number) equal to (i) the Final Closing Consideration Amount less (ii) the Estimated Closing Consideration Amount. Any positive Purchase Price Adjustment shall be paid to Seller by Buyer, and the absolute amount of any negative Purchase Price Adjustment shall be paid to Buyer by Seller, in each case by wire transfer of immediately available funds to an account designated by the party receiving such payment within five (5) Business Days after the final determination of the Purchase Price Adjustment.

2.5. Doubtful Accounts. Notwithstanding anything to the contrary in this Agreement, all Doubtful Accounts shall be assigned to Seller and/or one or more of the Spin-Off Entities and each party hereto shall take any actions reasonably necessary to cause the valid assignment of such Doubtful Accounts (including following the final determination of the Final Closing Date Net Working Capital to the extent Doubtful Accounts are included therein that were not assigned at Closing). Seller shall have the right to contact, at any time prior to or following the Closing, any customer of the Outdoor Group Entities in respect of which a Doubtful Account was established to instruct such customer to make payments to Seller such that Seller may collect upon such Doubtful Account. Notwithstanding the foregoing, to the extent that Buyer or any Outdoor Group Entity or any of their respective Affiliates receives, at any time following the Closing, any payment(s) from a customer of the Outdoor Group Entities with respect to a Doubtful Account, then Buyer shall (or shall cause the applicable Outdoor Group Entity or other Affiliate of Buyer to) within ten (10) Business Days of such payment, remit such payment to Seller by wire transfer of immediately available funds to an account designated by Seller.

2.6. Post-Closing Payments.

(a) Within 30 days of the end of every calendar quarter following the Closing Date, Buyer shall deliver to Seller a written statement (the “Buyer’s Statement”) setting forth (i) a list of the cash payments (if any) received by Buyer or any of the Company Group Entities or any of their respective Affiliates during such quarterly period and following the Closing Date from third parties relating to the Spin-Off Business, and (ii) a list of the cash payments (if any) made by Buyer or any of the Outdoor Group Entities or any of their respective Affiliates during such quarterly period and following the Closing Date to third parties relating to the Spin-Off Business. The aggregate amount of payments referred to in clause (i) above, less the aggregate amount of payments referred to in clause (ii) above, in each case for an applicable period, is referred to herein as the “Buyer’s Spin-Off Business Balance” for such period (which amount may be a negative number). Without obviating the obligation of Buyer to account to Seller for any payments received by Buyer from third parties relating to the Spin-Off Business, if Buyer fails to deliver a Buyer’s Statement within such 30 day period following the end of a calendar quarter, Buyer shall be deemed to have no claim for reimbursement relating to the Spin-Off Business for such calendar quarter.

(b) Within 30 days of the end of every calendar quarter following the Closing Date, Seller shall deliver to Buyer a written statement (the “Seller’s Statement”, and together with the Buyer’s Statement, the “Reconciliation Statements”) setting forth (i) a list of the cash payments (if any) received by Seller or any of the Spin-Off Entities or any of their respective Affiliates during such quarterly period and following the Closing Date from third parties relating to the Outdoor Business, and (ii) a list of the cash payments (if any) made by Seller or any of Spin-Off Entities or any of their respective Affiliates during such quarterly period and following the Closing Date to third parties relating to the Outdoor Business. The aggregate amount of payments referred to in clause (i) above, less the aggregate amount of payments referred to in clause (ii) above, in each case for an applicable period, is referred to herein as the “Seller’s Outdoor Business Balance” for such period (which amount may be a negative number). Without obviating the obligation of Seller to account to Buyer for any payments received by Seller from third parties relating to the Outdoor Business, if Seller fails to deliver a Seller’s Statement within such 30 day period following the end of a calendar quarter, Seller shall be deemed to have no claim for reimbursement relating to the Outdoor Business for such calendar quarter.

(c) Buyer and Seller shall have a period of twenty (20) Business Days following the delivery of the Reconciliation Statements to review such Reconciliation Statements, and make representatives available to discuss in good faith the contents of such statements with the other party. If either party disputes all or any of the calculations set forth in a Reconciliation Statement, the dispute resolution procedures in Section 2.4(d) shall apply, mutatis mutandis, to such dispute, as if such Reconciliation Statement were the Purchase Price Adjustment Statement thereunder. Once each of the Reconciliation Statements, and the amounts included therein, are agreed upon by Buyer and Seller or finally determined pursuant to the dispute resolution procedures contemplated by this Section 2.6(c), then promptly, and in any event no later than ten (10) Business Days following such agreement or determination, (i) if the Buyer’s Spin-Off Business Balance is greater than the Seller’s Outdoor Business Balance, then Buyer shall make a payment to Seller in an amount equal to the excess of such Buyer’s Spin-Off Business Balance over such Seller’s Outdoor Business Balance, (ii) if the Seller’s Outdoor Business Balance is greater than the Buyer’s Spin-Off Business Balance, then Seller shall make a payment to Buyer in an amount equal to the excess of such Seller’s Outdoor Business Balance over such Buyer’s Spin-Off Business Balance, and (iii) if the Seller’s Outdoor Business Balance is equal to the Buyer’s Spin-Off Business Balance, then no payment shall be made by Buyer or Seller.

(d) Buyer shall, or shall cause the Company Group Entities to, promptly deliver to Seller any mail or other communication received by Buyer or any of the Company Group Entities or any of Buyer’s other Affiliates after the Closing Date if pertaining to the Spin-Off Business. Seller shall, or shall cause the Spin-Off Entities to, promptly deliver to the Company any mail or other communication received by Seller or any of the Spin-Off Entities or Seller’s other Affiliates after the Closing Date if pertaining to the Outdoor Business.

2.7. Allocation of Purchase Price.

(a) Within one hundred twenty (120) days after the Closing Date, Buyer shall prepare a proposed allocation of the final Purchase Price among the assets of the Company in a manner consistent with Section 1060 of the Code (the “Proposed Asset Allocation Statement”).

Buyer shall permit Seller to review and comment on the Proposed Asset Allocation Statement. Seller shall deliver its approval of the Proposed Asset Allocation Statement or written notice of its objections no later than the thirtieth (30th) day following receipt of the Proposed Asset Allocation Statement. Buyer shall make such revisions as are timely and reasonably requested by Seller and consistent with such Code section. If Buyer makes all revisions requested by Seller, the Proposed Asset Allocation Statement, as so revised, shall be the “Final Asset Allocation Statement”. If Seller delivers written notice of its objections, and Buyer does not accept Seller’s objections, Seller and Buyer shall consult and attempt to resolve in good faith each such objection not accepted by Buyer. If all such objections are resolved, the version of the Proposed Asset Allocation Statement incorporating the resolutions to such objections shall be the Final Asset Allocation Statement. If Seller and Buyer cannot mutually agree on the appropriate allocation(s) within fifteen (15) days, Buyer and Seller shall each utilize its own separate version of the Proposed Asset Allocation Statement as the Final Asset Allocation Statement. Notwithstanding the foregoing, Buyer and Seller agree that the portion of the final Purchase Price set forth on the Final Asset Allocation Statement as being allocable to the covenants contained in Section 5.10 shall be an amount not in excess of $5,000,000.

(b) To the extent that any objections between Buyer and Seller are resolved and a single Final Asset Allocation Statement is agreed upon, Buyer and Seller and each of their respective Affiliates shall: (i) be bound by the Final Asset Allocation Statement for purposes of determining any Taxes; (ii) prepare and file, and cause their respective Affiliates to prepare and file, their Tax Returns on a basis consistent with the Final Asset Allocation Statement; (iii) cooperate in the filing of any forms required to be filed with regard to the Final Asset Allocation Statement, including any amendments to such forms required pursuant to any applicable Law or this Agreement; and (iv) take no position, and cause their Affiliates to take no position, inconsistent with the Final Asset Allocation Statement on any applicable Tax Return or in any proceeding before any Taxing Authority, Governmental Authority or otherwise. If the Final Asset Allocation Statement is disputed by any Taxing Authority, the party receiving notice of the dispute shall promptly notify the other party, and the parties agree (and shall cause their respective Affiliates) to use their commercially reasonable efforts to defend such Asset Allocation Statement in any audit or similar proceeding.

2.8. Withholding Taxes.

Notwithstanding anything to the contrary in this Agreement, Buyer shall be entitled to deduct and withhold from the consideration otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement, such amounts as Buyer or its Affiliates (including, for the avoidance of doubt, any Outdoor Group Entity after the Closing) may be required to deduct and withhold with respect to any such deliveries and payments under applicable Law. To the extent that amounts are so withheld, they shall be treated for all purposes of this Agreement as having been delivered and paid to such person in respect of which such deduction and withholding was made.

ARTICLE III

Representations and Warranties of the Company

Except as set forth in the Company Disclosure Schedule (it being agreed that any matter disclosed in the Company Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other section to the extent the applicability thereto is reasonably apparent), the Company hereby represents and warrants as follows:

3.1. Organization and Power.

Each of Seller and the Outdoor Group Entities is a limited liability company or other legal entity duly formed or organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of Seller and each of the Outdoor Group Entities is duly qualified or authorized to do business as a foreign limited liability company or other legal entity in all jurisdictions in which it is required to be so qualified or authorized, except for those jurisdictions where the failure to be so qualified or authorized does not have a Material Adverse Effect. Each of Seller and the Company has full power and authority to execute, deliver and perform this Agreement and the Ancillary Documents to which it is a party and to consummate the Contemplated Transactions. Except as may relate to Advertising Permits (which are addressed in Section 3.9(e)), each of the Outdoor Group Entities has all power and authority, and possesses all Governmental Authorizations necessary to enable it to own or lease and to operate its properties and assets and carry on its business as currently conducted in all material respects.

3.2. Authorization and Enforceability.

The execution and delivery of this Agreement and the Ancillary Documents to which the Company or Seller is a party and the performance by the Company and Seller, respectively, of the Contemplated Transactions that are required to be performed by the Company and Seller have been duly authorized by the Company and Seller respectively and no other limited liability company proceedings on the part of the Company or Seller (including, without limitation, any member vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which the Company or Seller is a party or the consummation of the Contemplated Transactions that are required to be performed by the Company or Seller. This Agreement and each of the Ancillary Documents to be executed and delivered at the Closing by the Company or Seller will be, at the Closing, duly authorized, executed and delivered by the Company and/or Seller, as the case may be, and constitute, or as of the Closing Date will constitute, valid and legally binding agreements of the Company or Seller, as the case may be, enforceable against the Company or Seller, as the case may be, in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.3. Capitalization of the Company and the Other Outdoor Group Entities.

(a) The Company. Seller is the record and beneficial owner of all of the Interests. All Interests are duly authorized, have been validly issued and are fully paid and non-assessable, are owned beneficially and of record by Seller, free and clear of any Lien (other than liens relating to Indebtedness that will be released at the Closing), and were issued in compliance with applicable securities Laws or exemptions therefrom. Except for the Interests owned and held by Seller, no membership interests or other Equity Securities of the Company were issued, reserved for issuance or outstanding. The Company does not have any outstanding securities convertible into or exchangeable or exercisable for any membership interests or any rights to subscribe for or to purchase, or any agreements providing for the issuance (contingent or otherwise) of any membership interests. Seller is not a party to any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or shareholders agreement with respect to the sale or voting of any membership interests of the Company or any securities convertible into or exchangeable or exercisable for any membership interests of the Company.

(b) Outdoor Subsidiaries. Section 3.3(b) of the Company Disclosure Schedule sets forth a true and correct list of all Outdoor Subsidiaries (which, following the Spin-Off, comprises all of the Subsidiaries of the Company), listing for each such Outdoor Subsidiary its name, its jurisdiction of organization, its authorized membership interests or shares of capital stock (as applicable), the number and type of its issued and outstanding membership interests (all of which membership interests are uncertificated) or shares of capital stock, as applicable, and the record and beneficial ownership of such interests and shares. All the outstanding membership interests or shares of capital stock, as applicable, of each of the Outdoor Subsidiaries are validly issued, fully paid and nonassessable, have not been issued in violation of any preemptive or similar rights, and are owned, directly or indirectly by the Company or one of the Outdoor Subsidiaries free and clear of any Lien other than Permitted Liens. There are no outstanding securities convertible into or exchangeable or exercisable for any membership interests or shares of capital stock of any of the Outdoor Subsidiaries or any rights to subscribe for or to purchase, or any agreements providing for the issuance (contingent or otherwise) of any membership interests or shares of capital stock of any of the Outdoor Subsidiaries. None of the Outdoor Subsidiaries is a party to any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or shareholders agreement, with respect to the sale or voting of any membership interests or shares of capital stock of the Outdoor Subsidiaries or any securities convertible into or exchangeable or exercisable for any membership interests or shares of capital stock of the Outdoor Subsidiaries.

(c) Outdoor Joint Ventures. Section 3.3(c) of the Company Disclosure Schedule sets forth a true and correct list of all Outdoor Joint Ventures, listing for each such Outdoor Joint Venture its name, its jurisdiction of organization, its authorized membership interests, capital stock or other equity interests (if applicable), the number and type of its issued and outstanding shares of membership interests, capital stock or other equity interests, the current record ownership of such interests and, to the Knowledge of the Company, the current beneficial ownership of such interests. All the outstanding membership interests, shares of capital stock, partnership interests or other equity interests, as applicable, of each of the Outdoor Joint Ventures are validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. The equity interests of the Outdoor Joint Ventures owned (directly or indirectly) by the Company are owned (directly or indirectly) by the Company free and clear of any Lien other than Permitted Liens. There are no outstanding securities convertible into or exchangeable or exercisable for any membership interests, shares of the capital stock, partnership interests or other equity interests, as applicable, of any of the Outdoor Joint Ventures or any rights to subscribe for or to purchase, or any agreements providing for the issuance (contingent or otherwise) of any membership interests, shares of capital stock, partnership interests or other equity interests, as applicable, of any of the Outdoor Joint Ventures. Except as provided in the organizational documents of the Outdoor Joint Ventures to the extent made available to Buyer or as set forth in Section 3.3(d) of the Company Disclosure Schedule, none of the Outdoor Joint Ventures is a party to any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or shareholders agreement, with respect to the sale or voting of any membership interests or shares of capital stock of the Outdoor Joint Ventures or any securities convertible into or exchangeable or exercisable for any membership interests or shares of capital stock of the Outdoor Joint Ventures.

3.4. No Violation.

The execution and delivery by the Company and Seller of this Agreement and the Ancillary Documents to which the Company or Seller is a party, consummation of the Contemplated Transactions that are required to be performed by the Company or Seller and compliance with the terms of this Agreement and the Ancillary Documents to which the Company or Seller is a party will not (a) conflict with or violate in any material respect, give rise to a right of termination or loss of a material benefit under, or give rise to any material obligation under, any provision of the articles of organization, limited liability company operating agreement or other similar organizational documents of Seller or any of the Outdoor Group Entities, (b) assuming that all consents, approvals and authorizations contemplated by Section 3.5 have been obtained and all filings described therein have been made, conflict with or violate in any material respect any Law or Governmental Authorization applicable to any of the Outdoor Group Entities or Seller or by which its or any of their material respective properties is bound or affected, or (c) result in the creation of, or require the creation of, any material Lien upon any equity interests of the Outdoor Group Entities (other than Permitted Liens).

3.5. Governmental Authorizations and Consents.

Subject to Section 3.24, no Governmental Authorizations or declarations, notices or filings with any Governmental Authority (collectively, “Governmental Consents”) are required to be obtained or made by Seller or the Company in connection with the execution, delivery and performance of this Agreement or any Ancillary Documents to which the Company or Seller is, or is to be, a party or the consummation by the Company or Seller of the Contemplated Transactions, other than (a) a filing with the FTC and the DOJ under the HSR Act, (b) the obtaining of the FCRC Approval, if applicable, (c) those Governmental Consents listed in Section 3.5 of the Company Disclosure Schedule, and (d) those for which the failure to obtain such Governmental Consents would not be material.

3.6. Financial Statements.

(a) Section 3.6 of the Company Disclosure Schedule sets forth the audited consolidated balance sheet of the Company and the Outdoor Subsidiaries as of December 31, 2013, and the related audited statements of operations and cash flows of the Company and the Outdoor Subsidiaries for the year ending December 31, 2013 (the “Audited Financial Statements”), and the unaudited consolidated balance sheets of the Company and the Outdoor Subsidiaries as of March 31, 2014 and March 31, 2013, and the related unaudited statements of operations and cash flows of the Company and the Outdoor Subsidiaries for each of the three month periods ending March 31, 2014 and March 31, 2013, respectively (the “Unaudited Financial Statements”, and together with the Audited Financial Statements, the “Financial Statements”). Except as set forth in Section 3.6 of the Company Disclosure Schedule, each of the Financial Statements is not materially misleading or inaccurate (including by omission), has been prepared in accordance with GAAP applied on a basis consistent with prior periods and fairly presents in all material respects the consolidated financial condition of the Company and the Outdoor Subsidiaries as of its respective date and the consolidated results of operations and shareholders’ equity, or cash flows, as the case may be, of the Company and the Outdoor Subsidiaries for the period covered thereby, subject, in the case of the Unaudited Financial Statements, to the absence of footnote disclosure and to normal, recurring end-of-period adjustments.

(b) The Outdoor Business has no liabilities of a type required to be reflected on a balance sheet prepared in accordance with GAAP applied on a basis consistent with prior practice or the notes thereto, except (i) those identified in Section 3.6(b) of the Company Disclosure Schedule; (ii) those which are adequately reflected or reserved against in the Unaudited Financial Statements, (iii) those liabilities and obligations that have been incurred since the date of the latest balance sheet included in the Unaudited Financial Statements in the ordinary course of business consistent with past practice, (iv) those liabilities arising prior to the date of this Agreement that do not exceed $50,000, individually, or $500,000, in the aggregate, (v) those liabilities and obligations arising on or after the date of this Agreement that do not exceed $100,000, individually, or $1,000,000, in the aggregate and (vi) those obligations and liabilities that are otherwise consented to in writing by Buyer.

(c) All Accounts Receivable reflected on the most recent balance sheet set forth in the Unaudited Financial Statements represent bona fide, current and valid obligations arising from sales actually made or services actually performed in the ordinary course of business consistent with past practice. Except as set forth in Section 3.6(c) of the Company Disclosure Schedule, the Outdoor Business has not received written notice on or prior to the date hereof from any obligor of any Accounts Receivable that such obligor is refusing to pay or contesting payment of amounts in excess of $50,000 in any individual case, or $500,000 in the aggregate, which has not been resolved prior to the date of this Agreement.

3.7. Absence of Certain Changes.

Except for the transactions contemplated by this Agreement and the Ancillary Documents, as set forth on Section 3.7 of the Company Disclosure Schedule or as reflected on the Financial Statements, since the date of the latest balance sheet included in the Unaudited

Financial Statements through the date of this Agreement, each of the Outdoor Group Entities has conducted the Outdoor Business in the ordinary course and in a manner consistent with past practice, and there has not been any Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth in Section 3.7 of the Company Disclosure Schedule or as reflected on the Financial Statements, since the date of the latest balance sheet included in the Unaudited Financial Statements through the date of this Agreement, none of the Outdoor Group Entities has taken any action that, if taken at any time from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, would require the consent of Buyer pursuant to Section 5.1(b).

3.8. Retained Office Leases.

(a) A true and complete copy of each Retained Office Lease has been made available to Buyer. The leasehold interests relating to the Retained Office Leases are free and clear of all Liens, other than Permitted Liens. The Outdoor Group Entities are in compliance in all material respects with each Retained Office Lease. None of the Outdoor Group Entities has received any written notice from the other party to any Retained Office Lease (1) that it is in default or breach of such Retained Office Lease that has not been cured, or (2) of the termination or proposed termination thereof. There is no pending or, to the Knowledge of the Company, threatened condemnation, expropriation, eminent domain or similar proceeding affecting all or any part of the real property underlying the Retained Office Leases, and none of the Outdoor Group Entities have received any written notice thereof. As of the date of this Agreement each Retained Office Lease is valid, binding and in full force and effect and enforceable by the applicable Outdoor Group Entity in accordance with its respective terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. As to each Retained Office Lease, there does not exist thereunder as of the date of this Agreement any breach or default on the part of any of the Outdoor Group Entities or, to the Knowledge of the Company, any other party to such Retained Office Lease.

(b) Section 3.8(b) of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list in all material respects of the following items of Retained Equipment: (i) motor vehicles with a value in excess of $10,000, and (ii) forklifts, bucket trucks and other machinery with a value in excess of $25,000 (the “Specified Retained Equipment”).

3.9. Advertising Leases and Advertising Space.

(a) The Company has made available to Buyer a true, correct and complete copy of each written Advertising Lease, and any written Access Agreements and/or Lease Relationship Agreements relating to any such Advertising Lease, including any written amendment or modification thereto. Set forth in Section 3.9(a) of the Company Disclosure Schedule is a description of (i) any non-written Advertising Leases, and any non-written Access Agreements and/or Lease Relationship Agreements relating to any written Advertising Lease, and (ii) any non-written amendment or modification to any Advertising Lease or any Access Agreement or Lease Relationship Agreement relating to any Advertising Lease.

(b) Except as set forth in Section 3.9(b) of the Company Disclosure Schedule, with respect to each Advertising Lease, Access Agreement and Lease Relationship Agreement, each Outdoor Group Entity that is a party to such Advertising Lease, Access Agreement or Lease Relationship Agreement is in compliance with all of the terms and conditions of such Advertising Lease, Access Agreement or Lease Relationship Agreement, as applicable, other than such non-compliance that would result in Losses in amounts less than $50,000 individually or $500,000 in the aggregate. Except as set forth in Section 3.9(b) of the Company Disclosure Schedule, as of the date of this Agreement, none of the Outdoor Group Entities has received written notice that (A) it is in default or breach of any such Advertising Lease, Access Agreement or Lease Relationship Agreement that has not been cured, or (B) a lessor or landlord or other party that is not an Outdoor Group Entity under such Advertising Lease, Access Agreement or Lease Relationship Agreement is otherwise terminating such Advertising Lease, Access Agreement or Lease Relationship Agreement, as applicable.

(c) Except as set forth in Section 3.9(c) of the Company Disclosure Schedule, with respect to each Advertising Space, none of the Outdoor Group Entities has received any Notice of Violation with respect to such Advertising Space or any sign or display located thereon, or been assessed in writing any fine, penalty or assessment by any Governmental Authority as a result of its alleged violation, breach or default of any applicable Laws with respect to such Advertising Space or any sign or display located thereon, in each case that is still pending, outstanding or unpaid.

(d) Section 3.9(d) of the Company Disclosure Schedule sets forth, for each Advertising Space, other than any Advertising Space that is (x) the subject of a MetroLights Advertising Lease, or (y) is the subject of the Miami Bus Agreement, as of the date of this Agreement, (1) whether the Outdoor Group Entity that owns or operates such Advertising Space holds a Governmental Authority permit or similar approval to operate a Structure for advertising purposes and/or post an off-premise sign or on-premise sign in each case as applicable at such Advertising Space (the “Advertising Permits”), (2) whether, in the case of Advertising Spaces which had revenue net of lease costs for calendar year 2013 in excess of $100,000, the use of such Advertising Space and any Structure thereon is not in compliance in all material respects with the Advertising Permit relating to such Advertising Space (provided the Company shall not be in breach of this representation with respect to Advertising Spaces that Company believes in good faith as of the date hereof to be in compliance, which are not in compliance due to a change in Law or enforcement policy occurring after the date hereof), (3) to the Knowledge of the Company, whether the use of such Advertising Space and/or Structure, as applicable, by such Outdoor Group Entity constitutes a legal non-conforming use in the applicable jurisdiction, and/or (4) whether such Outdoor Group Entity is exempt from obtaining an Advertising Permit for an Advertising Space and/or Structure in the applicable jurisdiction. The Company has made available to Buyer copies of the Advertising Permits held by the Outdoor Group Entities relating to each Advertising Space that is (x) the subject of a MetroLights Advertising Lease or (y) is the subject of the Miami Bus Agreement.

3.10. Kiosk Business.

(a) As of the date of this Agreement, Van Wagner Kiosk Advertising LLC (“Kiosk Advertising”) is a public payphone franchisee of the City of New York, and has also been certified as a media representative for public pay telephone advertising in the City of New York. A true and complete copy of the Kiosk Franchise Agreement and media representative certification letter has been made available to Buyer. As of the date of this Agreement the Kiosk Franchise Agreement is valid, binding and in full force and effect and enforceable by Kiosk Advertising in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. There does not exist under the Kiosk Franchising Agreement as of the date of this Agreement any breach or default on the part of Kiosk Advertising or, to the Knowledge of the Company, the other party thereto that would give any party the right to terminate the Kiosk Franchising Agreement.

(b) Section 3.10(b) of the Company Disclosure Schedule is a true and complete list, as of the date of this Agreement, of any Contract pursuant to which Kiosk Advertising operates as a media representative on behalf of any third party and involving reasonably anticipated payments from Kiosk Advertising in excess of $60,000 per annum (collectively, the “Kiosk Business Material Contracts”). A true and complete copy of each Kiosk Business Material Contract has been made available to Buyer. Except as disclosed in Section 3.10(b) of the Company Disclosure Schedule, as of the date of this Agreement all Kiosk Business Material Contracts are valid, binding and in full force and effect and enforceable by Kiosk Advertising in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. As to each Kiosk Business Material Contract, there does not exist thereunder as of the date of this Agreement any breach or default on the part of Kiosk Advertising or, to the Knowledge of the Company, any other party to such Kiosk Business Material Contract that would give any party the right to terminate such Kiosk Business Material Contract.

(c) Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, Kiosk Advertising has not (i) received any written notice or other written notification from a Governmental Authority that states or alleges that any public pay telephone owned or operated by Kiosk Advertising or any phone kiosk in which such a public pay telephone is installed violates or otherwise is in breach of or fails to comply with any applicable Laws (such notice or other notification, a “Kiosk NOV”), or (ii) been assessed in writing any fine, penalty or assessment by any Governmental Authority as a result of its alleged violation, breach or default of any applicable Laws with respect to such a public pay telephone and/or phone kiosk, as the case may be, in each case that is still pending, outstanding or unpaid.

3.11. Intellectual Property.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a list as of the date of this Agreement of each item of Outdoor Intellectual Property that is an active patent, patent application, trademark registration or application or copyright registration. To the Knowledge of the Company, each item of Outdoor Intellectual Property identified in Section 3.11(a) of the Company Disclosure Schedule is valid and enforceable.

(b) To the Knowledge of the Company, the Outdoor Group Entities own or otherwise have a right to use all material Intellectual Property used in connection with and primarily related to the Outdoor Business (other than Intellectual Property comprising or reflected in Commercial Software).

(c) To the Knowledge of the Company, as of the date of this Agreement (i) the operation of the Outdoor Business does not infringe or misappropriate any Intellectual Property of third parties in any material respect, and (ii) no third party is infringing or misappropriating any Outdoor Intellectual Property in any material respect. No Litigation alleging infringement or misappropriation of the Intellectual Property of any Person is pending or, to the Knowledge of the Company, threatened in writing against the Outdoor Group Entities relating to the Outdoor Business, and none of the Outdoor Group Entities has received any written notice of a claim alleging such infringement or misappropriation; provided that for purposes of this Section 3.11(c), any Litigation that has been initiated but with respect to which process or other comparable notice has not been served on or delivered to the Outdoor Group Entities shall be deemed to be “threatened” rather than “pending.”

(d) The Company has taken (and has caused the other Outdoor Group Entities to take) commercially reasonable precautions to protect the confidentiality of the trade secrets of the Outdoor Business.

3.12. Contracts.

(a) Material Contracts. Subject to Section 3.24, Section 3.12(a) of the Company Disclosure Schedule is a true and complete list, as of the date of this Agreement, of all of the following Contracts (excluding Advertising Leases, Access Agreements, Advertising Contracts, Lease Relationship Agreements, the Kiosk Franchise Agreement, Kiosk Business Material Contracts and Retained Office Leases) to which any of the Outdoor Group Entities is a party or by which they are bound (the “Material Contracts”) and that relate primarily to the Outdoor Business:

(i) Contracts evidencing Indebtedness in excess of $50,000 (other than Indebtedness that is required to be repaid in connection with the Closing);

(ii) Contracts evidencing any obligations of any of the Outdoor Group Entities with respect to the issuance, sale, repurchase or redemption of any Equity Securities of any of the Outdoor Group Entities (other than the Contracts entered into in connection with the Spin-Off);

(iii) Leases of personal property under which any of the Outdoor Group Entities is the lessee and is obligated to make payments of more than $20,000 per annum (excluding, for the avoidance of doubt, any Leases of Spin-Off Business Assets);

(iv) to the extent not included in elsewhere in this Section 3.12(a), any Contract relating to the settlement of any Litigation involving any of the Outdoor Group Entities and pursuant to which any of the Outdoor Group Entities has outstanding obligations to pay a third party in excess of $50,000 as of the date of this Agreement;

(v) Contracts relating to the acquisition or disposition of any capital stock or other equity security, business or product line of any other Person entered into at any time during the last two (2) years and pursuant to which any of the Outdoor Group Entities have actual or contingent liabilities or obligations as of the date of this Agreement (excluding, for the avoidance of doubt, any Contracts entered into in connection with the Spin-Off or Contracts that are included in the Spin-Off Business Assets and/or Spin-Off Business Liabilities);

(vi) Contracts limiting the freedom of the Company or other Outdoor Group Entity to engage in any line of business, acquire any entity or compete with any Person or in any market or geographical area (except for any such Contracts entered into in the ordinary course of business); and

(vii) the Bus Contracts and the Miami Bus Agreement;

(viii) any Contract not otherwise listed above involving reasonably anticipated payments from any of the Outdoor Group Entities to a third party in excess of $50,000 per annum (excluding any Contracts that are included in the Spin-Off Business Assets or Spin-Off Business Liabilities).

(b) Status of Material Contracts. Subject to Section 3.24, a true and complete copy of each Material Contract has been made available to Buyer. Except as disclosed in Section 3.12(b) of the Company Disclosure Schedule, all Material Contracts are valid, binding and in full force and effect and enforceable by the applicable Outdoor Group Entity in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. As to each Material Contract, there does not exist thereunder any breach or default on the part of any of the Outdoor Group Entities or, to the Knowledge of the Company, as of the date of this Agreement, any other party to such Material Contract, that in each case would give any party the right to terminate such Material Contract. None of the Outdoor Group Entities has received any written notice from the other party to any Material Contract that (1) it is in default or breach of any such Material Contract that has not been cured, or (2) such other party is otherwise terminating such Material Contract.

3.13. Compliance with Laws.

Subject to Section 3.24, except as set forth in Section 3.13 of the Company Disclosure Schedule, and except as may relate to Advertising Permits (which are addressed in Section 3.9(d)), the Outdoor Business is not, to the Knowledge of the Company, in violation in any material respect of any Law that is applicable to it or the conduct or operation of the Outdoor Business or the ownership or use of any of the Outdoor Business Assets.

3.14. Environmental Matters.

(a) Except as set forth in Section 3.14(a) of the Company Disclosure Schedule, to the Knowledge of the Company, the Outdoor Business is in compliance in all material respects with all applicable Environmental Laws.

(b) Except as set forth in Section 3.14(b) of the Company Disclosure Schedule, to the Knowledge of the Company, the Outdoor Business has obtained all Governmental Authorizations required by applicable Environmental Laws (collectively referred to as “Environmental Permits”) and are in compliance in all material respects with the terms and conditions of such Environmental Permits.

(c) Except as set forth in Section 3.14(c) of the Company Disclosure Schedule, to the Knowledge of the Company, the Outdoor Business has not received written notice of any injunction, decree, order, judgment, lawsuit, claim, proceeding, citation, directive or summons (collectively referred to as “Proceedings”) alleging material liability under any Environmental Law, and is not subject to any outstanding order with regard to any material violation of any Environmental Law.

3.15. Litigation.

Subject to Section 3.24, except as set forth in Section 3.15 of the Company Disclosure Schedule, there are no written actions, suits, or proceedings (“Litigation”) pending or threatened in writing involving the Outdoor Business, at Law or in equity or before any Governmental Authority, (i) arising prior to the date of this Agreement and involving potential liability to the Outdoor Group Entities of more than $50,000 individually or $500,000 in the aggregate or (ii) arising on or after the date of this Agreement and involving potential liability to the Outdoor Group Entities of more than $150,000 individually or $1,500,000 in the aggregate. Except as set forth in Section 3.15 of the Company Disclosure Schedule, as of the date of this Agreement, none of the Outdoor Group Entities is subject to any material Order that is outstanding or in effect arising from any Litigation.

3.16. Labor Matters.

(a) Except as set forth in Section 3.16(a) of the Company Disclosure Schedule, none of the Outdoor Group Entities (i) is a party to any collective bargaining agreements or other agreements with any labor organization or union or other employee organization or (ii) is obligated by, or subject to, any order of the National Labor Relations Board or other labor board or administration, or any unfair labor practice decision.

(b) As of the date of this Agreement, none of the Outdoor Group Entities is a party or subject to any pending or threatened in writing material labor or civil rights dispute, controversy or grievance or any material unfair labor practice proceeding with respect to claims of, or obligations of, any employee or group of employees. None of the Outdoor Group Entities has received any written notice that any labor representation request is pending or is threatened in writing with respect to any employees of any of the Outdoor Group Entities.

(c) Each of the Outdoor Group Entities is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours. There are no citations or other proceedings under applicable occupational safety and health Laws pending or threatened in writing against any of the Outdoor Group Entities.

3.17. Employee Benefits.

(a) Section 3.17(a) of the Company Disclosure Schedule lists all Employee Plans maintained or contributed to for the benefit of, or relating to, any employees of the

Outdoor Group Entities, or with respect to which any of the Outdoor Group Entities could have any liability, other than a multiemployer plan, as defined in Section 3(37) of ERISA (individually, a “Plan,” collectively, the “Plans”). Section 3.17(a) of the Company Disclosure Schedule separately identifies any multiemployer plans, as defined in Section 3(37) of ERISA, with respect to which any of the Outdoor Group Entities has a contribution obligation (each, a “Multiemployer Plan”).

(b) With respect to each Plan, the Company has made available to Buyer true and complete copies of: (i) any material Plan documents, (ii) any material funding and administrative arrangement documents, including, but not limited to, trust agreements, insurance contracts, custodial agreements and investment manager agreements, (iii) the latest favorable determination, opinion or advisory letter, as applicable, received from the Internal Revenue Service (“IRS”) regarding the qualification of each Plan covered by Section 401(a) of the Code, if applicable, (iv) the most recently filed Form 5500 for each Plan that is an employee pension benefit plan (as defined in Section 3(2) of ERISA) and for each Plan that is an employee welfare benefit plan (as defined in Section 3(1) of ERISA), if applicable, (v) any summary plan description and any summary of material modification regarding the terms and provisions thereof, and (vi) the most recent actuarial report, if applicable.

(c) Each Plan (i) has been maintained, funded and administered in compliance in all material respects with all applicable Laws and with any agreement entered into with a union or labor organization and (ii) has been operated in compliance in all materials respects with its terms.

(d) None of the Outdoor Group Entities has incurred any material liability under Title IV of ERISA that has not been satisfied in full.

(e) Except as set forth in Section 3.17(e) of the Company Disclosure Schedule, each Plan intended to qualify under Section 401(a) of the Code is the subject of a favorable determination, opinion or advisory letter from the IRS with respect to its qualified status, and to the Knowledge of the Company, the IRS has not taken any action to revoke such determination, opinion or advisory letter.

(f) All contributions required to be made prior to the date of this Agreement with respect to any Plan or Multiemployer Plan by applicable Law, any Order or any Plan or Multiemployer Plan document or other contractual undertaking, and all premiums due or payable prior to the date of this Agreement with respect to any insurance policy funding any Plan have been timely made.

(g) As of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened material Litigations by or on behalf of any Plan, any employee or beneficiary covered under any Plan, any Governmental Authority involving any Plan, or otherwise involving any Plan (other than routine claims for benefits).

3.18. Taxes and Tax Matters. Except as set forth in Section 3.18 of the Company Disclosure Schedule:

(a) all material Tax Returns required to be filed by the Outdoor Group Entities have been duly and timely filed (taking into account applicable extensions) and all such Tax Returns are true, correct and complete in all material respects. The Outdoor Group Entities have paid (or caused to be paid) all material Taxes that are due and payable, notwithstanding whether they are being contested, including all material Taxes properly accrued under GAAP;

(b) there is no material action, suit, proceeding, audit, investigation or claim pending or, to the Knowledge of the Company, threatened in writing in respect of any Taxes for which any Outdoor Group Entity is or may become liable, nor has any material deficiency or claim for any such Taxes been, to the Knowledge of the Company, proposed, asserted or threatened in writing;

(c) there are no material Liens for Taxes upon the assets of any Outdoor Group Entity other than Permitted Liens;

(d) no Taxing Authority has proposed in writing any material adjustment to any Tax Return with respect to any Outdoor Group Entity;

(e) no Outdoor Group Entity is subject to any Contract or agreement relating to the sharing, allocation or payment of, or indemnity for, any Taxes, other than any such Contract the primary purpose of which does not relate to Taxes;

(f) each Outdoor Group Entity has complied in all material respects with all rules and regulations relating to the withholding of Taxes;

(g) no Outdoor Group Entity is liable for Taxes of any other Person under Treasury Regulations Section 1.1502-6 or any similar provision of Law; and

(h) each Outdoor Group Entity is classified as a disregarded entity or partnership for federal income tax purposes, and the Company is treated as a disregarded entity for federal income tax purposes.

3.19. Insurance.

Section 3.19 of the Company Disclosure Schedule sets forth the material insurance policies of the Outdoor Business as of the date of this Agreement. As of the date hereof, all premiums due and payable on all such material insurance policies have been paid in full. As of the date hereof, except as set forth on Section 3.19 of the Company Disclosure Schedule, no Outdoor Group Entity has made any material claim under any material insurance policies of the Outdoor Business which is currently pending.

3.20. Related Party Transactions.

Except as set forth on Section 3.20 of the Company Disclosure Schedule, none of the Company’s members, any directors or executive officers of the Outdoor Group Entities, any children of RMS or any Affiliate of any of the foregoing and, to the Knowledge of the Company, none of the Family Members of the Company’s members, any directors or executive officers of the Outdoor Group Entities, any children of RMS or any Affiliates of any of the foregoing (excluding, for these purposes, each of the Outdoor Group Entities), (a) is a counterparty to any material Contract with any of the Outdoor Group Entities (other than employment-related Contracts, Plans or Multiemployer Plans entered into in the ordinary course of business consistent with past practice, and any Contract that is a Spin-Off Business Asset), (b) owns any material property or right, tangible or intangible, which is used by the Outdoor Business or (c) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or has the right to participate in the profits of, any Person which is a customer or landlord of any Outdoor Group Entity.

3.21. No Brokers.

Except as set forth on Section 3.21 of the Company Disclosure Schedule, none of the Outdoor Group Entities has employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement, the Ancillary Documents or the Contemplated Transactions.

3.22. Spin-Off Entities.

Buyer and Seller acknowledge and agree that, as of the date of this Agreement and as of the Closing Date, certain Outdoor Business Assets, Outdoor Business Records and/or Outdoor Business Liabilities may be held by one or more of the Spin-Off Entities, and certain Spin-Off Business Assets, Spin-Off Records and/or Spin-Off Business Liabilities may be held by one or more of the Outdoor Group Entities. Notwithstanding anything to the contrary in this Article III or any other provision of this Agreement, in no event shall the Company be (or deemed to be), for any purpose, in breach of any of the representations or warranties in this Article III due to the fact that any Spin-Off Business Asset, Spin-Off Record or Spin-Off Business Liability is held by one or more Outdoor Group Entities as of the date of this Agreement or as of (or following) the Closing Date, or any Outdoor Business Asset, Outdoor Business Record or Outdoor Business Liability is held by one or more of the Spin-Off Entities as of the date of this Agreement or as of (or following) the Closing Date. Nothing in this Section 3.22 shall be deemed to limit the obligations of Seller, the Company or Buyer under Section 5.14(b), (c) or (d).

3.23. Disclaimer.

Notwithstanding anything to the contrary contained in this Agreement or the Ancillary Documents, none of the Company Group Entities, Seller nor any of their Affiliates, representatives or advisors has made, or shall be deemed to have made, to Buyer or any other Person any representation or warranty other than those expressly made by the Company in this Article III. Without limiting the generality of the foregoing, no representation or warranty has been made or is being made herein to Buyer or any other Person (i) as to merchantability, suitability or fitness for a particular purpose, or quality, with respect to any tangible assets or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent (or any other representation or warranty referred to in section 2-312 of the uniform commercial code of any applicable jurisdiction), (ii) with respect to any projections, forecasts, business plans, estimates or budgets delivered to or made available to Buyer or any other Person, or (iii) except as expressly set forth herein, with respect to any other information or documents made available at any time to Buyer or any other Person (including the confidential information memorandum made available to Buyer in connection with the Contemplated Transactions or any other document contained in the electronic dataroom made available to Buyer in connection with the Contemplated Transactions).

3.24. Sole Representations.

Notwithstanding any other provisions of this Agreement to the contrary, Section 3.9 contains the Company’s sole representations and warranties regarding Advertising Leases, Access Agreements, Lease Relationship Agreements, Notices of Violation and Advertising Permits, Section 3.10 contains the Company’s sole representations and warranties regarding the Kiosk Business, the Kiosk Franchise Agreement and the other Kiosk Business Material Contracts and Kiosk NOVs, Section 3.11 contains the Company’s sole representations and warranties regarding the infringement or misappropriation of Intellectual Property, Section 3.14 contains the Company’s sole representations and warranties regarding Environmental Matters, Section 3.16 contains the Company’s sole representations and warranties regarding labor matters, Section 3.17 contains the Company’s sole representations and warranties regarding ERISA and employee benefit plan matters, and Section 3.18 contains the Company’s sole representations and warranties regarding Taxes.

3.25. Assets; Good Title.

The consummation of the transactions contemplated by the Assignment and Assumption and Distribution Agreement, including the Spin-Off, did not give rise to any default under any Outdoor Business Assets. Except for (i) the Administrative Assets, (ii) the Spin-Off Office Items, (iii) the Spin-Off Internet Items, (iv) the Seller Marks relating to the Outdoor Business, (v) the Seller Retained Employees, (vi) the Shared Contracts which are Spin-Off Business Assets and (vii) and any Software not constituting Outdoor Intellectual Property, and subject to Section 5.14(b), the properties and assets currently owned and used by each of the Outdoor Group Entities and being acquired pursuant to the Contemplated Transactions in the conduct of the Outdoor Business (including the assets and properties reflected on the Financial Statements, and improvements to real property) are adequate and sufficient for the operation of the Outdoor Business as now conducted. The Outdoor Business Assets (together with (i) the Administrative Assets, (ii) the Spin-Off Office Items, (iii) the Spin-Off Internet Items, (iv) the Seller Marks relating to the Outdoor Business, (v) the Seller Retained Employees, (vi) the Shared Contracts which are Spin-Off Business Assets and (vi) any Software not constituting Outdoor Intellectual Property) are materially all of the assets that were used in generating the financial performance of the Outdoor Business. Subject to Section 3.22, as of the Closing, an Outdoor Group Entity has all right and title to each material Outdoor Business Asset.

3.26. Certain Payments.

None of Seller or any Outdoor Group Entity nor, to the Knowledge of the Company, any director, officer, employee, or other Person associated with or acting on behalf of any of them, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for any of the Outdoor Group Entities, (ii) to pay for favorable treatment for business secured by any of the Outdoor Group Entities or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any of the Outdoor Group Entities, in each case to the extent such would be a violation of any applicable Law. Seller and each of the Outdoor Group Entities maintains books and records in a manner reasonably designed to ensure compliance with applicable Law.

ARTICLE IV

Representations and Warranties of Buyer

Except as set forth in the Buyer Disclosure Schedule (it being agreed that any matter disclosed in the Buyer Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other section to the extent the applicability thereto is reasonably apparent), each Buyer Party hereby represents and warrants to Seller as follows:

4.1. Organization and Power.

Such Buyer Party is a duly formed or incorporated, as applicable, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has full power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions.

4.2. Authorization and Enforceability.

The execution and delivery of this Agreement and the Ancillary Documents to which such Buyer Party is a party and the performance by such Buyer Party of the Contemplated Transactions have been duly authorized by such Buyer Party and no other shareholder or member proceedings, as applicable, on the part of such Buyer Party (including, without limitation, any shareholder or member vote or approval, as applicable) are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which such Buyer Party is a party or the consummation of the Contemplated Transactions. This Agreement is, and each of the Ancillary Documents to be executed and delivered at the Closing by such Buyer Party will be at the Closing, duly authorized, executed and delivered by such Buyer Party and constitute, or as of the Closing Date will constitute, valid and legally binding agreements of such Buyer Party enforceable against such Buyer Party, in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.3. No Violation.

The execution and delivery by such Buyer Party of this Agreement and the Ancillary Documents to which such Buyer Party is a party, consummation of the Contemplated Transactions and compliance with the terms of this Agreement and the Ancillary Documents to which such Buyer Party is a party will not (a) conflict with or violate any provision of the certificate of incorporation, bylaws or similar organizational documents of such Buyer Party, or (b) assuming that all consents, approvals and authorizations contemplated by Section 4.4 have been obtained and all filings described therein have been made, conflict with or violate in any material respect any Law applicable to such Buyer Party or by which its respective properties are bound or affected. Neither such Buyer Party nor its Affiliates are subject to any Contract that would impair or delay such Buyer Party’s ability to consummate the Contemplated Transactions.

4.4. Governmental Authorizations and Consents.

No Governmental Consents are required to be obtained or made by such Buyer Party in connection with the execution, delivery, performance, validity and enforceability of this Agreement or any Ancillary Documents to which such Buyer Party is, or is to be, a party, or the consummation by such Buyer Party of the Contemplated Transactions, other than (a) a filing with the FTC and the DOJ under the HSR Act, (b) the obtaining of the FCRC Approval and (c) Governmental Consents set forth in Section 4.4 of the Buyer Disclosure Schedule. All representations, warranties, statements or other communications, whether express or implied, made by such Buyer Party to any Governmental Authority in connection with any Governmental Consents shall be true and correct.

4.5. Litigation.

There is no Litigation pending or, to the Knowledge of Buyer, threatened against or involving such Buyer Party which questions the validity of this Agreement or any of the Ancillary Documents to which it is a party or seeks to prohibit, enjoin or otherwise challenge such Buyer Party’s ability to consummate the Contemplated Transactions.

4.6. Financial Capacity.

Buyer has, or has access to, and will have available on the Closing Date, cash in an amount that is sufficient to pay all amounts required to be paid pursuant to Article II and all other amounts payable by it pursuant to the terms of this Agreement or any of the Ancillary Documents and to carry out and complete the Contemplated Transactions. Such Buyer Party acknowledges that the consummation of the Contemplated Transactions is not conditioned on the receipt by Buyer of the proceeds contemplated by the Commitment Letter and, other than the Marketing Period, the negotiation and execution of definitive documentation related to the Financing will not delay the consummation of the Contemplated Transactions.

4.7. No Brokers.

Except as set forth in Section 4.7 of the Buyer Disclosure Schedule, neither such Buyer Party nor or any of its Affiliates has employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement, the Ancillary Documents or the Contemplated Transactions.

4.8. Investment Intent.

Such Buyer Party is acquiring the Interests to be purchased under this Agreement for its own account for investment, without a view to resale or distribution thereof in violation of federal or state securities Laws and with no present intention of distributing or reselling any part thereof.

4.9. Investigation.

Such Buyer Party is knowledgeable about the industry in which the Outdoor Business operates and the Laws and regulations applicable to the business and operations of the Outdoor Business, and is experienced in the acquisition and management of businesses. Such Buyer Party has been afforded reasonable access to the books and records, facilities and personnel of the Outdoor Group Entities for purposes of conducting a due diligence investigation of the Outdoor Business. Such Buyer Party has conducted a reasonable due diligence investigation of the Outdoor Business and has received answers to all inquiries it has made with respect to the Outdoor Business that are satisfactory to such Buyer Party. Such Buyer Party does not have any knowledge of any inaccuracy or failure to be true of any of the representations or warranties of the Company in Article III or in any of the Ancillary Documents.

4.10. No Inducement or Reliance; Independent Assessment.

(a) Such Buyer Party has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by any of the Outdoor Group Entities or Seller (or any of their respective Affiliates, officers, directors, employees, agents or representatives) that are not expressly set forth in Article III hereof (including the Company Disclosure Schedule), whether or not any such representations, warranties or statements were made in writing or orally.

(b) Without limiting the foregoing, such Buyer Party acknowledges that none of the Company Group Entities or Seller (or any of their respective Affiliates, officers, directors, employees, agents or representatives) makes, will make or has made any representation or warranty, express or implied, as to the prospects of the Company or any of the other Outdoor Group Entities or the Outdoor Business or their profitability for such Buyer Party, or with respect to any forecasts, projections or business plans made available to such Buyer Party (or its Affiliates, officers, directors, employees, agents or representatives) in connection with such Buyer Party’s review of the Outdoor Business.

ARTICLE V

Covenants

5.1. Conduct of the Outdoor Business.

(a) Except (i) to the extent compelled or required by applicable Law, (ii) as otherwise permitted or contemplated by this Agreement (including in connection with the Spin-Off) or the Ancillary Documents, (iii) as set forth in Section 5.1 of the Company Disclosure Schedule, or (iv) as consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), during the period from the date of this Agreement to the Closing Date, the Company shall, and Seller shall cause the Company to, and Seller and the Company shall cause each of the other Outdoor Group Entities to, conduct the business and operations of the Outdoor

Business in the ordinary course, consistent with past practice, and to the extent consistent therewith (x) use commercially reasonable efforts to maintain the assets and properties of the Outdoor Business and to preserve its current relationships with customers, employees, suppliers and others having business dealings with the Outdoor Business, (y) maintain the books and records of the Outdoor Business in the usual, regular and ordinary manner, on a basis consistent with past practice, and (z) use commercially reasonable efforts to preserve the goodwill and ongoing operations of the Outdoor Business.

(b) Without limiting the generality of the foregoing, except (i) to the extent compelled or required by applicable Law, (ii) as otherwise permitted or contemplated by this Agreement (including in connection with the Spin-Off), (iii) as set forth in Section 5.1 of the Company Disclosure Schedule, or (iv) as consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), during the period from the date of this Agreement to the Closing Date, the Company shall not, and Seller shall cause the Company not to, and Seller and the Company shall cause each of the other Outdoor Group Entities not to:

(i) modify or amend any of the organizational documents of any of the Outdoor Group Entities;

(ii) issue, or authorize the issuance of, any Equity Securities of any of the Outdoor Group Entities other than the issuance of Equity Securities in the Company to Seller or issuances of equity in any Outdoor Subsidiary to the Company or any other Outdoor Subsidiary;

(iii) split, combine, redeem or reclassify, or purchase or otherwise acquire any Equity Securities of any of the Outdoor Group Entities;

(iv) declare or pay any non-cash dividend or make any non-cash distribution in respect of any of its Equity Securities (other than the Spin-Off);

(v) incur any Indebtedness except (w) for borrowings under the Company Credit Facility, (x) as listed in Section 5.1(b)(v) of the Company Disclosure Schedule (provided that in no event shall Buyer have any liability or obligation following the Closing with respect to such Indebtedness), (y) Indebtedness incurred in the ordinary course of business consistent with past practice or (z) Indebtedness that will be repaid on or prior to the Closing;

(vi) enter into any Contract that purports to limit, curtail or restrict the kinds of businesses which the Outdoor Business may conduct, or the Persons with whom the Outdoor Business can compete;

(vii) acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, any Person, to the extent such merger or consolidation involves assets or liabilities that would, following completion of such transaction, become Outdoor Business Assets or Outdoor Business Liabilities;

(viii) divest, sell or otherwise dispose of, or encumber any asset of any of the Outdoor Group Entities that primarily relates to the Outdoor Business, or any equity interests of the Outdoor Group Entities, other than (x) the sales of products, goods, vehicles, equipment, furniture, fixtures, supplies, office equipment or services in the ordinary course of business, (y) in connection with the Spin-Off or (z) in connection with the prosecution and maintenance of Intellectual Property registrations and applications in the ordinary course of business;

(ix) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of any of the Outdoor Group Entities (other than in connection with the Spin-Off);

(x) adopt or amend any Plan, except (w) in the ordinary course of business, (x) to the extent required by Law, (y) if such Plan, or amendment thereto, does not relate to the Buyer Retained Employees, or (z) as expressly contemplated by this Agreement;

(xi) make any change in the rate of compensation, commission, bonus, or other direct or indirect remuneration payable, or agree to pay, conditionally or otherwise, any bonus, incentive, retention, change in control payment or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any Buyer Retained Employee, except (w) as listed in Section 5.1(b)(xi) of the Company Disclosure Schedule (provided that in no event shall Buyer have any liability or obligation following the Closing with respect to such payments), (x) in the ordinary course of business (y) to the extent required by any Plan or pursuant to the terms of any other agreement or Contract, or (z) any compensation that is paid by an Outdoor Group Entity prior to the Closing;

(xii) change its accounting policies or procedures except to the extent required to conform with GAAP;

(xiii) sell or otherwise dispose of any Specified Retained Equipment, other than in the ordinary course of business consistent with past practice;

(xiv) change its fiscal year;

(xv) except as is consistent with past practice, (A) make, change or rescind any material election relating to Taxes, (B) settle or compromise or agree to compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or consent to any extension or waiver of the statute of limitations thereof, (C) change any annual Tax accounting period, (D) adopt or change any material method of Tax accounting, or (E) obtain any Tax ruling or enter into any closing agreement, in each case, that would reasonably be expected to adversely affect Buyer or its Affiliates after the Closing;

(xvi) terminate other than for cause (as determined by the Company in its discretion) any employee of any Outdoor Group Entity primarily engaged in the Outdoor Business, other than a Seller Retained Employee, or solicit, induce, or attempt to solicit or induce any employee of any Outdoor Group Entity primarily engaged in the Outdoor Business, other than a Seller Retained Employee, to terminate his or her employment with any of the Outdoor Group Entities; or

(xvii) authorize, agree, resolve or consent to any of the foregoing.

(c) Nothing contained in this Agreement shall give to Buyer, directly or indirectly, rights to control or direct the operations of the Company or any of its Subsidiaries prior to the Closing Date. Prior to the Closing Date, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of their respective operations. Notwithstanding anything to the contrary in this Agreement, no consent, approval or authorization of Buyer shall be required with respect to any matter set forth in this Section 5.1 or elsewhere in this Agreement to the extent that the requirement of such consent, approval or authorization would violate or conflict with applicable Law.

5.2. Access to Information Prior to the Closing.

During the period from the date of this Agreement through the Closing Date, (i) the Company shall, and Seller shall cause the Company to, give Buyer and its authorized representatives reasonable access during regular business hours to all offices, facilities, books and records in the possession of any Company Group Entity (including working papers, data, internal audit reports and “management letters” from such Company Group Entity’s independent public accountants with respect to such Company Group Entity’s systems of internal control), operational and financial information and Contracts of the Outdoor Business as Buyer may reasonably request, (ii) to the extent prepared by the Company on the date hereof, the Company shall deliver to Buyer (a) weekly pacing reports, (b) bi-weekly lease renewal and lease termination reports and (c) monthly reports on development activities and contract negotiations, key employee additions and departures, litigations and enforcement actions, and operating and financial reports and (iii) the Company shall use commercially reasonable efforts to, and Seller shall cause the Company to use commercially reasonable efforts to, cause their respective independent public accountants to give Buyer and its authorized representatives, at Buyer’s sole cost and expense, reasonable access during regular business hours to all books and records of the Outdoor Business in the possession of such accountants (including working papers, data and “management letters” with respect to the systems of internal control of the Company Group Entities) as Buyer may reasonably request; provided, in each case, that (a) Buyer and its representatives shall take such action as is deemed necessary in the reasonable judgment of Seller and the Company to schedule such access and visits through a designated officer of the Company and in such a way as to avoid disrupting in any material respect the normal business of the Company or any other Outdoor Group Entity or the applicable independent public accountant, as applicable, (b) none of Seller, the Company or any other Outdoor Group Entity shall be required to take any action, or use commercially reasonable efforts to cause any action to be taken, which would constitute a waiver of the attorney-client or other privilege or would compromise the confidential information of Seller, the Company or any of the other Outdoor Group Entities not related to the Outdoor Business, (c) the Company need not supply Buyer with, or use commercially reasonable efforts to cause Buyer to be supplied with, any information which, in the reasonable judgment of Seller or the Company, Seller, the Company or any other Outdoor Group Entity is under a contractual or legal obligation not to supply and (d) in no event shall Buyer be permitted to conduct any sampling of soil, sediment, groundwater, surface water or building material. In no event shall Buyer or any of its representatives have any right to access any offices, facilities, books, records or other information that is not primarily related to the Outdoor Business or the Outdoor Group Entities. Upon the request of Buyer, Seller shall make available to Buyer on a bi-weekly basis members of senior management of the Outdoor

Group Entities to discuss the general operations of the Outdoor Business. Buyer hereby agrees that, prior to the Closing, without the Company’s prior written consent, Buyer shall not, and shall cause its representatives not to (on its behalf), initiate contact or engage in discussions with any customer, agency, vendor, supplier, landlord, lessor, lessee, licensor, sublicensee, sublessor, sublessee, labor union, accountant, attorney, Governmental Authority, or other Person having a business relationship with the Company or any of its Subsidiaries regarding the business, operations, prospects or finances of the Company or any of its Subsidiaries, or any of the Contemplated Transactions. Buyer shall promptly reimburse Seller for all reasonable out-of-pocket costs and expenses incurred by Seller or the Company in connection with satisfying their obligations under clause (ii) of this Section 5.2.

5.3. Regulatory Filings; Efforts.

(a) As soon as reasonably practicable following the date of this Agreement (and in any event no later than thirty (30) days after the date of this Agreement) and pursuant to the applicable requirements of the HSR Act and the rules and regulations thereunder, the parties shall cause to be filed with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) Notification and Report Forms relating to the Contemplated Transactions, and such filings shall request early termination of any applicable waiting period under the HSR Act. Buyer and Seller each shall (i) agree not to extend any waiting period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the Contemplated Transactions, except with the prior written consent of the other party not to be unreasonably withheld, conditioned or delayed, (ii) subject to applicable Law, promptly supply the other party with any information which may be required in order to effectuate such filings and applications and (iii) respond as promptly as reasonably practicable to any inquiries received from the FTC or DOJ for additional information or documentation. Each of Buyer and Seller shall keep one another informed of the status of their obligations set forth in this Section 5.3, including by (x) promptly notifying the other party of any material or substantive communication between that party and the FTC or DOJ and, subject to applicable Law, discussing with and permitting the other party (and its counsel) to review in advance, and considering in good faith the other party’s reasonable comments in connection with, any proposed written communication to any of the foregoing; (y) consulting with the other party, to the extent reasonably practicable, in advance of participating in any substantive meeting, discussion or communication with the FTC or DOJ or any other Governmental Authority with respect to any filings, investigation or inquiry concerning the Contemplated Transactions and, to the extent permitted by such Governmental Authority, giving the other party the opportunity to attend and participate thereat; and (z) to the extent practicable and subject to applicable Law, furnishing the other party with copies of all written correspondence and communications between them and their Affiliates and their respective representatives on the one hand, and any Governmental Authority or members of their respective staffs on the other hand, with respect to the Contemplated Transactions.

(b) Notwithstanding anything to the contrary set forth in this Agreement, and in furtherance and not in limitation of the foregoing, Buyer shall take any and all steps necessary to (x) resolve, avoid, or eliminate impediments or objections, if any, that may be asserted with respect to the Contemplated Transactions under any Antitrust Law or trade regulatory requirement of Law or (y) avoid the entry of, effect the dissolution of, and have vacated, lifted, reversed or overturned, any decree, order or judgment that would prevent, prohibit, restrict or delay the consummation of the Contemplated Transactions, so as to enable the parties hereto to close the Contemplated Transactions expeditiously (but in no event later than the End Date), including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition, or license of any assets, properties, products, product lines, rights, goods, services or businesses of Buyer or the Outdoor Group Entities or any of their respective Subsidiaries or Affiliates (excluding, for these purposes, Seller or the Spin-Off Entities), or any interests therein and (ii) otherwise taking or committing to take actions that after the Closing Date would limit Buyer’s and/or Buyer’s Affiliates’ freedom of action with respect to, or its or their ability to retain, one or more of the properties, businesses, products, product lines, rights, goods, services or assets of Buyer and the Outdoor Group Entities and their respective Subsidiaries and Affiliates (excluding, for these purposes, Seller and the Spin-Off Entities), or any interests therein (any matter referenced in the foregoing clause (i) or (ii) being a “Regulatory Divestiture”).

(c) In addition, Buyer shall use its commercially reasonable efforts to defend through litigation on the merits any claim asserted in court by any Person in order to avoid entry of, or to have vacated, lifted, reversed, overturned, or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would restrain, prevent, or delay the Closing on or before the consummation of the Contemplated Transactions; including by pursuing such available avenues of administrative and judicial appeal and such available legislative action, as Buyer shall deem reasonable and desirable. Buyer hereby, accepting the full risk, irrevocably acknowledges and accepts that all costs, burdens and expenses relating to any such possible litigation or a possible Regulatory Divestiture, or other actions or omissions imposed on, or made, or to be made, by Buyer and its Affiliates hereunder shall be borne exclusively by them, without any impact on the Purchase Price, on the Closing or on other terms and conditions of this Agreement and the Ancillary Documents.

(d) Buyer shall promptly, and in no event more than five (5) Business Days following the date of this Agreement, in accordance with the terms of the Kiosk Franchise Agreement, submit or cause to be submitted a petition requesting the submission by the Commissioner of DoITT of a petition to the FCRC and approval thereof by the FCRC of the indirect change of ownership of Kiosk Advertising in connection with the Contemplated Transactions (the “FCRC Approval”). Buyer shall use best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to obtain the FCRC Approval as promptly as practicable prior to the End Date, including (i) responding as promptly as reasonably practicable to any inquiries received from the FCRC, DoITT or any other Governmental Authority for additional information or documentation related to the FCRC Approval and (ii) taking any and all steps necessary to resolve, avoid, or eliminate impediments or objections, if any, that may be asserted with respect to the Contemplated Transactions in connection with the process to obtain the FCRC Approval. Seller agrees to provide, or cause to be provided, at Buyer’s cost and expense, on a timely basis all reasonable assistance and cooperation in connection with obtaining the FCRC Approval as may be reasonably requested by Buyer. Buyer hereby, accepting the full risk, irrevocably acknowledges and accepts that all costs, burdens and expenses relating to any actions or omissions imposed on, or made, or to be made, by Buyer and its Affiliates hereunder in connection with the process to obtain the FCRC Approval shall be borne exclusively by them, without any impact on the Purchase Price, on the Closing or on other terms and conditions of this Agreement and the Ancillary Documents. Buyer shall keep Seller informed of the status of the FCRC Approval, including all written and oral communications to and from the FCRC.

(e) In addition and not in limitation of the obligations contained in this Section 5.3, each of Buyer, Seller and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things, necessary, proper or advisable to make effective as promptly as practicable, but in no event later than the End Date, the Contemplated Transactions, including obtaining HSR clearance and obtaining FCRC Approval; provided, that none of the Company or Seller or any of their Affiliates shall have any obligation to make payments or any concessions to any third party in connection with obtaining any such consents or approvals.

5.4. Certain Tax Matters.

(a) Seller shall prepare or cause to be prepared all Tax Returns required to be filed on or before the Closing Date (taking into account applicable extensions) with respect to the Outdoor Group Entities. Seller shall timely file or cause to be timely filed all such Tax Returns and shall timely pay or cause to be timely paid all Taxes due with respect to such Tax Returns.

(b) Seller shall timely pay all Taxes with respect to the Outdoor Group Entities for all Pre-Closing Tax Periods unless such Taxes are taken into account in the calculation of Final Closing Date Net Working Capital; provided that Buyer shall be responsible to pay all New York City Commercial Rent Tax for all applicable periods.

(c) Seller shall prepare or cause to be prepared all Tax Returns with respect to the Outdoor Group Entities for a Pre-Closing Tax Period that are required to be filed after the Closing Date (taking into account applicable extensions), other than Tax Returns for a Straddle Period (“Seller Prepared Tax Returns”). Seller shall deliver a copy of each such Seller Prepared Tax Return at least thirty (30) days prior to the due date for filing such Seller Prepared Tax Return (taking into account applicable extensions) to Buyer for Buyer’s review and comment. Seller shall consider in good faith all reasonable comments of Buyer on such Seller Prepared Tax Returns. Seller and Buyer shall attempt in good faith to resolve any disagreements regarding any such Seller Prepared Tax Return prior to the due date for filing such Seller Prepared Tax Return (taking into account applicable extensions). In the event that Seller and Buyer cannot resolve any such dispute prior to the due date for filing the applicable Seller Prepared Tax Return, (i) Buyer shall timely file such Seller Prepared Tax Return as prepared by Seller, (ii) such dispute shall be submitted to the Accounting Arbitrator and any resolution of such dispute shall be made in accordance with the procedures set forth in Section 2.4(d), (iii) Seller shall reasonably promptly pay, or cause to be reasonably promptly paid, to Buyer the amount of Tax reflected on such Seller Prepared Tax Return, to the extent such Tax is not paid at or before the Closing or taken into account in the calculation of Final Closing Date Net Working Capital, and (iv) such Seller Prepared Tax Return shall be amended thereafter, if applicable and necessary, to reflect the Accounting Arbitrator’s resolution of such dispute and any refunds received by Buyer or any of its Affiliates (including for the avoidance of doubt, any Outdoor Group Entity after the Closing) with respect to such amended Seller Prepared Tax Return shall be promptly paid over to Seller.

(i) Buyer shall prepare or cause to be prepared, and timely file or cause to be filed, all Tax Returns with respect to the Outdoor Group Entities for a Straddle Period (“Buyer Prepared Tax Returns”). Buyer shall deliver a copy of each such Buyer Prepared Tax Return at least thirty (30) days prior to the due date for filing such Buyer Prepared Tax Return (taking into account applicable extensions) to Seller for Seller’s review and comment. Buyer shall consider in good faith all reasonable comments of Seller on such Buyer Prepared Tax Return. Seller and Buyer shall attempt in good faith to resolve any disagreements regarding any such Buyer Prepared Tax Return prior to the due date for filing such Buyer Prepared Tax Return (taking into account applicable extensions). In the event that Seller and Buyer cannot resolve any such dispute prior to the due date for filing the applicable Buyer Prepared Tax Return (taking into account applicable extensions), (i) Buyer shall timely file such Buyer Prepared Tax Return as prepared by Buyer, (ii) such dispute shall be submitted to the Accounting Arbitrator and any resolution of such dispute shall be made in accordance with the procedures set forth in Section 2.4(d), (iii) Seller shall reasonably promptly pay, or cause to be reasonably promptly paid, to Buyer the amount of such Tax attributable to any Pre-Closing Straddle Period and reflected on such Buyer Prepared Tax Return, to the extent such Tax is not paid at or before the Closing or taken into account in the calculation of Final Closing Date Net Working Capital, and (iv) such Buyer Prepared Tax Return shall be amended thereafter, if applicable and necessary, to reflect the Accounting Arbitrator’s resolution of such dispute and any refunds received by Buyer or any of its Affiliates (including, for the avoidance of doubt, any Outdoor Group Entity after the Closing) with respect to such amended Buyer Prepared Tax Return shall be allocated to the parties that paid such overpayments of Tax in proportion to their respective overpayments of Tax on the originally filed Buyer Prepared Tax Return and Seller’s share of such refunds shall be promptly paid over to Seller.

(d) For purposes of this Agreement, any Taxes with respect to the Outdoor Group Entities for any Straddle Period shall be apportioned between the portion of such period up to and including the Closing Date (such portion, a “Pre-Closing Straddle Period”) and the portion of such period that begins after the Closing Date (such portion, a “Post-Closing Straddle Period”) based, (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, on a per diem basis and, (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended as of the close of business on the Closing Date.

(e) Any Tax refunds that are received by Buyer or any of its Affiliates (including, for the avoidance of doubt, any Outdoor Group Entity after the Closing), and any amounts credited against any Tax to which Buyer or any of its Affiliates (including, for the avoidance of doubt, any Outdoor Group Entity after the Closing), in each case that relate to any Pre-Closing Tax Period, shall be for the benefit of, and held in trust for, Seller, and Buyer or such Affiliate, as applicable, shall pay over to Seller, as additional purchase price for the Interests, any such refund or the amount of any such credit within five (5) Business Days after receipt or entitlement thereto. At Seller’s request, Buyer shall timely and properly prepare, or cause to be prepared, and file, or cause to be filed, any claim for refund, amended Tax Return, or other Tax Return required to obtain any available Tax refunds or credits that are payable to Seller pursuant to this Section 5.4(e).

(f)

(i) If, following the Closing Date, Buyer or any its Affiliates (including, for the avoidance of doubt, any Outdoor Group Entity after the Closing) receives from any Taxing Authority written notice of any claim, audit, suit, litigation, or other administrative or judicial Tax proceeding relating to Taxes or Tax Returns of the Outdoor Group Entities (a “Tax Contest”) for which Seller would reasonably be expected to have any liability pursuant to this Agreement, Buyer shall promptly provide a copy of such notice to Seller.

(ii) Seller shall have the right to elect to control the conduct of any Tax Contest with respect to Pre-Closing Tax Periods other than a Straddle Period; provided, however, that Buyer, at Buyer’s cost and expense, shall have the right to participate in and be reasonably informed of the progress of any Tax Contest controlled by Seller, and Seller shall not effect any settlement or compromise of such Tax Contest if such settlement or compromise would reasonably be expected to expressly affect taxable periods (or portions thereof) beginning after the Closing Date without obtaining Buyer’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(iii) Buyer shall control the conduct of any Tax Contest relating to any Straddle Period; provided, however, that Seller, at Seller’s cost and expense, shall have the right to participate in and be reasonably informed of the progress of any such Tax Contest, Buyer shall defend such Tax Contest diligently and in good faith as if Seller were not providing any indemnification hereunder, and Buyer shall not effect any settlement or compromise of such Tax Contest that gives rise to an indemnification obligation of Seller without obtaining Seller’s prior written consent thereto, which consent shall not be unreasonably withheld, conditioned or delayed.

(g) Subject to Sections 5.4(c) and (f), Buyer, the Company and Seller shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns or any Tax Contest, in each case attributable to any taxable period (or portion thereof) ending on or prior to the Closing Date. Such cooperation shall include the retention and (upon the relevant party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Unless otherwise consented to in writing by Seller, none of Buyer, the Company or any of the other Outdoor Group Entities shall, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company or any of the other Outdoor Group Entities related to Taxes attributable to any taxable period (or portion thereof) ending on or prior to the Closing Date without first offering to surrender to Seller such books and records.

(h) Except as required pursuant to applicable Law, (i) Buyer shall not file, or cause to be filed, any amended Tax Return with respect to the Company or any other Outdoor Group Entity for any taxable period (or portion thereof) ending on or prior to the Closing Date or (ii) take any action on the Closing Date outside the ordinary course of business that could create a Tax liability on the Closing Date that Seller is responsible for pursuant to this Agreement.

(i) Any Transfer Taxes shall be paid by Buyer. The party required by Law to do so will file all necessary Tax Returns and other documentation with respect to all such

Transfer Taxes and, if required by applicable Law, the other parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation. Seller and Buyer shall, upon request of the other party, use their commercially reasonable efforts to obtain any certificate or other document from any person as may be necessary to mitigate, reduce or eliminate any Transfer Tax.

(j) Seller agrees to timely make, or cause to be timely made, an election in accordance with Section 754 of the Code for any Outdoor Group Entity that is treated as a partnership for federal tax purposes.

(k) The covenants and agreements set forth in this Section 5.4 shall survive until the expiration of the applicable statute of limitations; provided that Buyer’s obligations under Section 5.4(e) shall survive until eighteen (18) months after the Closing Date.

5.5. Employee Matters.

(a) Within thirty (30) days following the date of this Agreement, Seller shall deliver to Buyer a list identifying all of the employees of the Outdoor Group Entities primarily engaged in the Outdoor Business who are not then Buyer Retained Employees (the “Employee List”, and the employees identified on the Employee List, the “Identified Employees”). Thereafter, Seller shall provide Buyer (x) reasonable access during regular business hours to such records of the Outdoor Business Entities regarding each such Identified Employee as is requested by Buyer and as the Outdoor Business Entities may lawfully provide to Buyer and (y) to the extent reasonably acceptable to Seller, access to the Identified Employees, in each case for the purpose of Buyer determining whether to retain such Identified Employees with the Outdoor Group Entities following the Closing. In addition, with the approval of Seller (not to be unreasonably withheld) Buyer may, but is not obligated to, discuss the specific terms of retention and enter into agreements with certain Identified Employees identified to Seller as key employees during this period. At a time to be mutually agreed between Buyer and Seller, but in any event not less than thirty (30) days prior to the date that Buyer reasonably believes Closing is likely to occur, Buyer shall be permitted to deliver to Seller a list of the Identified Employees which it desires to retain with the Outdoor Group Entities following the Closing (the “Selected Employee List”, and the employees identified on the Selected Employee List, the “Selected Employees”) and following such delivery of the Selected Employee List Seller shall provide Buyer access to each Selected Employee then employed by the Company for the purpose of taking such steps as Buyer determines are appropriate to obtain such Selected Employee’s agreement to remain employed with the Outdoor Group Entities following the Closing. Without limiting the generality of the foregoing, Buyer may seek any such Selected Employee’s agreement to enter into any employment or similar agreement that Buyer desires; provided that (i) the effectiveness of any such agreement shall be contingent upon the consummation of the Contemplated Transactions and (ii) any such agreement contains terms and conditions that are consistent with the remainder of this Section 5.5. Seller agrees that it will not discuss with any Selected Employee any increase to or expansion of the compensation or benefits that such Selected Employee is then entitled to receive with the intention of influencing such Selected Employee to decline to remain employed with the Outdoor Group Entities following the Closing; provided that nothing shall prevent Seller from discussing any such compensation or benefits terms with any Selected Employee following the date that (a) such Selected Employee notifies

Seller that he or she does not intend to remain employed with the Outdoor Group Entities following the Closing, or (b) Buyer notifies such Selected Employee that he or she will not remain employed with the Outdoor Group Entities following the Closing. In furtherance of the foregoing, Buyer shall promptly notify Seller if it has decided not to retain any such Selected Employee. Any Selected Employee who agrees to remain with the Outdoor Group Entities following the Closing and any other employee of Seller or the Company Group Entities whom Buyer and Seller mutually agree should be retained with the Outdoor Group Entities following the Closing shall thereafter be deemed a “Buyer Retained Employee”; provided that any such Selected Employee or other employee who, prior to the Closing Date, rescinds his or her agreement to remain with the Outdoor Group Entities following the Closing pursuant to this Section 5.5(a) shall thereafter no longer be deemed a “Buyer Retained Employee.” Each of the parties hereto acknowledges that the consummation of the Contemplated Transactions is not conditioned on any employee of Seller or the Company Group Entities being a Buyer Retained Employee.

(b) On or prior to the Closing Date, Seller shall (i) cause the employment of all employees of the Outdoor Business that are not Buyer Retained Employees (the “Seller Retained Employees”), to be assumed by Seller and/or one or more of the Spin-Off Entities or be terminated, (ii) transfer the sponsorship of any Employee Plan sponsored by any Outdoor Group Entity to Seller or one of the Spin-Off Entities (such plans, excluding for the avoidance of doubt any Multiemployer Plans in which any Buyer Retained Employees participate, the “Seller Retained Plans”) and (iii) cause the Outdoor Group Entities to no longer be participating or contributing employers with respect to the Seller Retained Plans. Seller shall be responsible for all liabilities relating to the Seller Retained Employees and relating to the Seller Retained Plans (in each case (whether arising prior to or following the Closing).

(c) Except as otherwise provided in this Agreement or the Ancillary Documents, following Closing the Outdoor Group Entities shall be responsible for any and all liabilities related to the Buyer Retained Employees (arising following the Closing). The Sellers shall be responsible for any and all liabilities related to the Buyer Retained Employees that arise prior to the Closing. (it being understood and agreed that any accruals required to be recognized by Buyer relating to employee bonuses, sick leave, vacation days and personal days shall not be considered a liability for any purposes hereunder).

(d) For a period of at least one (1) year following the Closing Date, each Buyer Retained Employee shall be entitled to receive at least the same salary, wages and bonus opportunities that were provided to them immediately prior to the Closing. Notwithstanding the foregoing, Buyer shall not be obligated to continue to employ any Buyer Retained Employee for any specific period of time following the Closing Date, subject to applicable Law.

(e) For a period of at least one (1) year following the Closing Date, and subject to Buyer’s obligations under any collective bargaining agreement that covers any Buyer Retained Employee, each Buyer Retained Employee shall receive employee benefits (including, without limitation, severance, retirement, welfare and fringe benefits) that at least are substantially comparable to those benefits provided by the Outdoor Group Entities immediately prior to the Closing or those benefits provided to similarly situated employees of Buyer and its Affiliates. Notwithstanding the foregoing, Buyer shall not be obligated to continue to employ any Buyer Retained Employee for any specific period of time following the Closing Date, subject to applicable Law.

(f) For purposes of participation of a Buyer Retained Employee in any Employee Plan of Buyer or its Affiliates (including the Company after the Closing) (a “Buyer Benefit Plan”), each Buyer Retained Employee shall be credited with all years of service for which such Buyer Retained Employee was credited before the Closing Date under any comparable Plans, except to the extent such credit would result in a duplication of benefits for the same period of service. In addition, and without limiting the generality of the foregoing: (i) each Buyer Retained Employee shall be immediately eligible to participate, without any waiting time, in any and all Buyer Benefit Plans to the extent that coverage under such Plans replaces coverage under comparable Seller Retained Plans in which such Buyer Retained Employee participated; and (ii) for purposes of each Buyer Benefit Plan providing medical, dental, pharmaceutical and/or vision benefits to any Buyer Retained Employee, Buyer shall cause all pre-existing condition exclusions and actively-at-work requirements of such Buyer Benefit Plan to be waived for such Buyer Retained Employee and his or her covered dependents, and Buyer shall cause any eligible expenses incurred by such Buyer Retained Employee and his or her covered dependents during the portion of the plan year of the Seller Retained Plan ending on the date such Buyer Retained Employee’s participation in the corresponding Buyer Benefit Plan begins to be taken into account under such Buyer Benefit Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Buyer Retained Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Buyer Benefit Plan.

(g) Buyer shall (i) credit each of the Buyer Retained Employees with an amount of paid vacation and sick leave days following the Closing Date equal to the amount of vacation time and sick leave days each such Buyer Retained Employee has accrued but not yet used or cashed out as of the Closing Date under the Company’s vacation and sick leave policies as in effect immediately prior to the Closing Date, and (ii) allow each of the Buyer Retained Employees to use such accrued vacation and sick leave days at such times as each would have been allowed under the Company’s vacation and sick leave policies as in effect immediately prior to the Closing Date.

(h) Buyer shall be solely responsible for any notices required to be given under, and otherwise comply with, the Workers Adjustment and Retraining Notification Act (“WARN”) or similar Laws or regulations of any jurisdiction relating to any plant closing or mass layoff (or similar triggering event) resulting from the Company’s or Buyer’s actions with respect to the Buyer Retained Employees after the Closing Date.

(i) Buyer agrees that the Company will remain bound by and obligated to abide by the terms of collective bargaining agreements covering Buyer Retained Employees that are set forth on Section 3.16(a) of the Company Disclosure Schedule (the “Outdoor Group Entities’ CBAs”) following the Closing Date, including with respect to the obligations to contribute to each Multiemployer Plan to which the Company contributed pursuant to the Outdoor Group Entities’ CBAs before the Closing Date in respect of such employees. If at any time on or following the Closing Date, Buyer causes, or the Company experiences, a complete or partial withdrawal from any Multiemployer Plan to which the Company had an obligation to contribute pursuant to the Outdoor Group Entities’ CBAs prior to the Closing Date, Buyer shall assume and will indemnify Seller and all Seller Indemnitees for any and all liability, including legal fees and costs incurred by the Seller (including trades or businesses under common control with Seller pursuant to Section 414(c) of the Internal Revenue Code), commencing upon the receipt by Buyer or Seller of any demand or notice that seeks to impose, alleges, or assesses liability against Seller or such trades or businesses.

5.6. Indemnification of Directors and Officers.

(a) From and after the Closing Date, Buyer shall cause the Company and the other Outdoor Group Entities to fulfill and honor in all respects the obligations to their respective current and former directors, managers, officers, members, employees and agents pursuant to any indemnification provisions under the organizational documents of the Company and/or the other Outdoor Group Entities as in effect on the date of this Agreement (the persons entitled to be indemnified pursuant to such provisions being referred to collectively as the “D&O Indemnified Parties”). From and after the Closing Date through the sixth anniversary of the Closing Date, Buyer shall cause the Company and the other Outdoor Group Entities to maintain the provisions with respect to indemnification and exculpation from liability as set forth in the organizational documents of the Company and the other Outdoor Group Entities as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified during such period in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party. Without limiting the generality of the foregoing, Buyer hereby agrees, following the Closing Date, to cause each of the Outdoor Group Entities to provide indemnification and advancement of expenses to each of the D&O Indemnified Parties to the fullest extent permitted by such organizational documents, and not to exercise any right under such organizational documents to elect not to provide indemnification and advancement of expenses to the D&O Indemnified Parties.

(b) Buyer and the Company jointly and severally agree to pay from time to time as warranted all expenses, including attorneys’ fees and costs and expenses, that may be incurred by the D&O Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 5.6.

(c) For six (6) years after the Closing Date, Buyer shall maintain in effect the current level and scope of directors’ and officers’ liability insurance or a tail insurance policy of the same level or scope for the six (6) year period, in each case covering those persons who are covered by the Company’s and/or the other Outdoor Group Entities’ directors’ and officers’ liability insurance policy as of the Closing Date; provided, that in no event shall Buyer be required to expend in any one year an amount in excess of 300% of the annual premium currently paid by the Company, the other Outdoor Group Entities or Seller for such insurance, and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Buyer shall be obligated to, or shall cause the Company and/or the other Outdoor Group Entities to, obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d) This Section 5.6 shall survive the Closing Date, is intended to benefit and may be enforced by Seller and the D&O Indemnified Parties, and shall be binding on all successors and permitted assigns of Buyer and the Company.

5.7. Use of Name.

(a) Buyer acknowledges that (i) as between Seller and Buyer, Seller exclusively owns all right, title and interest in and to all Seller Marks, (ii) Buyer and its Affiliates (including the Outdoor Group Entities) have no rights, and are not acquiring any rights, to use the Seller Marks after the Closing Date, except as stated in this Section 5.7, and (iii) as of the Closing Date, all rights of the Outdoor Group Entities to use the Seller Marks terminate and revert to Seller. Seller may immediately terminate the rights granted in this Section 5.7 if Buyer or its Affiliates fail to comply with the terms and conditions of this Section 5.7.

(b) For ninety (90) days after the Closing Date (the “Transition Period”), Seller hereby grants to Buyer the non-exclusive right to permit the Outdoor Group Entities (solely to the extent they remain Affiliates of the Buyer) to (i) display imprints containing Seller Marks on or near Advertising Spaces or phone kiosks owned or operated by the Kiosk Business, (ii) display signs containing Seller Marks on or near facilities associated with the Retained Office Leases (or on any Retained Equipment), and (iii) use and distribute letterhead and invoice forms, advertisements and promotional materials, inventory and other documents and materials containing or bearing any Seller Mark (“Existing Stock”) in connection with the continued operation of the Outdoor Business during the Transition Period solely in a manner consistent with the operation of the Outdoor Business immediately prior to the Closing Date. For the avoidance of doubt, none of Buyer, the Company or any Outdoor Group Entity or any of its or their Affiliates shall be entitled to use (and no rights are granted hereby with respect to) any Internet domain names, other than Outdoor Domain Names, websites or website content, or social media user names or accounts of any Outdoor Group Entity, all of which form part of the Spin-Off Assets. In the context of entering into or conducting any contractual relationship Buyer shall ensure the Outdoor Group Entities make clear to all other parties to the contractual relationship that the applicable Outdoor Group Entity, rather than Seller, is entering into or conducting the contractual relationship. As promptly as practicable, but no later than the end of the Transition Period, Buyer shall ensure that the Outdoor Group Entities (i) remove or obliterate all Seller Marks (or obscure or oversticker all Seller Marks to render the Seller Marks no longer visible), including, without limitation, all display imprints containing Seller Marks on or near Advertising Spaces or phone kiosks owned or operated by the Kiosk Business and display signs containing Seller Marks on or near facilities associated with the Retained Office Leases (or on any Retained Equipment), and (ii) cease using and distributing Existing Stock.

(c) Buyer shall ensure that the Outdoor Group Entities (i) use the Seller Marks only in the form and manner consistent with which, and in connection with goods and services of a level of quality equal to or greater than the quality of goods and services in connection with which, Seller and the Outdoor Group Entities used the Seller Marks immediately prior to the Closing Date, and (i) comply with all applicable Laws and industry practices in connection with their use and distribution of the Seller Marks and Existing Stock. All goodwill and improved reputation generated by the Outdoor Group Entities’ use and distribution of the Seller Marks inures solely to benefit of the Seller and its Affiliates.

(d) Buyer and its Affiliates may not nor attempt to, nor permit, enable or request any other Person to: (i) use any Seller Mark in any manner, or engage in any other act or omission, that tarnishes, degrades, disparages or reflects adversely on a Seller Mark or Seller’s or its Affiliates’ business or reputation, or that might dilute or otherwise harm the value, reputation or distinctiveness of or Seller’s goodwill in any Seller Mark; (ii) register or file applications to register in any jurisdiction any trademark, service mark, trade dress, trade name, domain name, social media user name, or other identifier of source or origin that consists of, incorporates, is confusingly similar to, or is a variation, derivation, modification or acronym of, any Seller Mark; or (iii) contest the ownership or validity of any of the Seller Marks, including in any Litigation or Proceeding.

(e) Buyer and its Affiliates may not use the Seller Marks after the end of the Transition Period, except that the Outdoor Group Entities may at all times after the Closing Date retain, solely for their internal business purposes, records and other historical or archived documents containing or referencing the Seller Marks.

(f) Seller hereby disclaims all express and implied representations and warranties concerning the Seller Marks and all responsibility or liability under this Section 5.7 for claims by third parties after the Closing Date arising out of or relating to the use of any Seller Marks by the Outdoor Group Entities. In addition to any other available remedies, Buyer shall indemnify and hold harmless Seller and its Affiliates, officers, directors, employees, agents, successors and assigns from and against all Claims by third parties after the Closing Date arising out of or relating to the Outdoor Group Entities’ use of any Seller Mark (i) in accordance with the provisions of this Section 5.7, other than claims that the Seller Marks infringe or dilute the Intellectual Property or other rights of any third party, or (ii) in violation of this Section 5.7.

(g) Within ten Business Days following the Closing, Buyer shall cause each Outdoor Group Entity to (i) amend its organizational documents and make all filings necessary to change its legal name to a name that does not contain any Seller Mark (which legal name shall be reasonably acceptable to Seller), (ii) withdraw all its fictitious name filings and “doing business as” filings for any name that contains any Seller Mark, and (iii) provide Sellers with any additional information, documents and materials that Sellers may request to evidence the filings described in (i) and (ii).

5.8. Preservation of Books and Records.

For a period of six (6) years from the Closing Date or such longer time as may be required by Law:

(a) Buyer shall not and shall cause its Affiliates not to dispose of or destroy any of the Outdoor Business Records or other books and records of the Outdoor Group Entities in its possession relating to periods prior to the Closing (the “Books and Records”) without first offering to turn over possession thereof to Seller by written notice to Seller at least sixty (60) days prior to the proposed date of such disposition or destruction.

(b) Buyer shall and shall cause its Affiliates to allow Seller and its agents access to all Books and Records on reasonable notice and at reasonable times at Buyer’s principal place of business or at any location where any Books and Records are stored, and Seller shall have the right, at its own expense, to make copies of any Books and Records; provided, that any such access or copying shall be had or done in such a manner so as not to unduly interfere with the normal conduct of Buyer’s business.

(c) Seller shall not and shall cause its Affiliates not to dispose of or destroy any item that is or could reasonably be expected to constitute Outdoor Business Records that are not conveyed to Buyer pursuant to the terms of this Agreement in Seller’s or any of its Affiliates’ possession relating to periods prior to the Closing (the “Seller Books and Records”) without first offering to turn over possession thereof to Buyer by written notice to Buyer at least sixty (60) days prior to the proposed date of such disposition or destruction; and

(d) Each of Buyer and Seller shall and shall cause its Affiliates to make available upon reasonable notice and at reasonable times and upon written request (i) personnel to assist in locating and obtaining any Books and Records, and (ii) any personnel whose assistance or participation is reasonably required in anticipation of, or preparation for, existing or future Litigation or other matters in which such party or any of its Affiliates are involved. The requesting party shall reimburse the other party for its reasonable out-of-pocket expenses incurred in performing the covenants contained in this Section 5.8.

5.9. Proprietary Information.

Prior to the Closing Date, the Outdoor Group Entities were routinely supplied proprietary, confidential or other non-public information (whether written, verbal, electronic, visual or otherwise) of Seller and its Affiliates and their various operations unrelated to the Outdoor Business, including strategic, technical, marketing, sales, commercial, customer, vendor and financial information (all such information, together with any notes, analyses, compilations, studies, interpretations or other documents prepared by any Outdoor Group Entity, Buyer or any of their respective Affiliates or Subsidiaries or any of the respective directors, managers, officers, stockholders or other equityholders, employees, agents, advisors (including, without limitation, financial advisors, counsel and accountants) and other representatives of any of them (the “Buyer Representatives”) that contain, reflect or are based upon, in whole or in part, such information, the “Spin-Off Confidential Information”). Although Seller has attempted to recover such information from the Outdoor Group Entities, some may still be present within the Outdoor Group Entities and/or the Outdoor Books and Records. Buyer therefore covenants and agrees that it shall, and shall cause the Buyer Representatives to, keep the Spin-Off Confidential Information permanently confidential, not use the Spin-Off Confidential Information for any purpose at any time, and not disclose the Spin-Off Confidential Information to any Person in any manner whatsoever at any time, in each case except to the extent required by Law, subject to the other provisions of this Section 5.9. In the event that disclosure is so required by Law, Buyer shall provide Seller with prompt written notice of any such requirement so that Seller may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 5.9. If Seller determines to seek such a protective order or other remedy, Buyer shall cooperate (and will use its best efforts to cause the Buyer Representatives to cooperate) with Seller’s efforts to obtain such a protective order or other remedy. If, in the absence of a protective order or other remedy or the receipt of a waiver by Seller, Buyer or any of the Buyer Representatives are nonetheless, on the written advice of counsel, required by Law to disclose

Spin-Off Confidential Information, Buyer or its applicable Buyer Representative may, without liability under this Section 5.9, disclose to, or as required by, the applicable Regulatory Authority only that portion of the Spin-Off Confidential Information which such counsel advises in writing is legally required to be disclosed (and any such disclosure shall be made only to such persons to whom such counsel advises in writing such information is legally required to be disclosed), provided that Buyer must exercise its commercially reasonable efforts to preserve the confidentiality of the Spin-Off Confidential Information, including, without limitation, by cooperating with Seller to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Spin-Off Confidential Information. In the event that Buyer discovers that any Spin-Off Confidential Information in written or electronic form is in the possession of Buyer or any of the Buyer Representatives, it shall promptly inform Seller and shall, at any time upon the request of Seller, promptly (and in any event within five (5) Business Days following such request), at the option of Seller, either return to Seller or destroy all such written or electronic information.

5.10. Non-Competition.

(a) Subject to Section 5.10(b), for a period of five (5) years from and after the Closing Date, RMS shall not, and shall cause his Family Members and his and their respective Controlled Affiliates not to, without the prior written consent of Buyer, directly or indirectly, in the Restricted Territory:

(i) Engage in the Business;

(ii) Lease or seek to Lease any Advertising Space or phone kiosk that is subject to any Advertising Lease or the Kiosk Franchise Agreement (or Kiosk RFP Contract) in effect as of the Closing Date or take any action with the intended effect of terminating, cancelling or modifying any such Advertising Lease or the Kiosk Franchise Agreement (or Kiosk RFP Contract);

(iii) license or otherwise permit the use of the name Van Wagner or any derivation thereof for use in the Business; or

(iv) interfere with any of the Outdoor Group Entities’ interests in or efforts to extend, amend or renew any such Advertising Lease or the Kiosk Franchise Agreement (or Kiosk RFP Contract).

(b) For purposes of this Agreement, the following terms shall have the following meanings:

“Arena” means any arena, stadium, coliseum, field, park or other venue used for professional, collegiate, high school, national or international sports games or events.

“Business” means the business of owning or operating (i) billboards, digital billboards, bulletins, spectacular signs, wall murals, posters, junior posters, wrapped posters or advertising displays on street furniture (including bus shelters, bicycle racks, newsstands, newsracks, public telephone or public communication structures or kiosks) for which the primary viewing orientation is a public street or highway, (ii) advertising displays on interiors and exteriors of buses, trains, rail systems, subways, taxicabs and bicycles (including truckside and fleet displays, fully wrapped buses, headlight displays, queen-size bus posters, king-size bus posters, super king-size bus posters, mobile billboards or taillight displays) and (iii) advertising displays within lifestyle centers, malls, parking garages or airports.

“Controlled Affiliate” means, with respect to a Person, any other Person with respect to which such Person has the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Engage in the Business” means, to enter into, be employed by, advise, consult, represent, operate or manage, or have a profits or ownership interest in any Person that enters into, is employed by, advises, consults, represents, operates or manages a Business.

“Family Member” means, in relation to any individual, his spouse, children, spouse(s) of children and parents.

“Restricted Territory” means the United States.

(c) If any provision of this Section 5.10 is held invalid in part, it shall be curtailed as to time, scope or location to the minimum extent required for its validity and shall be binding and enforceable with respect to RMS as so curtailed.

(d) For the avoidance of doubt, nothing in this Section 5.10 shall prohibit or otherwise restrict RMS or any of his Family Members or any of his or their respective Controlled Affiliates from:

(i) entering into, being employed by, advising, consulting, representing, operating, managing or having a profits or ownership interest in, at any time, the Aerial Business, the Airship Business, the Experiential Business, the Sports Business, and/or the Japan Business, provided that:

(1) the Aerial Business may use media that might otherwise constitute the Business solely to the extent such media is located on the interior or on, or attached to, the exterior of any aircraft;

(2) the Experiential Business may use media that might otherwise constitute the Business solely to the extent such media is being used in connection with a temporary and short term brand awareness, sponsorship, marketing, promotional or other similar type of campaign or event (by way of example, parking a fully wrapped bus in a public place and erecting temporary advertising signs proximate to such bus in connection with the distribution of samples and/or other promotional materials in the immediately surrounding area in connection with such campaign); and

(3) the Sports Business may use, build or develop or place signage on a sign structure or media that might otherwise constitute the Business solely to the extent that (A) such signage, sign structure or media is on the inside or attached outside of an Arena, or marquee signage is on the outside of an Arena on grounds on which the Arena is situated and reasonably proximate to such Arena; (B) such signage, sign structure or media (other than a marquee sign) is located on the outside of an Arena on grounds on which the Arena is situated and reasonably proximate to such Arena as part of an overall team/arena package and such signage, sign structure or media so located is either (a) temporary or (b) when taken with the other signage, sign structure and media similarly situated, is not a significant portion of the project taken as a whole and is incidental to the Sports Business taken as a whole, or (C) such signage, sign structure or media is located on portions of a college or university campus that are not reasonably proximate to the grounds on which an Arena is situated, such signage, sign structure or media is part of a rights holder package of which sports advertising/sponsorship is a part and such signage, sign structure or media so located is either (a) temporary or (b) when taken with the other signage, sign structure and media similarly situated, is not a significant portion of the project taken as a whole and is incidental to the Sports Business taken as a whole. In the case of any signage, sign structure or media covered by clauses (A), (B) or (C) above, if the primary viewing orientation of any such signage, sign structure or media is a highway, it shall not have imprinted on it any reference to “Van Wagner” or any other mark including a variation of the “Van Wagner” name as the operator of such signage, sign structure or media;

(ii) consult or advise sports teams, leagues, rightsholders, colleges and universities and Arenas about the value and/or location of the placement of signage at their properties or facilities; and/or

(iii) owning a passive investment of one percent (1%) or less of the stock or other securities of a publicly traded company that is Engaged in the Business.

(e) For the avoidance of doubt, RMS shall not be (or be considered) a party to this Agreement for any purpose other than for purposes of this Section 5.10, and any reference in any other Section of this Agreement to a party or parties to this Agreement shall not include or be deemed to include RMS.

5.11. Public Announcements.

Prior to the Closing, none of Buyer, the Company or Seller shall (and they shall cause their respective Affiliates not to) issue or make any press release or public statement with respect to this Agreement or the Contemplated Transactions without the prior consent of each of Buyer and Seller, except as may be required by Law or by the applicable rules of any stock exchange on which Buyer or its Affiliates lists securities; provided, that, prior to any such disclosure, the disclosing party shall use commercially reasonable efforts to provide Seller (if the disclosing party is Buyer) or Buyer (if the disclosing party is Seller or the Company), in each case only to the extent permitted by such Law or rule, with notice of such requirement and the proposed content of the disclosure, and the disclosing party shall reasonably consider any reasonable comments of the non-disclosing party on such disclosure.

5.12. Commercially Reasonable Efforts.

Except as otherwise set forth in Section 5.3 (the obligations of which shall apply solely to Buyer and its Affiliates), subject to the terms and conditions set forth herein and to applicable Law, each of the parties shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions, including the satisfaction of the respective conditions set forth in Article VI. Notwithstanding anything to the contrary in this Agreement, Buyer shall reimburse Seller for all reasonable out-of-pocket costs and expenses incurred by Seller or the Company as a result of Seller or the Company taking any action at the request of Buyer pursuant to this Agreement to the extent such action is not specifically required to be taken under this Agreement.

5.13. Surety Bonds; Guaranties.

(a) Surety Bonds; Letters of Credit. On or as soon as possible after the date of this Agreement, but prior to the Closing Date, Buyer (i) shall obtain surety bonds and/or letters of credit or provide other credit support or financial obligation assurances acceptable to the Governmental Authorities and other Persons set forth on Section 5.13(a) of the Company Disclosure Schedule, including any changes required or requested by such Persons (collectively, “Substitute Surety Bonds”), which Substitute Surety Bonds will be effective as of Closing, in full substitution for all of the surety bonds, letters of credit and credit support and other financial obligation assurances listed in Section 5.13(a) of the Company Disclosure Schedule (“Existing Surety Bonds”), and shall obtain the release of all of the Existing Surety Bonds in connection therewith, and (ii) shall obtain substitute surety bonds and/or letters of credit or provide other credit support or financial obligation assurances (the “Substitute Interim Surety Bonds”) for all letters of credit and surety bonds entered into after the date hereof in accordance with the terms of this Agreement (including any letters of credit or surety bonds entered into in connection with the Kiosk RFP) (the “Interim Surety Bonds”), which Substitute Interim Surety Bonds shall be acceptable to the beneficiary under each such Interim Surety Bond and shall be effective as of the Closing, and shall obtain the release of all of the Interim Surety Bonds in connection therewith. Seller shall use commercially reasonable efforts to cooperate with Buyer, at Buyer’s sole cost and expense, to obtain the Substitute Surety Bonds and the Substitute Interim Surety Bonds. Without limiting the foregoing, Buyer hereby undertakes, assumes and agrees to perform, pay and discharge as of the Closing all Existing Surety Bonds and Interim Surety Bonds until such time as they are released, and Buyer shall indemnify, defend and hold harmless Seller and the Spin-Off Entities with respect to all liabilities arising out of or relating to any such Existing Surety Bonds or Interim Surety Bonds. Without limiting the foregoing, Buyer shall immediately, and in any event within ten (10) Business Days after receipt by Buyer of notice from Seller of a claim for indemnification hereunder, fully indemnify Seller and the Spin-Off Entities from any claim or demand of, or liability with respect to, all or any of the Existing Surety Bonds or Interim Surety Bonds in the event that such Existing Surety Bonds or Interim Surety Bonds, as applicable, have not been released to Seller prior to Closing, and such indemnification obligation shall not be subject to any limitations on liability set forth in Section 9.2.

(b) Guarantees. On or as soon as possible after the date of this Agreement but prior to the Closing Date, each of Buyer, Seller and the Company shall cooperate with one another, at Buyer’s sole cost and expense, and use their respective commercially reasonable efforts to cause the release of each guarantor (or indemnitor or other applicable obligor) under each of the Existing Guarantees, including by (i) substituting Buyer for Seller or any of the Spin-Off Entities, in the case of an Existing Guaranty under which Seller or any of the Spin-Off Entities is the guarantor, indemnitor or other applicable obligor, or (ii) by substituting Seller (or one of its Affiliates) or one of the Spin-Off Entities for any of the Outdoor Group Entities, in the case of an Existing Guaranty under which any of the Outdoor Group Entities is the guarantor, indemnitor or other applicable obligor, in each case as the substitute guarantor, indemnitor or other applicable obligor (a “Substitute Guaranty”) under each Existing Guaranty, which Substitute Guarantees will be effective on the Closing. Without limiting the foregoing, Buyer hereby undertakes, assumes and agrees to perform, pay and discharge as of the Closing all Existing Guarantees in favor of the Outdoor Group Entities in respect of which Seller or any of the Spin-Off Entities is the guarantor, indemnitor or other applicable obligor, and Seller hereby undertakes, assumes and agrees to perform, pay and discharge as of the Closing all Existing Guarantees in favor of the Spin-Off Entities in respect of which any of the Outdoor Group Entities is the guarantor, indemnitor or other applicable obligor, in each case until such time as they are released. Buyer shall indemnify and hold harmless Seller with respect to all liabilities arising out of or relating to any such Existing Guarantees in favor of the Outdoor Group Entities in respect of which Seller or any of the Spin-Off Entities is the guarantor, indemnitor or other applicable obligor, and Seller shall indemnify and hold harmless Buyer with respect to all liabilities arising out of or relating to any such Existing Guarantees in favor of the Spin-Off Entities in respect of which any of the Outdoor Group Entities is the guarantor, indemnitor or other applicable obligor. Without limiting the foregoing, Buyer or Seller, as applicable, shall immediately, and in any event within ten (10) Business Days after receipt by one of such parties of notice from the other party of a claim for indemnification hereunder, fully indemnify such other party from any claim or demand of, or liability with respect to, all or any of the Existing Guarantees in the event that such Existing Guarantees have not been released prior to Closing, and such indemnification obligation shall not be subject to any limitations on liability set forth in Section 9.2.

5.14. Spin-Off; Separation of Assets.

(a) Spin-Off. Prior to the Closing, the Company shall effect the Spin-Off, unless there is an outstanding Order restricting or preventing the Spin-Off. The parties hereto acknowledge and agree that the Spin-Off may take place on the Closing Date but immediately prior to the Closing. After the consummation of the Spin-Off, none of the Outdoor Group Entities will hold any equity interests, directly or indirectly, of the Spin-Off Entities.

(b) Assignment of Assets and Contracts. Notwithstanding anything to the contrary in this Agreement, the parties acknowledge and agree that, prior to the Closing, Seller and the Company shall, and shall cause the other Company Group Entities to, use commercially reasonable efforts to identify and transfer, convey and assign (i) any and all Spin-Off Business Assets, Spin-Off Records and/or Spin-Off Business Liabilities that are owned or held by the Company or any of the Outdoor Group Entities to one or more of Seller, one or more of its Affiliates or the Spin-Off Entities, and (ii) any and all Outdoor Business Assets, Outdoor

Business Records and/or Outdoor Business Liabilities that are owned or held by any of the Spin-Off Entities to one or more of the Outdoor Group Entities, and to take any and all actions reasonably necessary to effect the foregoing such that at the Closing all Outdoor Business Assets, Outdoor Business Records and/or Outdoor Business Liabilities are held by the Company or any of the other Outdoor Group Entities, and all Spin-Off Assets, Spin-Off Records and Spin-Off Liabilities are held by Seller or any of the Spin-Off Entities. To the extent that any such asset or liability that is proposed to be assigned may not be transferred and assigned in accordance with this Section 5.14 on or prior to the Closing Date by reason of the absence of receipt of an applicable consent, approval or authorization, Seller and Buyer shall use commercially reasonable efforts to obtain any such consent, approval or authorization after the Closing Date and each shall, pending the receipt of such consent, approval or authorization, enter into a commercially reasonable alternative arrangement with respect to thereto.

(c) Shared Contracts. If a Shared Contract constitutes an Outdoor Business Asset, to the extent permissible under applicable Law and under the terms of such Shared Contract, Buyer and Seller shall enter into a commercially reasonable alternative arrangement with respect thereto designed to provide to Seller and the Spin-Off Entities following the Closing benefits which are substantially similar in the aggregate to the benefits received by Seller and the Spin-Off Entities relating to the Spin-Off Business pursuant such Shared Contract immediately prior to the Closing. If a Shared Contract is a Spin-Off Business Asset, to the extent permissible under applicable Law and under the terms of such Shared Contract, Buyer and Seller shall enter into a commercially reasonable alternative arrangement with respect thereto designed to provide to the Outdoor Group Entities following the Closing benefits which are substantially similar in the aggregate to the benefits received by the Outdoor Group Entities relating to the Outdoor Business pursuant such Shared Contract immediately prior to the Closing.

(d) Post-Closing Deliveries.

(i) In the event that, at any time following the Closing Date, Seller, a Spin-Off Entity, Buyer or any of the Outdoor Group Entities discover that an Outdoor Business Asset, Outdoor Business Liability or Outdoor Business Record was owned by a Spin-Off Entity, and not the Outdoor Group Entities, at the Closing, and thus was not owned by the Outdoor Group Entities immediately following the Closing, then Seller shall, or shall cause the applicable Spin-Off Entity to, use its commercially reasonable efforts to assign, transfer and convey such Outdoor Business Asset, Outdoor Business Liability or Outdoor Business Record to an Outdoor Group Entity as may be designated by Buyer, and shall execute such further documents and instruments reasonably requested and necessary to give effect to and evidence such assignment, transfer and conveyance.

(ii) In the event that, at any time following the Closing Date, Seller, a Spin-Off Entity, Buyer or any of the Outdoor Group Entities discover that an Spin-Off Business Asset, Spin-Off Liability or Spin-Off Record was owned by any of the Outdoor Group Entities and not a Spin-Off Entity, at the Closing, and thus was not owned by a Spin-Off Entity immediately following the Closing, then Buyer or the Company shall, or shall cause the applicable Outdoor Group Entity to, use its commercially reasonable efforts to assign, transfer and convey such Spin-Off Business Asset, Spin-Off Liability or Spin-Off Record to the Seller or one of the Spin-Off Entities, as may be designated by Seller, and shall execute such further documents and instruments reasonably requested and necessary to give effect to and evidence such assignment, transfer and conveyance.

(iii) To the extent that any asset that is proposed to be assigned pursuant to this Section 5.14(d) may not be transferred and assigned in accordance with this Section 5.14(d) by reason of the absence of receipt of an applicable consent, approval or authorization, Seller and Buyer shall use commercially reasonable efforts to obtain any such consent, approval or authorization and each shall, pending the receipt of such consent, approval or authorization, enter into a commercially reasonable alternative arrangement with respect to thereto.

(e) Any alternative arrangement entered into pursuant to Section 5.14(b) or 5.14(d)(iii) shall require (i) assignor to promptly pay, perform and discharge all obligations arising under the nonassignable asset or liability and (ii) assignee to promptly reimburse assignor for any losses, expenses and costs incurred by assignor pursuant to clause (a).

5.15. Cooperation with Financing.

(a) Prior to the Closing, Seller shall use commercially reasonable efforts to, and shall cause each of the Company Group Entities to use commercially reasonable efforts to, provide to Buyer, at Buyer’s sole cost and expense, such cooperation as is reasonably requested by Buyer in connection with the Financing (including by preparing the Required Financial Information); provided that (1) nothing herein shall require such cooperation to the extent it would (a) require Seller or any of the Company Group Entities to waive or amend any terms of this Agreement or to agree to pay any fees or reimburse any expenses prior to the Closing for which it has not received prior reimbursement by or on behalf of Buyer, (b) require any Outdoor Group Entity to give any indemnities or incur any liabilities that are effective prior to the Closing, (c) require Seller or any Spin-Off Entity to give any indemnity whether prior to or following the Closing or (d) impose any obligation or liability on Seller or the Spin-Off Entities following the Closing, (2) nothing herein shall require such cooperation from Seller or any Company Group Entity to the extent it would unreasonably interfere with the ongoing operations of Seller or any Company Group Entity, (3) no action, liability or obligation of the Outdoor Group Entities under any certificate, agreement, arrangement, document or instrument relating to the Financing shall be effective until the Closing, and neither Seller nor any Spin-Off Entity shall have any liability or obligation under any certificate, agreement, arrangement, document or instrument relating to the Financing whether prior to or following the Closing, (4) neither Seller nor the Company Group Entities shall be required to issue any offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in relation to the Financing and (5) nothing herein shall require Persons who are managers or directors of any Outdoor Group Entity in their capacity as such to pass resolutions or consents to approve or authorize the Financing on or prior to Closing, and no Person who is a manager or director of Seller or any Spin-Off Entity shall be required in their capacity as such to pass resolutions or consents to approve or authorize the Financing whether prior to or following the Closing.

(b) Buyer shall promptly, upon request by Seller, reimburse Seller for all out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Seller or any of the Company Group Entities or its or their respective directors, officers or employees in connection with the cooperation of Seller and the Company Group Entities contemplated by this Section 5.15 (including all costs and expenses incurred by Seller and the Company Group Entities in connection with the preparation of any financial statements requested by Buyer or in connection with the Required Financial Information), and the foregoing obligations shall survive termination of this Agreement.

(c) Buyer shall indemnify, defend and hold harmless Seller, the Company Group Entities and each of their respective Affiliates, directors, officers, equityholders, partners, members, managers and employees and each of their respective heirs, successors and permitted assigns, each in their capacity as such, from, against and in respect of any claims, losses, liabilities, damages, costs and expenses (including reasonable attorneys’ fees) imposed on, sustained, incurred or suffered by, or asserted against, any of them, whether in respect of third-party claims, direct claims or otherwise, directly or indirectly relating to, arising out of or resulting from the arrangement of the Financing, any other financing and/or the provision of information utilized in connection therewith to the fullest extent permitted by applicable Law, and the foregoing obligations shall survive termination of this Agreement; provided that the foregoing indemnity will not, as to any Person being indemnified, apply to any claims, losses, liabilities, damages, costs and expenses to the extent that they have resulted from (i) the willful misconduct, gross negligence or fraud of such Person or any of such Person’s Affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

(d) In no event shall either Seller or the Company be in breach of this Agreement because of the failure by Seller or any Company Group Entity to deliver, after use of its commercially reasonable efforts to do so, any financial or other information that is not currently readily available to Seller or the Company on the date hereof or is not otherwise prepared in the ordinary course of its business at the time requested by Buyer or for failure to obtain, after use of its commercially reasonable efforts to do so, any review of any financial or other information by its accountants.

5.16. Certain Amendments to Contracts with Related Parties.

Prior to the Closing, Seller shall amend each Contract set forth on Section 5.16 of the Company Disclosure Schedule to extend the lease term applicable to such Contract to a date that is no earlier than July 1, 2024.

5.17. Certain Notices. Prior to the Closing, upon any of the following becoming Known by the Company, Seller shall promptly (and in any event within five (5) Business Days) notify Buyer of (a) any written notice received by an Outdoor Group Entity from the other party to any Retained Office Lease (i) that it is in default or breach of such Retained Office Lease that has not been cured, or (ii) of the termination or proposed termination thereof, (b) any breach or default on the part of any other party to a Material Contract, (c) any written notice from the other party to any Material Contract that (i) it is in default or breach of any such Material Contract that has not been cured, or (ii) such other party is otherwise terminating such Material Contract, and (d) any citations or other proceedings under applicable occupational safety and health Laws pending or threatened in writing against any of the Outdoor Group Entities.

5.18. Certain Financial Statements. Until the earlier of (x) the Closing, (y) the last date of the Marketing Period and (z) the date that Buyer has sold debt securities after the date hereof yielding at least $715 million in gross cash proceeds, Seller shall, at Buyer’s sole cost and expense, use commercially reasonable efforts to cause the Company to deliver (a) the audited consolidated balance sheet of the Company and the Outdoor Subsidiaries and the related audited statements of operations and cash flows of the Company and the Outdoor Subsidiary for the year ending December 31, 2014 by March 31, 2015 or as soon as practicable thereafter, and (b) the unaudited consolidated balance sheets of the Company and the Outdoor Subsidiaries and the related unaudited statements of operations and cash flows of the Company and the Outdoor Subsidiaries for each fiscal quarter (other than the fourth quarter) ending after the date of this Agreement by the date that is 45 days after the last day of such fiscal quarter or as soon as practicable thereafter.

ARTICLE VI

Conditions to Closing

6.1. Conditions to All Parties’ Obligations.

The obligations of Buyer and Seller to consummate the Contemplated Transactions are subject to the fulfillment prior to or at the Closing of each of the following conditions (any or all of which may be waived in writing by Buyer and Seller):

(a) No Injunction. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, Order or other notice (whether temporary, preliminary or permanent) (collectively, the “Restraints”), in any case which is in effect and which prevents or prohibits consummation of the Contemplated Transactions.

(b) Regulatory Approvals. Any applicable waiting period (and any extension thereof) applicable to the Contemplated Transactions under the HSR Act shall have expired or been terminated.

(c) Spin-Off. The Spin-Off shall have been consummated.

6.2. Conditions to Seller’s Obligations.

The obligations of Seller to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in writing in whole or in part by Seller):

(a) Representations and Warranties. The representations and warranties of Buyer contained in Article IV hereof shall be true and correct as of the Closing Date as though made as of the Closing Date (except for representations and warranties which address matters only as of a specific date, which representations and warranties shall continue as of the Closing Date to be true and correct as of such specific date), except to the extent that the failure to be so true and correct, individually or in the aggregate, would not have a Buyer Material Adverse Effect.

(b) Performance. Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be so performed or complied with by Buyer at or prior to the Closing.

6.3. Conditions to Buyer’s Obligations.

The obligations of Buyer to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in writing in whole or in part by Buyer):

(a) Representations and Warranties. The representations and warranties of the Company contained in Article III hereof shall be true and correct as of the Closing Date as though made as of the Closing Date (except for representations and warranties which address matters only as of a specific date, which representations and warranties shall continue as of the Closing Date to be true and correct as of such specific date), except to the extent that the failure to be so true and correct, individually or in the aggregate, would not have a Material Adverse Effect.

(b) Performance. Seller and the Company shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be so performed or complied with by Seller and the Company at or prior to the Closing.

(c) No Material Adverse Effect. Since the date of this Agreement through the Closing Date, there shall have been no event that has had a Material Adverse Effect.

6.4. Frustration of Closing Conditions.

Neither Seller nor Buyer may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement or its failure to use its commercially reasonable efforts to comply with any provision of this Agreement.

ARTICLE VII

Deliveries by Seller and the Company at Closing

On the Closing Date, simultaneously with the making of the deliveries and payments set forth in Article VIII, Seller shall deliver or cause to be delivered to Buyer:

7.1. Officer’s Certificate.

An officer’s certificate signed by a senior officer of the Company and Seller to the effect set forth in Sections 6.3(a) and 6.3(b).

7.2. Interest Assignment.

An Assignment and Assumption Agreement, in the form attached hereto as Exhibit B, transferring the Interests from Seller to Buyer (the “Interest Assignment and Assumption Agreement”), duly executed by Seller.

7.3. Written Resignations.

Written resignations, dated as of the Closing Date, of the managers of the Outdoor Group Entities, and those officers of the Outdoor Group Entities listed in Section 7.3 of the Company Disclosure Schedule.

7.4. Payoff Letters.

A payoff letter for the Indebtedness under the Company Credit Facility (the “Company Credit Facility Payoff Letter”), and all documents necessary to release any related Liens.

7.5. Assignment and Assumption and Distribution Agreement.

A duly executed copy of the Assignment and Assumption and Distribution Agreement, and such other evidence of the completion of the Spin-Off as Buyer may reasonably request.

7.6. FIRPTA Certificate.

A certificate executed by Seller and issued pursuant to and in compliance with Section 1445 of the Code and dated as of the Closing Date, certifying that Seller is not a foreign person within the meaning of Section 1445 of the Code.

7.7. Further Instruments.

Such documents of further assurance reasonably necessary and typical for transactions similar to the Contemplated Transactions in order to complete the Contemplated Transactions.

ARTICLE VIII

Deliveries by Buyer at Closing

On the Closing Date, simultaneously with the making of the deliveries set forth in Article VII, Buyer shall deliver or cause to be delivered (or paid, as applicable) to Seller:

8.1. Purchase Price.

The Estimated Closing Consideration Amount pursuant to Section 2.3(d)(i) and evidence reasonably satisfactory to Seller that the amounts payable under Sections 2.3(d)(ii) and 2.3(d)(iii) have been paid.

8.2. Officer’s Certificate.

A certificate signed by an authorized signatory of Buyer to the effect set forth in Sections 6.2(a) and 6.2(b).

8.3. Interest Assignment.

The Interest Assignment and Assumption Agreement, duly executed by Buyer.

8.4. Further Instruments.

Such documents of further assurance reasonably necessary and typical for transactions similar to the Contemplated Transactions in order to complete the Contemplated Transactions.

ARTICLE IX

Indemnification; Survival

9.1. Expiration of Representations and Warranties.

All of the representations and warranties of the parties set forth in this Agreement shall terminate and expire, and shall cease to be of any force or effect, at 5:00 P.M. (Eastern time) on the earlier of (i) the date that is eighteen (18) months following the Closing and (ii) April 15, 2016, but in no event less than twelve (12) months following the Closing, and all liability and indemnification obligations with respect to such representations and warranties shall thereupon be extinguished (except to the extent a valid claim for indemnification asserted in good faith has been made prior to such time for any breach thereof, in which case the applicable representation or warranty shall survive until such valid claim is resolved); provided that the representations and warranties set forth in Sections 3.1 (Organization and Power), 3.2 (Authorization and Enforceability), 3.3 (Capitalization of the Company and the Other Outdoor Group Entities), 3.4 (No Violation), 3.18 (Taxes and Tax Matters) and 3.21 (No Brokers) (collectively, the “Fundamental Representations”) shall survive until the expiration of the applicable statute of limitations. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. It is the express intent of the parties that, if the applicable survival period for a representation or warranty as contemplated by this Section 9.1 is shorter than the statute of limitations period that would otherwise have been applicable to such representation or warranty, then by virtue of this Agreement, the applicable statute of limitations period with respect to such representation or warranty shall be reduced to the shortened survival period contemplated by this Section 9.1. The parties further acknowledge that the time periods set forth in this Section 9.1 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed among the parties.

9.2. Indemnification.

(a) By Buyer. Subject to the provisions of this Article IX, from and after the Closing, Buyer agrees to indemnify, defend and hold harmless Seller, its Affiliates, and their respective officers, directors, managers, employees, shareholders, members, partners, equityholders, agents, representatives, successors and assigns (collectively, “Seller Indemnitees”) from and against all Losses incurred by any of the Seller Indemnitees arising out of or relating to: (i) any breach of any representation or warranty made by Buyer in this Agreement, (ii) any breach of any covenant or agreement of Buyer contained in this Agreement or (iii) except to the extent such Loss would be covered by the indemnity set forth in Section 9.2(b), any Outdoor Business Liabilities.

(b) By Seller. Subject to the other provisions of this Article IX, from and after the Closing, Seller agrees to indemnify, defend and hold harmless Buyer, its Affiliates, and their respective officers, directors, managers, employees, shareholders, members, partners, agents, representatives, successors and assigns (collectively, “Buyer Indemnitees”) from and against all Losses incurred by any of the Buyer Indemnitees arising out of or relating to: (i) any breach of any Fundamental Representation, (ii) any breach of any representation or warranty other than a Fundamental Representation made by Seller or the Company in this Agreement (with respect to clauses (i) and (ii), without giving effect to any “Material Adverse Effect” or other materiality qualification contained in such representation or warranty for purposes of calculating the Losses arising out of or relating to such breach, but giving effect to such qualifications for purposes of determining whether a breach has occurred); provided that any Losses arising out of or relating to any New York City Commercial Rent Tax shall be governed by Section 5.4(b) and not this Section 9.2(b), (iii) any breach of any covenant or agreement of Seller contained in this Agreement, (iv) any Spin-Off Business Liabilities, (v) the Kiosk NOVs referenced (or required to be referenced) on Section 3.10(c) of the Company Disclosure Schedule, (vi) the Notices of Violation referenced (or required to be referenced) on Section 3.9(c) of the Company Disclosure Schedule, and (vii) the Litigations bearing asterisks at Section 3.15 of the Company Disclosure Schedule.

(c) Limitations on Rights of Buyer Indemnitees.

(i) Seller shall not be required to indemnify Buyer Indemnitees with respect to any claim for indemnification arising out of or relating to matters described in Section 9.2(b)(ii) unless and until the aggregate amount of all such claims for such matters exceeds $5,500,000, in which event Buyer Indemnitees will be entitled to recover Losses arising out of or relating to such matters only to the extent in excess thereof (the “Deductible”). Seller’s maximum liability to Buyer Indemnitees with respect to any and all claims for indemnification arising out of or relating to matters described in Section 9.2(b)(ii) shall not exceed $55,000,000 in the aggregate. Notwithstanding anything to the contrary in this Agreement, Seller’s maximum aggregate liability to Buyer Indemnitees with respect to any and all claims for indemnification arising out of or relating to this Agreement shall not exceed the Purchase Price. Without limiting the generality of the foregoing, any indemnification claim under Section 9.2(b)(ii) involving Losses of less than $100,000 shall not be entitled to indemnification under this Section 9.2 and shall not be counted toward satisfaction of the Deductible. No Losses shall be included in determining whether the Deductible has been reached unless a notice seeking indemnification for such Losses has been given by Buyer Indemnitees to Seller in accordance with Sections 9.2(d)(i) and 9.2(d)(ii)(A).

(ii) Seller shall not be required to indemnify Buyer Indemnitees with respect to any claim for indemnification arising out of or relating to (A) matters described in Section 9.2(b) made by any Buyer Indemnitee after Closing if the facts and circumstances giving rise to such claim are disclosed in, referred to, permitted or resulting from, this Agreement, the Ancillary Documents, the Company Disclosure Schedule or requested, agreed, or consented to by Buyer, or are known to the Buyer Indemnitee prior to the Closing or if, as the result of exercise of reasonable diligence and review, should have been known to the Buyer Indemnitee prior to the Closing or (B) Taxes for any taxable period (or portion thereof) other than a Pre-Closing Tax Period.

(iii) Seller shall not be required to indemnify Buyer Indemnitees with respect to any Losses that are included in the calculation of the Purchase Price Adjustment pursuant to Section 2.4. For the avoidance of doubt, any indemnity provided hereunder by Seller shall be so applied as to avoid any double counting and no Buyer Indemnitee shall be entitled to obtain indemnification more than once for the same matter or Loss.

(iv) Each Buyer Indemnitee shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(v) Any payment made pursuant to Section 9.2 shall be treated as an adjustment to the Purchase Price to the extent permitted by Law.

(d) Procedure.

(i) Direct Claims. If either a Buyer Indemnitee, on the one hand, or a Seller Indemnitee, on the other hand, shall have a claim for indemnification hereunder (the “Indemnitee”) for any claim other than a claim asserted by a third party, the Indemnitee shall, as promptly as is practicable, give written notice to the party from whom indemnification is sought (the “Indemnitor”) which notice (i) must set forth a reasonably detailed description of the claim, the specific representation, warranty or provision of this Agreement that the Indemnitee assumes to be breached and, to the extent practicable, a good faith estimate of the amount of the claim, (ii) must certify that the Indemnitee has in good faith already sustained some (though not necessarily all) Losses with respect to such claim, and (iii) if the Indemnitee is asserting a claim for breach of any of the representations and warranties contained in Section 3.14 (an “Environmental Breach”), must be accompanied by a written report from a reputable nationally or regionally recognized environmental consulting firm confirming, in reasonable detail, the existence of the conditions as to which an Environmental Breach is claimed. The failure to make prompt delivery of such written notice by the Indemnitee to the Indemnitor (so long as a notice pursuant to this Section 9.2(d)(i), including the requisite information and certification, is given before the expiration of the applicable period set forth in Section 9.1) shall not relieve the Indemnitor from any liability under this Section 9.2 with respect to such matter, except to the extent the Indemnitor is actually prejudiced by failure to give such notice.

(ii) Third-Party Actions.

(A) If an Indemnitee receives notice or otherwise obtains knowledge of any matter or any threatened matter claimed by a third party that may give rise to an indemnification claim against the Indemnitor (the “Third Party Claim”), then the Indemnitee shall promptly, and in any event within twenty (20) days of the receipt of notice or other knowledge of any such claim against the Indemnitor (or sooner, if delay in providing notice would reasonably be expected to jeopardize or prejudice the defense of such Third Party Claim), deliver to the Indemnitor (i) a written notice describing, to the extent practicable, such matter in reasonable detail, (ii) to the extent practicable, a good faith estimate of the amount of the claim and (iii) the specific representation, warranty or provision of this Agreement that the Indemnitee assumes to be breached, and such notice must be accompanied by a copy of any written notice of the third party claimant to the Indemnitee asserting the Third Party Claim. The failure to make prompt delivery of such written notice or of the copy of the written notice of the third party claimant by the Indemnitee to the Indemnitor (so long as a notice pursuant to this Section 9.2(d)(ii)(A) that includes any written notice of the third party claimant is given before the expiration of the applicable period set forth in Section 9.1) shall not relieve the Indemnitor from any liability under this Section 9.2 with respect to such matter, except to the extent the Indemnitor is actually prejudiced (including with respect to its right of defense) by failure to give such notice. The Indemnitee shall deliver to the Indemnitor copies of all other notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim. The Indemnitor shall have the right, at its option, to assume the defense of any such matter with its own counsel reasonably satisfactory to the Indemnitee. Prior to the time the Indemnitee is notified by the Indemnitor as to whether the Indemnitor will assume the defense of such Third Party Claim, the Indemnitee shall take all actions reasonably necessary to timely preserve the collective rights of the parties with respect to such Third Party Claim, including responding timely to legal process. Notwithstanding anything contained herein to the contrary, in no event shall an Indemnitor have any liability or obligation with respect to a Third Party Claim until such claim is a final non-appealable judicial decision that gives rise to an indemnification obligation pursuant to this Article IX.

(B) If the Indemnitor elects to assume the defense of any such matter, then:

(1) notwithstanding anything to the contrary contained in this Agreement, the Indemnitor shall not be required to pay or otherwise indemnify the Indemnitee against any attorneys’ fees or other expenses incurred on behalf of the Indemnitee in connection with such matter following the Indemnitor’s election to assume the defense of such matter unless (x) the Indemnitor fails to defend diligently the action or proceeding, (y) the Indemnitee reasonably shall have concluded (upon the written advice of its outside counsel) that there may be one or more legal defenses available to such Indemnitee or other Indemnitees that are not available to the Indemnitor, or (z) the Indemnitee reasonably shall have concluded (upon the written advice of its outside counsel) that, with respect to such claims, the Indemnitee and the Indemnitor may have different, conflicting, or adverse legal positions or interests (it being acknowledged and agreed that, in the case of clauses (y) and (z), the Indemnitor shall continue to have the right to lead the defense of the action or proceeding); provided that in no event shall the Indemnitor be required to pay for or otherwise indemnify the Indemnitee against the fees or expenses of more than one counsel for the Indemnitee;

(2) the Indemnitee shall, at its own expense, make available to the Indemnitor all books, records and other documents and materials that are under the direct or indirect control of the Indemnitee or any of the Indemnitee’s agents and that the Indemnitor considers necessary or desirable for the defense of such matter, and cooperate in all reasonable ways with, and make its employees and advisors available or otherwise render reasonable assistance to, the Indemnitor and its agents; and

(3) the Indemnitor shall not, without the written consent of the Indemnitee, settle or compromise any pending or threatened Litigation in respect of which indemnification may be sought hereunder (whether or not the Indemnitee is an actual or potential party to such Litigation) or consent to the entry of any judgment which does not, to the extent that the Indemnitee may have any liability with respect to such Litigation, include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release of the Indemnitee from all liability in respect of such Litigation; provided, that if the Indemnitee does not consent to any such settlement or compromise in respect of such Litigation, and provided such settlement or compromise does not involve an admission of liability on the part of, or the imposition of equitable relief against, the Indemnitee, the Indemnitor’s indemnification obligation to the Indemnitee with respect to any such Litigation shall in no event exceed the amount of the settlement offer to which the Indemnitee withheld its consent.

(C) If the Indemnitor elects not to assume the defense of such matter, then the Indemnitee may defend such matter with the assistance of counsel reasonably satisfactory to the Indemnitor; provided, that the Indemnitee shall not settle, adjust or compromise such matter, or admit any liability with respect to such matter, without the prior written consent of the Indemnitor.

(D) The procedures in this Section 9.2(d)(ii) shall not apply to direct claims of Seller Indemnitees or Buyer Indemnitees or to Tax Contests.

(e) Subrogation. To the extent that the Indemnitor makes or is required to make any indemnification payment to the Indemnitee, the Indemnitor shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnitee or any of the Indemnitee’s Affiliates may have against any other Person with respect to any Losses to which such indemnification payment is directly related, so long as the Indemnitee is not materially adversely affected thereby.

(f) Exclusive Remedies Following the Closing Date. Except as otherwise expressly set forth in this Agreement, following the Closing Date, the indemnification provisions of this Section 9.2 and the provisions of Section 11.15 shall be the sole and exclusive remedy of the Indemnitees, whether in contract, tort or otherwise, for all matters arising under or in connection with this Agreement and the Contemplated Transactions, including, without limitation, for any inaccuracy or breach of any representation, warranty, covenant or agreement set forth herein.

(g) Environmental Remedies. Notwithstanding the foregoing or anything to the contrary in this Agreement, Buyer and its successors and assigns understand and agree that the indemnification obligations of Seller under this Sections 9.2 shall constitute the sole and exclusive remedy of Buyer Indemnitees with respect to any matters or claims arising under Environmental Laws, and Buyer and its successors and assigns hereby waive, and unconditionally release Seller from, any rights and remedies that Buyer and its successors and assigns may otherwise have against Seller under any Environmental Law, including, without limitation, any claims for contribution under CERCLA or common law.

(h) Disclosure Schedules. From the date of this Agreement through the Closing Date, Seller and the Company shall have the right to modify, amend and/or supplement the Company Disclosure Schedule by delivering any such modifications, amendments and/or supplements to Buyer in writing. For purposes of determining whether the conditions to Closing in Article VI are satisfied, and for purposes of determining whether Seller is subject to any claim for indemnification under this Section 9.2 following the Closing Date for a breach of any representation or warranty under this Agreement, the Company Disclosure Schedule shall be deemed to include the information contained therein on the date of this Agreement and any such modifications as to which Buyer does not object in writing at or prior to the Closing.

ARTICLE X

Termination

10.1. Termination.

This Agreement may be terminated and the Contemplated Transactions may be abandoned:

(a) at any time, by mutual written agreement of Seller and Buyer; or

(b) at any time, by either Seller or Buyer if any Restraint having any of the effects set forth in Section 6.1(a) of this Agreement shall be in effect and have become final and nonappealable; provided, however, for the avoidance of doubt, if Buyer terminates this Agreement pursuant to this Section 10.1(b) prior to the End Date and the Restraint having the effects set forth in Section 6.1(a) of this Agreement relates to Antitrust Law or other trade regulatory requirement or Law, Buyer shall for all purposes be deemed to be in breach of Section 5.3(b) of this Agreement; or

(c) by written notice from Buyer, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Seller set forth herein shall have occurred, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.3(a) or 6.3(b), and (ii) after receipt by Seller of written notice from Buyer of such breach or failure to perform, cannot be or has not been cured on or prior to the earlier of (x) the date that is 60 days following receipt by Seller of such written notice and (y) the End Date, provided, that Buyer is not then in material breach with respect to any of its covenants or other agreements contained in this Agreement including for the avoidance of doubt Section 5.3; or

(d) by written notice from Seller, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Buyer set forth herein shall have occurred, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b), and (ii) after receipt by Buyer of written notice from Seller of such breach or failure to perform, cannot be or has not been cured on or prior to the earlier of (x) the date that is 60 days following receipt by Buyer of such written notice and (y) the End Date, provided, that Seller is not then in material breach with respect to any of its covenants or other agreements contained in this Agreement; or

(e) by written notice by Seller to Buyer, at any time after the End Date if the Closing shall not have occurred on or prior to such date because the condition set forth in Section 6.1(b) was not satisfied, regardless of whether the failure to satisfy such condition was in any way attributable to Buyer or any of its Affiliates; or

(f) by written notice by either Seller or Buyer to the other party, at any time after the End Date if the Closing shall not have occurred on or prior to such date for any reason other than for the failure to satisfy the condition set forth in Section 6.1(b); provided, that the right to terminate this Agreement under this Section 10.1(f) shall not be available to such party if (i) the action or inaction of such party or any of its Affiliates has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement or (ii) the sole reason why the Closing has not occurred is that the time periods set forth in Section 2.1 have commenced but have not expired.

10.2. Procedure and Effect of Termination.

In the event of the termination of this Agreement and the abandonment of the Contemplated Transactions, written notice thereof shall be given by a terminating party to the other parties, and this Agreement shall terminate and the Contemplated Transactions shall be abandoned without further action by any of the parties. If this Agreement is terminated pursuant to Section 10.1:

(a) Buyer shall promptly cause to be returned to the Company or destroy all documents and information obtained in connection with this Agreement and the Contemplated Transactions and all documents and information obtained in connection with Buyer’s investigation of the Company from the Company or its representatives, including any copies made by or supplied to Buyer or any of Buyer’s agents of any such documents or information, and Buyer shall cause one of its authorized officers to deliver to Seller promptly (and in any event within five (5) Business Days of the termination of this Agreement) a notice stating that Buyer has complied with all of the requirements of this Section 10.2(a).

(b) No party hereto shall have any obligation or liability to the other parties hereto, except that the parties hereto shall remain bound by the provisions of this Section 10.2 and Section 5.9, Section 5.11 and Article XI and by the provisions of the Confidentiality Agreement; provided, that nothing herein shall relieve a defaulting or breaching party from any liability or damages arising out of its breach of any covenant or agreement in this Agreement (including, without limitation, in the case of Buyer, a breach of any of its obligations under Section 5.3 by the dates specified therein). In addition to any remedy in law or in equity to which Seller may be entitled in the event of a breach of this Agreement by Buyer (including diminution in value), Buyer expressly acknowledges and agrees that in the event of a breach of any of its obligations under Section 5.3 by the dates specified therein, Buyer shall be required to reimburse Seller and the Company for all costs and expenses incurred in connection with (or in anticipation of) the Contemplated Transactions, by the dates specified therein, including the costs and expenses of Seller’s and the Company’s attorneys, accountants, investment bankers and other advisors.

10.3. End Date.

If Buyer fails to make an election under this Section 10.3, “End Date” shall mean the date that is 180 days following the date of this Agreement; provided, however, that (i) at the end of such 180 day period, the condition set forth in Section 6.1(b) has not been satisfied, Buyer may extend the End Date by additional periods of up to 30 days at a time (up to a maximum (including such initial 180 day period) of 300 days) and (ii) if the condition set forth in Section 6.1(b) has been satisfied, Buyer may extend the End Date by additional periods of up to 30 days at a time (up to a maximum (including such initial 180 day period) of 330 days), in each case, by (A) providing written notice to Seller of Buyer’s intent to extend such 180 day period (or additional period, as applicable) by a specified number of days not to exceed 30 days, and (B) paying to Seller as a condition to the validity of such extension the amount of $1,000,000 for each such 30-day extension (and prorated for any requested extension that is less than 30 days). In addition, if the Closing occurs after the End Date to accommodate the Financing, then Buyer will pay to Seller on or in connection with the Closing an additional amount of $1,000,000 for every 30-day period by which the Closing Date is extended past the End Date (and prorated for any stub periods of less than 30 days); provided, however, that no such amount will be payable with respect to any days during the period commencing on the date that the Required Financial Information is deliverable under Section 5.18 and ending on the date such Required Financial Information is delivered.

ARTICLE XI

Miscellaneous

11.1. Expenses.

Except as otherwise expressly set forth herein, all fees and expenses incurred in connection with the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Contemplated Transactions are consummated.

11.2. Notices.

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally (or, if delivery is refused or rejected, as of the date that delivery is attempted), (b) on the date the delivering party receives confirmation, if delivered by facsimile, (c) on the date the delivering party receives an affirmative confirmation of delivery by the recipient, if delivered by email, (d) upon delivery (or, if delivery is refused or rejected, upon attempted delivery), if mailed by registered or certified mail (postage prepaid, return receipt requested) or (e) upon delivery (or, if delivery is refused or rejected, upon attempted delivery), if being sent by overnight courier, to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.2):

If to the Company (prior to Closing) or to Seller:

Van Wagner Twelve Holdings, LLC

800 Third Avenue

New York, NY 1002

Attn: Richard M. Schaps and Mark H. Johnston

Fax: (212) 308-7126

Email:	rschaps@vanwagner.com mjohnston@vanwagner.com

With a copy (which shall not constitute notice) to:

Van Wagner Twelve Holdings, LLC

800 Third Avenue

New York, NY 10022

Attn: Steven S. Pretsfelder

Fax: (212) 986-0927

Email: spretsfelder@vanwagner.com

and

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attn: Andrew J. Colosimo, Esq.

Fax: (212) 859-4000

Email: andrew.colosimo@friedfrank.com

If to Buyer:

CBS Outdoor Americas Inc.

405 Lexington Avenue, 17th Floor

New York, NY 10174

Attn: Richard H. Sauer

Fax: (212) 297-6552

Email: richard.sauer@cbsoutdoor.com

With a copy (which shall not constitute notice) to:

Jones Day

222 East 41st Street

New York, NY 10017

Attn: John J. Hyland

Fax: (212) 755-7306

Email: jjhyland@jonesday.com

11.3. Governing Law.

This Agreement shall in all respects be governed by, and construed in accordance with, the Laws (excluding conflict of laws rules and principles) of the State of New York applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance, provided, that the definition of Material Adverse Effect shall be governed by, and construed in accordance with, the Laws (excluding conflict of laws rules and principles) of the State of Delaware applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.

11.4. Entire Agreement.

This Agreement, together with the Exhibits and Annexes hereto, the Company Disclosure Schedule, the Buyer Disclosure Schedule, the Ancillary Documents and the Confidentiality Agreement, constitute the entire agreement of the parties relating to the subject matter hereof and supersede all prior Contracts or agreements, whether oral or written, relating to the subject matter hereof.

11.5. Severability.

Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.

11.6. Amendment.

Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified orally, but only by an instrument in writing signed by Buyer and Seller; provided, that the observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver. Notwithstanding the foregoing, no amendment of Sections 9.2, 11.6, 11.7, 11.8, 11.11 and 11.20 that adversely affects the Financing Sources shall be effective without the consent of such affected Financing Sources.

11.7. Effect of Waiver or Consent.

No waiver or consent, express or implied, by any party to or of any breach or default by any party in the performance by such party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such party of the same or any other obligations of such party hereunder. No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power. Failure on the part of a party to complain of any act of any party or to declare any party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder until the applicable statute of limitation period has run. Notwithstanding the foregoing, no waiver or consent of Sections 9.2, 11.6, 11.7, 11.8, 11.11 and 11.20 that adversely affects the Financing Sources shall be effective without the consent of such affected Financing Sources.

11.8. Parties in Interest; Limitation on Rights of Others.

The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective legal representatives, successors and assigns. Nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the parties hereto and their respective legal representatives, successors and assigns and as expressly provided herein) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise; provided that (a) from and after the Closing, the D&O Indemnified Parties shall be third party beneficiaries of the provisions of Section 5.6, with the right to pursue claims for damages and other relief (including specific performance or other equitable relief) in the event of any breach thereof and (b) the Financing Sources shall be the intended beneficiaries of Sections 11.6, 11.7, 11.11 and 11.20 and this Section 11.8 and shall be entitled to enforce such provisions directly (and no amendment or modification to such provisions in respect to the Financing Sources may be made without the prior consent of the Financing Sources).

11.9. Assignability.

This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by Seller or, prior to the Closing, the Company, in each case without the prior written consent of Buyer. This Agreement shall not be assigned by Buyer or, at or following the Closing, the Company, in each case without the prior written consent of Seller; provided that, following the Closing, Buyer may, without first obtaining the consent of Seller, assign this Agreement to an Affiliate of Buyer, which assignment shall not relieve Buyer of any of its obligations hereunder. In the case of any merger, amalgamation, consolidation, reorganization or similar transaction involving any of the parties hereto in which such party is not the surviving entity, such party shall cause the surviving entity to assume the obligations of such party hereunder. In addition, in the event that at any time following the Closing the Outdoor Business or any portion thereof is acquired by any Person other than Buyer and its Affiliates (whether by merger, stock purchase, purchase of all or substantially all of the assets of the Outdoor Business (or such portion thereof) or otherwise), Buyer shall cause such acquiring Person to assume all obligations of Buyer under this Agreement (provided that such assumption shall not relieve Buyer of such obligations).

11.10. Disclosure Schedules.

No reference to or disclosure of any item or other matter in the Company Disclosure Schedule or the Buyer Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Company Disclosure Schedule or the Buyer Disclosure Schedule. The information set forth in the Company Disclosure Schedule and the Buyer Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Law or breach of any Contract. The Company Disclosure Schedule and the Buyer Disclosure Schedule and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of the Company and Buyer, respectively, contained in this Agreement. Nothing in the Company Disclosure Schedule or the Buyer Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant. Matters reflected in the Company Disclosure Schedule and the Buyer Disclosure Schedule are not necessarily limited to matters required by the Agreement to be reflected in the Company Disclosure Schedule and the Buyer Disclosure Schedule, respectively. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

11.11. Jurisdiction; Court Proceedings; Waiver of Jury Trial.

Subject to Section 11.20, any Litigation against any party to this Agreement arising out of or in any way relating to this Agreement shall be brought in any federal or state court located in the State of New York in New York County and each of the parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such Litigation; provided, that a final judgment in any such Litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such Litigation in any federal or state court located in the State of New York in New York County, (b) any claim that any such Litigation brought in any such court has been brought in an inconvenient forum and (c) any claim that such court does not have jurisdiction with respect to such Litigation. To the extent that service of process by mail is permitted by applicable Law, each party irrevocably consents to the service of process in any such Litigation in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein. Each party irrevocably and unconditionally waives any right to a trial by jury and agrees that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties irrevocably to waive its right to trial by jury in any Litigation.

11.12. No Other Duties.

The only duties and obligations of the parties under this Agreement are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, Law or equity, or under any principle of fiduciary obligation.

11.13. Reliance on Counsel and Other Advisors.

Each party has consulted such legal, financial, technical or other expert as it deems necessary or desirable before entering into this Agreement. Each party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

11.14. Remedies.

All remedies, either under this Agreement or by Law or otherwise afforded to the parties hereunder, shall be cumulative and not alternative, and any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of this Agreement and to exercise all other rights granted by Law, equity or otherwise.

11.15. Specific Performance.

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement (including, without limitation, the terms of Sections 2.1 and Article V) by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy. Each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

11.16. Counterparts.

This Agreement may be executed by facsimile or PDF signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

11.17. Further Assurance.

If at any time after the Closing any further action is necessary or desirable to fully effect the Contemplated Transactions, each of the parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request.

11.18. Legal Representation.

Each of the parties to this Agreement acknowledges that Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”) currently serves as counsel to both (a) the Outdoor Group Entities and (b) Seller in connection with the negotiation, preparation, execution and delivery of this Agreement and the Ancillary Documents and the consummation of the Contemplated Transactions. There may come a time, including after consummation of the Contemplated Transactions, when the interests of Seller and the Outdoor Group Entities may no longer be aligned or when, for any reason, Seller, Fried Frank or the Company or any of the other Outdoor Group Entities believes that Fried Frank can or should no longer represent both Seller and the Company or any of the other Outdoor Group Entities. The parties understand and specifically agree that Fried Frank may withdraw from representing the Company and the other Outdoor Group Entities and continue to represent Seller, even if the interests of Seller and the interests of the Company or the other Outdoor Group Entities are or may be adverse, including in connection with any dispute arising out of or relating to this Agreement or any of the Ancillary Documents or the Contemplated Transactions, and even though Fried Frank may have represented the Company and the other Outdoor Group Entities in a matter substantially related to such dispute or may be handling ongoing matters for the Company or any of its Affiliates, and Buyer and the Company hereby consent thereto and waive any conflict of interest arising therefrom. Each of the parties further agrees that, as to all communications among Fried Frank, the Company, any of the other Outdoor Group Entities and Seller, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to Seller and shall not pass to or be claimed by the Company or any of its Affiliates. In addition, if the Contemplated Transactions are consummated, the Company and the other Outdoor Group Entities shall have no right of access to or control over any of Fried Frank’s records related to such transactions, which shall become the property of (and be controlled by) Seller. Furthermore, in the event of a dispute between Seller and the Company or any of the Outdoor Group Entities arising out of or relating to any matter in which Fried Frank acted for them both, none of the attorney-client privilege, the expectation of client confidence or any other rights to any evidentiary privilege will protect from disclosure to Seller any information or documents developed or shared during the course of Fried Frank’s joint representation of Seller and the Company and the other Outdoor Group Entities.

11.19. Non-Recourse.

No past, present or future director, officer, employee, manager, incorporator, member, partner, equityholder, Affiliate, agent, attorney or representative of Buyer or Seller or any of their respective Affiliates or Subsidiaries shall have any liability for any obligation or liabilities of such party under this Agreement or for any claim based on, in respect of, or by reason of, the Contemplated Transactions, it being acknowledged, agreed and understood that the foregoing shall not relieve (a) any past, present or future director, officer, employee, manager, incorporator, member, partner, equityholder, Affiliate, agent, attorney or representative of Buyer or Seller or any of their respective Affiliates or Subsidiaries from any claim that any of the foregoing engaged in fraud or criminal or intentional misconduct, or (b) RMS from his obligations under Section 5.10.

11.20. Lender Provisions.

(a) Limitations on Liability; Waiver of Claims. Notwithstanding anything to the contrary contained herein, each of Seller and the Company (in each case, on behalf of itself and any of its Affiliates) hereby waives any rights or claims against any Financing Source in connection with this Agreement, the Financing, the Financing Documents or in respect of any other document or theory of law or equity (whether in tort, contract or otherwise) and each of Seller and the Company (in each case on behalf of itself and any of its Affiliates) agrees not to commence any action or proceeding against any Financing Source in connection with this Agreement, the Financing, the Financing Documents or in respect of any other document or theory of law or equity. In furtherance and not in limitation of the foregoing waiver, it is acknowledged and agreed that no Financing Source shall have any liability for any claims or damages to Seller or the Company (in each case, on behalf of itself and any of its Affiliates, directors, officers, employees, agents and representatives) and in no event shall Seller or the Company (on behalf of itself and any of its Affiliates) seek or obtain any other damages of any kind against any Financing Source (including consequential, special, indirect or punitive damages), in each case, in connection with this Agreement, the Financing, the Financing Documents or the transactions contemplated hereby or thereby. Nothing in this Section 11.20(a) shall in any way limit or qualify the obligations of the parties to the Financing Documents to each other or in connection therewith, or limit the obligations and liabilities of Buyer hereunder.

(b) New York as Exclusive Jurisdiction. Notwithstanding the foregoing, each of the parties hereto hereby agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement, the Financing or the Financing Documents, or any of the transactions contemplated hereby or thereby, including, without limitation, any dispute arising out of or relating in any way to the Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof), and that the provisions of Section 11.11 relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim.

(signature pages follow)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

CBS OUTDOOR AMERICAS INC.

By:	/s/ Jeremy John Male
Name:	Jeremy John Male
Title:	CEO

CBS OUTDOOR LLC

By:	/s/ Jeremy John Male
Name:	Jeremy John Male
Title:	CEO

VAN WAGNER COMMUNICATIONS, LLC

By:	/s/ Richard M. Schaps
Name:	Richard M. Schaps
Title:	CEO

VAN WAGNER TWELVE HOLDINGS, LLC

By:	/s/ Richard M. Schaps
Name:	Richard M. Schaps
Title:	CEO

Solely for purposes of Section 5.10:

/s/ Richard M. Schaps
Richard M. Schaps

[Signature Page to Stock Purchase Agreement]

INDEX OF SECTIONS OF THE DISCLOSURE SCHEDULES*

Section 3.3(b)	—	Outdoor Subsidiaries

Section 3.3(c)	—	Outdoor Joint Ventures

Section 3.3(d)	—	Capitalization

Section 3.5	—	Governmental Authorizations and Consents

Section 3.6(a)	—	Financial Statements

Section 3.6(b)	—	No Undisclosed Liabilities

Section 3.6(c)	—	Accounts Receivable

Section 3.7	—	Absence of Certain Changes

Section 3.8(b)	—	Specified Retained Equipment

Section 3.9(a)	—	Non-Written Advertising Leases and Related Agreements

Section 3.9(b)	—	Compliance with Advertising Leases and Related Agreements

Section 3.9(c)	—	Advertising Space NOVs

Section 3.9(d)	—	Advertising Permits

Section 3.10(b)	—	Kiosk Business Material Contracts

Section 3.10(c)	—	Kiosk NOVs

Section 3.11(a)	—	Outdoor Intellectual Property

Section 3.12(a)	—	Material Contracts

Section 3.12(b)	—	Status of Material Contracts

Section 3.13	—	Compliance with Laws

Section 3.14(a)	—	Compliance with Environmental Laws

Section 3.14(b)	—	Environmental Permits

Section 3.14(c)	—	Environmental Proceedings

Section 3.15	—	Litigation

Section 3.16(a)	—	Labor Matters

Section 3.17(a)	—	Plans and Multiemployer Plans

Section 3.17(e)	—	Qualified Status of Plans

Section 3.18	—	Tax Matters

Section 3.19	—	Insurance

Section 3.20	—	Related Party Transactions

Section 3.21	—	Brokers

Section 4.4	—	Governmental Authorizations and Consents

Section 4.7	—	Buyer Brokers

Section 5.1(a)	—	Conduct of the Outdoor Business

Section 5.1(b)	—	Conduct of the Outdoor Business

Section 5.13(a)	—	Surety Bonds; Letters of Credit

Section 5.16	—	Certain Amendments to Contracts with Related Parties

Section 7.3	—	Written Resignations

INDEX OF ANNEXES*

Annex A	—	Closing Date Net Working Capital • Attachment 1 to Annex A (Closing Date Net Working Capital)

Annex B	—	Buyer Retained Employees

Annex C	—	Indebtedness

Annex D	—	Outdoor Business Assets

Annex E	—	Outdoor Business Liabilities

Annex F	—	Outdoor Domain Names

Annex G	—	Outdoor Subsidiaries

Annex H	—	Seller Marks

Annex I	—	Spin-Off Business Assets

Annex J	—	Spin-Off Indebtedness

Annex K	—	Spin-Off Business Liabilities • Attachment 1 to Annex K (Van Wagner Communications, LLC Office Service Accounts)

Annex L	—	Spin-Off Entities

Annex M	—	Subsidiaries of the Company

EXHIBITS*

Exhibit A. Assignment and Assumption and Distribution Agreement

Exhibit B. Interest Assignment and Assumption Agreement

*	Schedules, annexes and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally to the U.S. Securities and Exchange Commission a copy of any omitted schedule, annex or exhibit upon request.